Form 10-K, Exhibit 13
period 2013-12-31
AJS Bancorp, Inc.
filed 2014-03-26
CIK 1576336

Exhibit 13

2013 ANNUAL REPORT TO STOCKHOLDERS

TABLE OF CONTENTS

LETTER FROM THE CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER	1
FORWARD-LOOKING STATEMENTS	2
BUSINESS OF AJS BANCORP, INC.	3
SELECTED FINANCIAL AND OTHER DATA	4
MANAGEMENT’S DISCUSSION AND ANALYSIS OF	6
FINANCIAL CONDITION AND RESULTS OF OPERATIONS	6
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION	18
CONSOLIDATED STATEMENTS OF OPERATIONS	19
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)	20
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	21
CONSOLIDATED STATEMENTS OF CASH FLOWS	22
INVESTOR INFORMATION	55

LETTER FROM THE CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

To Our Stockholders and Customers:

We are pleased to present the Annual Report to Stockholders of AJS Bancorp, Inc. (the “Company”), and its wholly-owned subsidiary, A.J. Smith Federal Savings Bank (the “Bank”). During 2013, the Board of Directors and management were focused on improving the Bank’s financial condition, positioning the Bank for future growth and enhancing stockholder value.

On October 9, 2013, the Company successfully completed its second-step conversion. The stock offering resulted in the sale of 1,406,677 shares of common stock for $10.00 per share for gross offering proceeds of $14.1 million. Our public stockholders prior to the completion of the second-step conversion were able to exchange each of their shares for 1.1460 shares of the new Company’s common stock. A.J. Smith Federal Savings Bank is now 100% owned by the Company and the Company is 100% owned by the public stockholders. In addition on September 19, 2013, we were able to successfully terminate the Formal Agreement between the Bank and its regulator, the Office of the Comptroller of the Currency.

The Company returned to profitability in 2013 with net income of $903,000 compared to a net loss of $22,000 in 2012. Our earnings per share increased to $0.39 in 2013 compared to a loss per share of $0.01 in 2012. Return on average assets increased to 0.41% in 2013 from a loss on average assets of 0.09% in 2012. Return on equity improved to 3.55% in 2013 from a loss on equity of 0.09%.

The Bank remains well-capitalized at year-end 2013 with a tier 1 capital ratio of 12.96%, an improvement from 10.09% in 2012. Total capital increased to $34.4 million in 2013 from $22.9 million in 2012. Book value per share was $14.86 at year-end 2013 compared to $11.31 at year-end 2012. The growth in book value was the result of the completed second step-conversion and 2013 earnings.

As described in the August 12, 2013 offering prospectus, we applied and received regulatory approval from the Federal Reserve Bank of Chicago to pay a special cash dividend of $0.25 per share and quarterly cash dividends for 2014 of $0.05 per share. The special cash dividend was paid to stockholders of record on March 4, 2014. The Board of Directors and management will continue to evaluate all opportunities to enhance stockholder value.

The Company’s staff, management, and Board of Directors remain focused on executing our business plan and creating value for the communities we serve and our stockholders. I want to personally thank you for your support as a stockholder and pledge to continue to advance the interests of the Company, the Bank, our stockholders, customers and the community.

Sincerely,

AJS Bancorp, Inc.

Thomas R. Butkus
Chairman, President, and Chief Executive Officer

FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect, and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•                                          general economic conditions, either nationally or in our market areas, that are worse than expected;

•                                          competition among depository and other financial institutions;

•                                          inflation and changes in the interest rate environment that reduce our margins and yields or reduce the fair value of financial instruments;

•                                          adverse changes in the securities markets;

•                                          changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•                                          our ability to manage operations in the current economic conditions;

•                                          our ability to enter new markets successfully and capitalize on growth opportunities;

•                                          our ability to successfully integrate acquired entities;

•                                          our ability to comply with our Individual Minimum Capital Requirement;

•                                          changes in consumer spending, borrowing and savings habits;

•                                          changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•                                          changes in our organization, compensation and benefit plans;

•                                          changes in the level of government support for housing finance;

•                                          significant increases in our loan losses; and

•                                          changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results anticipated by these forward-looking statements.

BUSINESS OF AJS BANCORP, INC.

A.J. Smith Federal Savings Bank (the “Bank”) was founded in 1892 by Arthur J. Smith as a building and loan cooperative organization.  In 1924 we were chartered as an Illinois savings and loan association, and in 1934 we converted to a federal charter.  In 1984 we amended our charter to become a federally chartered savings bank.

In 2001, the Bank reorganized into the two-tier mutual holding company structure and established AJS Bancorp, Inc., a federal corporation as the parent company of the Bank. On October 9, 2013 we completed our “second-step” conversion to a fully stock company. As a result of the second step conversion, all of our outstanding common stock is held by public stockholders and AJS Bancorp, Inc. is our Maryland chartered holding company (the “Company”).

We are a customer-oriented institution, operating from our main office in Midlothian, Illinois, and two branch offices in Orland Park, Illinois.  Our primary business activity is the origination of one- to four-family real estate loans.  To a lesser extent, we originate home equity and consumer loans.  In 2014, we intend to resume originating a modest amount of multifamily and commercial real estate loans consistent with our conservative underwriting policies and procedures. We also invest in securities, primarily United States Government Agency securities and mortgage-backed securities.  In addition, we offer insurance and investment products and services on a limited basis.

The Company’s executive offices are located at 14757 S. Cicero Ave, Midlothian, Illinois 60445, our telephone number is (708) 687-7400, and our internet address is www.ajsmithbank.com.

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated financial and other data of AJS Bancorp, Inc. at the dates and for the years presented. Information prior to October 9, 2013 is of AJS Bancorp, Inc., a federal corporation.

	At December 31,
	2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$220,926	$221,340	$238,090	$249,292	$249,268
Cash and cash equivalents	22,281	16,346	19,384	7,354	6,484
Investment securities available for sale	63,804	70,311	79,950	95,804	92,167
Investment securities held to maturity — at cost	335	341	347	353	360
Trading securities	—	—	24	24	25
Bank owned life insurance	5,511	5,311	3,642	3,499	3,351
Loans receivable, net	119,146	119,068	122,333	128,952	127,456
Deposits	164,519	171,721	181,699	196,287	193,175
Advances from the Federal Home Loan Bank	17,000	22,000	29,000	24,300	25,300
Stockholders’ equity	34,384	22,852	22,546	24,118	23,846

	For the Years Ended December 31,
	2013	2012	2011	2010	2009
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$6,057	$6,694	$7,856	$9,779	$10,503
Total interest expense	1,135	1,521	2,214	3,180	4,213
Net interest income	4,922	5,173	5,642	6,599	6,290
Provision for loan losses	—	501	2,409	367	2,917
Net interest income after provision for loan losses	4,922	4,672	3,233	6,232	3,373
Total non-interest income	906	1,019	1,242	2,073	1,507
Total non-interest expense	4,919	5,713	6,557	6,897	6,602
Net income (loss) before income taxes	903	(22)	(2,082)	1,408	(1,722)
Income tax expense (benefit)	—	—	—	—	713
Net income (loss)	$903	$(22)	$(2,082)	$1,408	$(2,435)
Income (loss) per share — basic and diluted (1)	$0.39	$(0.01)	$(0.90)	$0.61	$(1.05)

(1)         Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.

	At or For the Years Ended December 31,
	2013	2012	2011	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return (loss) on assets (ratio of net income (loss) to average total assets)	0.41%	(0.01)%	(0.85)%	0.56%	(1.01)%
Return (loss) on equity (ratio of net income (loss) to average equity)	3.55	(0.09)	(8.81)	5.64	(8.92)
Average equity to average total assets	11.64	10.23	9.64	9.98	11.34
Equity to total assets at end of year	15.56	10.32	9.47	9.67	9.57
Interest rate spread (1)	2.34	2.35	2.36	2.69	2.67
Net interest margin (2)	2.44	2.46	2.48	2.86	2.82
Average interest-earning assets to average interest-bearing liabilities	119.14	114.99	112.78	111.96	107.96
Total non-interest expenses to average total assets	2.25	2.51	2.68	2.76	2.74
Efficiency ratio (3)	84.51	92.26	95.25	79.53	84.67
Dividend payout ratio (4)	N/A	N/A	N/A	24.87	N/A

Asset Quality Ratios:
Non-performing loans as a percent of total loans (5)	2.72	3.16	2.10	2.45	4.99
Non-performing assets as a percent of total assets (5)	2.67	3.12	2.61	2.63	3.72
Allowance for loan losses as a percent of total loans	1.16	1.30	1.54	1.19	2.33
Allowance for loan losses as a percent of non-performing loans	42.77	41.13	73.39	48.44	46.60

Regulatory Capital Ratios (Bank Only):
Total capital (to risk-weighted assets)	29.69	22.79	21.53	22.05	19.64
Tier I capital (to risk-weighted assets)	28.44	21.54	20.27	20.80	18.38
Tier I capital (to adjusted assets)	12.96	10.09	9.34	9.50	8.75

Number of:
Banking offices	3	3	3	3	3
Full time equivalent employees	46	45	46	56	55

(1)         Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.

(2)         Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)         Efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and total non-interest income.

(4)         The dividend payout ratio represents total dividends declared and not waived divided by total net income.

(5)         Non-performing loans consist of non-accrual loans, non-accruing troubled debt restructurings and accruing loans greater than 90 days delinquent, while non-performing assets consist of non-performing loans and real estate acquired through foreclosure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reviews our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations.  You should read the information in this section in conjunction with AJS Bancorp, Inc.’s consolidated financial statements and the related notes included in this Annual Report. The preparation of financial statements involves the application of accounting policies relevant to the business of AJS Bancorp, Inc. Certain of AJS Bancorp, Inc.’s accounting policies are important to the portrayal of AJS Bancorp, Inc.’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers.

Overview

We historically have operated as a traditional thrift institution headquartered in Midlothian, Illinois. Our primary business activity is the origination of one- to four-family real estate loans.  To a lesser extent, we originate home equity and consumer loans.  We also invest in securities, primarily United States Government Agency securities and mortgage-backed securities.  In addition, we offer insurance and investment products and services on a limited basis.

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities.  Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense.  Non-interest income currently consists primarily of service fees, rental income, earnings on bank owned life insurance, gain on sales of securities and other income.  Non-interest expense currently consists primarily of expenses related to compensation and employee benefits, occupancy, data processing, advertising and promotion, professional and regulatory, federal deposit insurance premiums, net loss on other real estate owned write-downs, sales, and expenses and other operating expenses.  Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

As a result of the economic downturn, we experienced an increase in non-performing loans and non-performing assets, particularly multi-family and commercial real estate loans which had a negative impact on our profitability. Due to these problem assets, we ceased originating new multi-family and commercial real estate loans in 2008. Over the last several years, we have been focused on resolving our problem assets and improving our asset quality. Our net income has steadily improved from a net loss of $2.1 million for 2011 to a net loss of $22,000 for 2012 to net income of $903,000 for 2013. The primary reasons for this improvement were a substantial reduction in our provision for loan losses which decreased by $501,000 in 2013 as compared to 2012 and a reduction in our net loss on other real estate owned write-downs, sales and expenses which decreased by $711,000 in 2013 as compared to 2012. The current low interest rate environment continues to put pressure on our net interest margin and interest rate spread. As a result, beginning in September 2012, in order to supplement our loan originations, we started purchasing fixed-rate jumbo (loan balances of $417,000 or greater) one- to four-family residential loans located in the Chicagoland area from another financial institution.   In 2014, we intend to resume the originations of a moderate amount of multi-family and commercial real estate loans. Both of these initiatives are intended to improve our yield in future periods.

Business Strategy

Our business strategy is to operate as a well-capitalized, profitable, community-oriented savings bank dedicated to providing quality customer service.  In the past, we implemented our business strategy by emphasizing the origination of one- to four-family residential loans and other loans secured by real estate.  We continue to be primarily a one- to four-family residential lender with the ability to originate FHA loans.  In the past, we broadened the scope of our loan products and services to include loans secured by commercial real estate.  However, in 2008, as a result of the economic downturn’s impact on commercial real estate in the Chicago market, we discontinued our commercial lending services. For the years ended December 31, 2013 and 2012, we incurred net income of $903,000 and a net loss of $22,000, respectively. In 2014, we intend to resume originating a moderate amount of multi-family and commercial real estate loans consistent with our conservative loan underwriting policies and procedures.

Highlights of our business strategy are as follows:

•                                          Continuing One- to Four-Family Residential Real Estate Lending.  Historically, we have emphasized one- to four-family residential lending within our market area.  As of December 31, 2013, $97.3 million, or 80.8%, of our total loan portfolio consisted of one- to four-family residential real estate loans.  During the years ended December 31, 2013 and 2012, we originated $12.5 million and $7.1 million of one- to four-family residential real estate loans, respectively.  In September 2012, we also began purchasing fixed-rate jumbo one-to-four family residential loans located in the Chicagoland area from another financial institution. For the years ended December 31, 2013 and 2012, these loan purchases totaled $1.7 million and $1.1 million, respectively.  We intend to continue to originate and purchase one- to four-family residential loans because of our expertise with this type of lending.

•                                          Focus on Relationship Banking.  We are focused on meeting the financial needs of our customer base through offering a full complement of loan, deposit and online banking solutions (i.e., internet banking).  Over the years we have introduced new products and services in order to more fully serve and deepen our relationship with customers which has enabled us to grow our core deposit base, which generally represents a customer’s primary banking relationship.  While the amount of total deposits decreased to $164.5 million at December 31, 2013 from $171.7 million at December 31, 2012, our core deposits, which we consider to be our checking, passbook, NOW, and money market accounts, grew 2.9% to $100.1 million as of December 31, 2013 from $97.3 million as of December 31, 2009 primarily as a result of our focus on relationship banking.

•                                          Managing Interest Rate Risk.  Like many financial institutions during the prolonged low interest rate environment, a significant portion of our loan portfolio is comprised of fixed-rate loans which are currently preferred by borrowers.  We monitor our interest rate risk on an ongoing basis in order to be well positioned for the inevitable increase in interest rates. We manage our interest rate risk in a variety of ways. Substantially all of our investments, a significant portion of which have fixed interest rates, are classified as available for sale. We seek to maintain a portion of our investment portfolio in shorter-term instruments with a stable cash flow. The majority of our one- to four-family residential loans are underwritten to qualify for sale in the secondary market. We also have emphasized lower cost savings deposits and transaction accounts.  In addition, we have substantial borrowing capacity to access capital to be used if necessary to originate loans in a rising interest rate environment.  The ability over time to leverage the net proceeds from the offering will permit us to grow our interest-earning assets and manage our interest rate risk.  Our Asset-Liability Committee meets quarterly to analyze our interest rate risk.

•                                          Continue to Improve Asset Quality.  We emphasize a disciplined credit culture based on market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers.  While the challenging operating environment following the economic downturn contributed to an increase in problem assets, management’s primary objective has been to expeditiously reduce the level of non-performing assets through diligent monitoring and aggressive resolution efforts. Non-performing assets decreased $1.0 million to $5.9 million as of December 31, 2013 from $6.9 million at December 31, 2012. Non-performing assets to total assets decreased 45 basis points to 2.67% as of December 31, 2013 from 3.12% as of December 31, 2012.  Beginning in 2008, we discontinued originating commercial real estate loans and increased our emphasis on originating one- to four-family residential loans.  The results of this effort are reflected in our improved asset quality. In 2014, we plan to resume a moderate level of multi-family and commercial real estate lending consistent with our conservative loan underwriting policies and procedures.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, changes in these assumptions and estimates could significantly affect our financial position or results of operations.  Actual results could differ from those estimates.

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We intend to take advantage of the benefits of this extended transition period.  Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

Discussed below are selected critical accounting policies that are of particular significance to us.

Allowance for Loan Losses.  The allowance for loan losses represents management’s estimate of probable incurred credit losses inherent in the loan portfolio.  Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows or fair value of collateral on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience and qualitative factors, and consideration of current economic trends and conditions, all of which may be susceptible to significant change.  The loan portfolio also represents the largest asset type on the consolidated balance sheet.  Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance.  A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

The allowance for loan losses consists of specific allocations on impaired loans and general allocation for inherent credit losses.  The specific allocation component of the allowance for loan losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans.  The general allocation component of the allowance reflects historical loss experience for each loan category adjusted for trends and credit risks.  The specific credit allocations are based on analyses involving a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the amount and timing of future cash flows and collateral values.  The historical loss analysis is performed quarterly and loss factors are updated regularly based on actual experience and trends and credit risk.

The allowance reflects management’s estimate of probable incurred but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. Uncertainty surrounding the strength and timing of economic cycles also affects estimates of loss.  The historical losses used in the analysis may not be representative of actual probable incurred losses in the portfolio.

There are many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment.  Although management believes its process for determining the allowance adequately considers all of the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change.  To the extent actual outcomes differ from management estimates, additional provision for credit losses could be required that could adversely affect earnings or financial position in future periods.

Other Real Estate Owned.  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed.

Deferred Tax Valuation Allowance.  A valuation allowance should be recognized against deferred tax assets if, based on the weight of available evidence, it is more likely than not (i.e. greater than 50% probability) that some portion or all of the deferred tax asset will not be realized.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry back and carry forward periods available under the tax law.  We evaluate the future realization of the deferred tax asset on a quarterly basis and establish a valuation allowance predicated on consideration of future performance as well as tax planning strategies available to us.  Tax-planning strategies are actions that we would take in order to prevent an operating loss or tax credit carry forward from expiring unused.  In order for a tax-planning strategy to be considered, it must be prudent and feasible and result in realization of the deferred tax assets.

Fair Value of Financial Instruments.  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Some of these estimates are not necessarily indicative of an exit price. Changes in assumptions or in market conditions could significantly affect the estimates.

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table presents for the years indicated the total dollar amount of interest income on average interest-earning assets and the resultant yields, the interest expense on average interest-bearing liabilities, expressed both in dollars and rates for the years ended December 31, 2013, 2012 and 2011.  No tax equivalent adjustments were made.  All average balances are monthly average balances.  Non-accruing loans have been included in the table as loans carrying a zero yield.

	For The Year Ended December 31,
	2013			2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other financial institutions	$12,186	$27	0.22%	$12,694	$24	0.19%	$12,332	$23	0.19%
Securities	65,834	998	1.52	73,301	1,216	1.66	85,679	1,911	2.23
Loans receivable	121,634	5,027	4.13	122,608	5,449	4.44	126,737	5,920	4.67
Federal Home Loan Bank of Chicago common stock	1,734	5	0.29	1,914	5	0.26	2,450	2	0.08
Total interest-earning assets	201,388	6,057	3.01	210,517	6,694	3.18	227,198	7,856	3.46
Total non-interest-earning assets	17,204			16,722			17,793
Total assets	$218,592			$227,239			$244,991

Interest-bearing liabilities:
Passbook accounts	$64,084	85	0.13	$61,212	102	0.17	$60,458	175	0.29
NOW accounts	10,560	1	0.01	10,182	1	0.01	10,395	4	0.04
Money market accounts	6,293	1	0.02	8,031	5	0.06	8,004	6	0.07
Certificates of deposit	68,324	613	0.90	78,570	864	1.10	93,073	1,303	1.40
Total interest-bearing deposits	149,261	700	0.47	157,995	972	0.62	171,930	1,488	0.87
Federal Home Loan Bank of Chicago advances	19,769	435	2.20	25,077	549	2.19	29,515	726	2.46
Total interest-bearing liabilities	169,030	1,135	0.67	183,072	1,521	0.83	201,445	2,214	1.10
Non-interest-bearing demand deposits	19,781			16,248			15,252
Other liabilities	4,330			4,680			4,674
Total liabilities	$193,141			$204,000			$221,371
Stockholders’ Equity	25,451			23,239			23,620
Total liabilities and stockholders’ equity	$218,592			$227,239			$244,991

Net interest income		$4,922			$5,173			$5,642
Net interest rate spread (1)			2.34%			2.35%			2.36%
Net interest-earning assets (2)	$32,358			$27,445			$25,753
Net interest margin (3)			2.44%			2.46%			2.48%
Average interest-earning assets to average interest-bearing liabilities	119.14%			114.99%			112.78%

(1)         Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2)         Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)         Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.  It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31, 2013 vs. 2012			Year Ended December 31, 2012 vs. 2011
	Increase/(Decrease) Due to		Total Increase/	Increase/(Decrease) Due to		Total Increase/
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Interest-earning deposits in other financial institutions	$(1)	$4	$3	$1	$—	$1
Securities	(113)	(105)	(218)	(205)	(490)	(695)
Loans receivable	(40)	(382)	(422)	(184)	(287)	(471)
Federal Home Loan Bank of Chicago common stock	(1)	1	—	(1)	4	3

Total interest—earning assets	(155)	(482)	(637)	(389)	(773)	(1,162)

Interest-bearing liabilities:
Passbook savings	4	(21)	(17)	1	(74)	(73)
NOW accounts	—	—	—	—	(3)	(3)
Money market accounts	—	(4)	(4)	—	(1)	(1)
Certificates of deposit	(92)	(159)	(251)	(159)	(280)	(439)
Federal Home Loan Bank of Chicago Advances	(117)	3	(114)	(97)	(80)	(177)

Total interest-bearing liabilities	(205)	(181)	(386)	(255)	(438)	(693)

Change in net interest income	$50	$(301)	$(251)	$(134)	$(335)	$(469)

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

Assets. Total consolidated assets as of December 31, 2013 were $220.9 million, a decrease of $414,000, or 0.2%, from $221.3 million at December 31, 2012.  The decrease was primarily due to a decrease in securities available-for-sale, partially offset by an increase in cash and cash equivalents.

Cash and cash equivalents increased $5.9 million, or 36.3%, to $22.3 million at December 31, 2013 from $16.4 million at December 31, 2012. The primary reason for the increase in cash and cash equivalents was due to the receipt of subscription funds received in connection with the second step conversion and stock offering, partially offset by the repayment of $5.0 million in maturing FHLB advances.

Securities available-for-sale decreased $6.5 million, or 9.3%, to $63.8 million at December 31, 2013 from $70.3 million at December 31, 2012.  The primary reason for the decrease in securities available-for-sale was due to a $1.7 million decrease in the market value of these securities as a result of the increase in interest rates during the second half of 2013 and $26.7 million of sales, calls, and principal repayments, partially offset by new purchases of $22.2 million.

Net loans increased $78,000, or 0.1%, to $119.2 million at December 31, 2013.  The increase was primarily attributable to loan growth in the one— to four—family residential loan portfolio, nearly offset by principal repayments and payoffs in the multifamily, commercial, and home equity loan portfolios. One— to four—family residential loans increased $3.1 million, or 3.2%, to $97.3 million at December 31, 2013 from $94.3 million at December 31, 2012. Multifamily and commercial loans decreased $1.1 million, or 8.1%, to $12.9 million at December 31, 2013 from $14.0 million at December 31, 2012. Home equity loans decreased $2.0 million, or 16.4%, to $10.1 million at December 31, 2013 from $12.1 million at December 31, 2012.

Deposits. Total deposits decreased $7.2 million, or 4.2%, to $164.5 million at December 31, 2013 from $171.7 million at December 31, 2012.  The decrease in deposits occurred as a result of decreases in the certificates of deposit and money market accounts, partially offset by increases in the NOW and checking accounts. Certificates of deposit decreased $7.4 million, or 10.3%, to $64.4 million at December 31, 2013 from $71.8 million at December 31, 2012. The decrease in certificates of deposit was attributable to non-relationship customers seeking higher yields as accounts repriced to lower offering rates. Money market accounts decreased $925,000, or 11.4%, to $7.2 million at December 31, 2013 from $8.1 million at December 31, 2012. NOW and checking accounts increased $1.3 million, or 4.5%, to $29.1 million at December 31, 2013 from $27.8 million at December 31, 2012. NOW and checking accounts have increased as customers preferred to hold funds in liquid transaction accounts.

Federal Home Loan Bank Advances. Federal Home Loan Bank of Chicago advances decreased $5.0 million, or 22.7%, to $17.0 million at December 31, 2013 from $22.0 million at December 31, 2012.  We repaid three maturing FHLB advances totaling $5.0 million with a weighted average cost of 2.45% during 2013. Outstanding Federal Home Loan Bank of Chicago advances at December 31, 2013 were fixed-rate with maturities of one to three years with a weighted average cost of 2.23%.

Stockholders’ Equity. Total stockholders’ equity increased $11.5 million, or 50.5%, to $34.4 million at December 31, 2013 from $22.9 million at December 31, 2012.   The increase was primarily due to the net proceeds from the second step conversion and stock offering of $12.8 million and net income of $903,000, partially offset by the unearned portion of the employee stock ownership plan of $1.1 million and a decrease in accumulated other comprehensive income due to the decrease in the market value of the available-for-sale securities portfolio of $1.0 million.

Comparison of Operating Results for the Years Ended December 31, 2013 and December 31, 2012

General.  We had net income of $903,000 for the year ended December 31, 2013 compared to a net loss of $22,000 for the year ended December 31, 2012.  Net income increased $925,000 for the year ended December 31, 2013 as compared to 2012 primarily as a result of a decrease in the provision for loan losses and non-interest expense, partially offset by a decrease in net interest income and non-interest income.

Interest Income.  Total interest income decreased $637,000, or 9.5%, to $6.1 million for the year ended December 31, 2013 from $6.7 million for 2012.  The decrease was primarily due to a $9.1 million decrease in our average interest earning assets and a 17 basis point decrease in the average rate earned on interest earning assets. Average interest-earning assets were $201.4 million and $210.5 million for 2013 and 2012 respectively, while the average yield on interest earning assets was 3.01% for the year ended December 31, 2013 as compared to 3.18% for 2012.

Interest income from loans decreased by $422,000, or 7.7%, to $5.0 million for the year ended December 31, 2013, from $5.4 million for the year ended December 31, 2012. The decrease in interest income from loans was due to a decrease in the average loan yield and average loan balance during the year ended December 31, 2013. The average yield on loans decreased to 4.13% during the year ended December 31, 2013 from 4.44% for 2012.   The decrease in the average yield on loans was primarily caused by lower yields earned on new loan originations and payoffs of higher yielding seasoned loans during 2013 as a result of the current relatively low interest rate environment. Average loan balances decreased $974,000 to $121.6 million during the year ended December 31, 2013 from $122.6 million for the year ended December 31, 2012. The decrease in the average loan balance was attributable to loan principal repayments and payoffs exceeding new loan originations.

Interest income from securities decreased $218,000, or 17.9%, to $998,000 for the year ended December 31, 2013, from $1.2 million for the year ended December 31, 2012.  The decrease resulted from decreases in the average balances and in the average yield earned on securities.  Average balances on securities decreased $7.5 million to $65.8 million for the year ended December 31, 2013 from $73.3 million for 2012, while the average yield on securities decreased 14 basis points to 1.52% for the year ended December 31, 2013 from 1.66% for 2012.  The decrease in the average securities balance was due to securities calls, sales, and principal repayments exceeding new purchases. The decrease in the average yield on securities was due to new securities purchased at lower average yields in the current low interest rate environment.

Interest Expense.  Interest expense decreased by $386,000, or 25.4%, to $1.1 million for the year ended December 31, 2013, from $1.5 million for 2012.  The primarily reasons for the decrease were due to the $14.0 million decrease in the average balance of interest bearing liabilities and a 16 basis point decline in the average interest rate paid for interest bearing liabilities. Average interest bearing liabilities were $169.0 million and $183.0 million for 2013 and 2012 respectively, while the average yield on interest bearing liabilities was 0.67% for the year ended December 31, 2013 as compared to 0.83% for 2012.

Interest expense on deposits decreased by $272,000, or 28.0%, to $700,000 for the year ended December 31, 2013, from $972,000 for 2012.  Our average cost of deposits decreased 15 basis points to 0.47% for the year ended December 31, 2013 from 0.62% for 2012. The decrease in our average cost of deposits reflected the lower average market interest rates, certificates of deposit maturing and renewing at lower rates, as well as a decrease in average deposit balances of higher cost certificates of deposit during the year ended December 31, 2013.  Average interest-bearing deposit balances decreased $8.7 million to $149.3 million for the year ended December 31, 2013, from $158.0 million for 2012 due primarily to the decrease in the average balance of certificates of deposit of $10.3 million.

Interest expense on Federal Home Loan Bank advances decreased $114,000, or 20.8%, to $435,000 for the year ended December 31, 2013, from $549,000 for 2012. The primary reason for the decrease was a decrease in the average balance of Federal Home Loan Bank of Chicago advances. Average balances of Federal Home Loan Bank of Chicago advances decreased $5.3 million to $19.8 million for the year ended December 31, 2013 from $25.1 million for 2012. The decrease was due to the repayment of $5.0 million in maturing Federal Home Loan Bank advances.

Net Interest Income.  Net interest income decreased by $251,000, or 4.9%, to $4.9 million for the year ended December 31, 2013 from $5.2 million for 2012.  Our net interest rate spread decreased one basis point to 2.34% for the year ended December 31, 2013. Our net interest margin decreased two basis points to 2.44% for the year ended December 31, 2013. The ratio of average interest-earning assets to average interest-bearing liabilities increased to 119.14% for the year ended December 31, 2013 from 114.99% for the year ended December 31, 2012.  The decrease in our net interest rate spread and net interest margin reflected that during the year ended December 31, 2013 the yield earned on average interest-earning assets decreased more than the cost of average interest-bearing liabilities.

Provision for Loan Losses.  We established a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.  Based on our evaluation of these factors, we recorded no provision for loan losses for the year ended December 31, 2013 and $501,000 for the year ended December 31, 2012.  This decrease in provision was primarily due to continuing improvements in credit quality trends and net charge-offs in the multi-family and commercial real estate loan portfolio and the declining balances of these loan categories.  We recorded net charge-offs of $166,000 for the year ended December 31, 2013 as compared to $853,000 during the year ended December 31, 2012.  Our allowance for loan losses to gross loans receivable at December 31, 2013 was 1.16% compared to an allowance for loan losses to gross loans receivable at December 31, 2012 of 1.30%.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of December 31, 2013 was maintained at a level that represents management’s best estimate of inherent losses in the loan portfolio, and such losses that were both probable and reasonably estimable.

Non-Interest Income.  Non-interest income decreased $113,000, or 11.1%, to $906,000 for the year ended December 31, 2013 from $1.0 million for the year ended December 31, 2012.  The decrease was primarily due to decreases in service fees and gains on securities sales.

Services fees decreased $50,000, or 13.4%, to $324,000 for the year ended December 31, 2013 from $374,000 for 2012. The decrease was due to a reduction in fee income on transactional accounts and debit cards.

The decrease in fee income on transactional accounts was a result of our free checking accounts offered in 2013. Debit card fee income decreased as customer debit card activity declined from 2012 to 2013.

Gains on securities sales decreased $95,000, or 34.3%, to $182,000 for the year ended December 31, 2013 from $277,000 for the year ended December 31, 2012. The decrease was due to fewer securities sales in 2013 compared to 2012. Five mortgage backed securities were sold for a gain of $182,000 for the year ended December 31, 2013, while one agency and six mortgage backed securities were sold for a gain of $277,000 for the year ended December 31, 2012.

Non-Interest Expense.  Non-interest expense decreased $788,000, or 13.8%, to $4.9 million for the year ended December 31, 2013 from $5.7 million for 2012.  The decrease was primarily due to a decrease in federal deposit insurance expense and net loss on other real estate owned write-downs, sales, and expenses.

Federal deposit insurance expense decreased $66,000, 23.9%, to $210,000 for the year ended December 31, 2013 from $276,000 for the year ended December 31, 2012. The primary reason for the decrease was a $73,000 refund received in 2013 from the Federal Deposit Insurance Corporation’s 2009 prepaid assessment for three years of insurance premiums, whereby our estimate in 2009 exceeded the actual expense.

Net loss on other real estate owned write-downs, sales, and expenses decreased $711,000, or 85.8%, to $118,000 for the year ended December 31, 2013 from $829,000 for the year ended December 31, 2012. The decrease was attributable to a decrease in other real estate owned losses and write-downs, partially offset by an increase in other real estate owned rental income. Other real estate owned losses and write-downs decreased $578,000 to $63,000 for the year ended December 31, 2013 from $641,000 for the year ended December 31, 2012. The decrease was due to appreciation in home prices in 2013 which resulted in a reduction in losses and write-downs on other real estate owned properties. Other real estate owned rental income increased $84,000 to $134,000 for 2013 from $50,000 for 2012 as a result of changing property management companies in 2013. The change resulted in the receipt of rental payments on a monthly basis. Under the prior management company, we received rental payments on an irregular basis.

Provision for Income Taxes.  We recorded no federal and state income tax expense or benefit for the years ended December 31, 2013 and December 31, 2012 on pre-tax income of $903,000 and pre-tax loss of $22,000, respectively.  This was due to a reversal of a portion of our $1.8 million valuation allowance which offset the federal and state income tax expense and resulted in no federal and state income tax expense for both years.

Our gross deferred tax asset consists primarily of the tax benefit of net operating loss carry forwards and temporary differences in the tax deductibility of credit-related expense and deferred compensation.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character within the carry-forward periods available under the tax laws.  We considered limited prudent and feasible tax-planning strategies that are available to accelerate taxable income, such as the sale of deposits related to our branches, the sale of appreciated one- to four-family residential loans and holding loss securities to maturity.  We concluded that it is more likely than not that the net deferred tax asset of $1.0 million at December 31, 2013 can be realized from these tax planning strategies.  In coming to this conclusion, we considered that the realization of the net deferred tax asset was based on tax planning strategies, primarily the sale of appreciated assets to generate taxable income.

Liquidity and Capital Resources

We maintain liquid assets at levels we consider adequate to meet our liquidity needs.  Our liquidity ratio averaged 41.8%, 41.5%, and 42.7% for the years ended December 31, 2013, 2012 and 2011, respectively.  We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments.  We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations.  While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition.  We set the interest rates on our deposits to maintain a desired level of total deposits.  In addition, we invest excess funds in short-term interest-earning investments and other assets, which provide liquidity to meet lending requirements.  Short-term interest-earning deposits with the Federal Home Loan Bank of Chicago and the Federal Reserve Bank of Chicago amounted to $17.0 million at December 31, 2013, $12.5 million at December 31, 2012, and $13.7 million at December 31, 2011.

A significant portion of our liquidity consists of securities classified as available-for-sale and cash and cash equivalents, which are a product of our operating, investing and financing activities.  Our primary sources of cash are net income, principal repayments on loans and mortgage-backed securities, and increases in deposit accounts, along with advances from the Federal Home Loan Bank of Chicago.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago and JP Morgan Chase which provides an additional source of funds.  At December 31, 2013, we had $17.0 million in advances outstanding from the Federal Home Loan Bank of Chicago and no outstanding balance on the $5.0 million line of credit at JP Morgan Chase.  Of the $17.0 million in Federal Home Loan Bank advances, $5.0 million is due within one year and $12.0 million is due between one and three years.

Our cash flows are comprised of three classifications: cash flows from operating activities, investing activities, and financing activities.  Net cash provided by operating activities for the years ended December 31, 2013 and December 31, 2012 was $1.7 million and $2.3 million, respectively. Net cash provided by investing activities for the years ended December 31, 2013 and December 31, 2012 was $4.6 million and $11.6 million. During the year ended December 31, 2013, we purchased $22.2 million and sold $8.6 million in securities held as available-for-sale, and during the year ended December 31, 2012, we purchased $49.8 million and sold $10.8 million in securities held as available-for-sale. Net cash used in financial activities was $355,000 and $16.8 million for the years ended December 31, 2013 and December 31, 2012, respectively, resulting from our managing growth to preserve capital ratios and reduce expenses. For additional information about cash flows from our operating, financing, and investing activities, see “Consolidated Statements of Cash Flows” included in the consolidated financial statements).

At December 31, 2013, we had outstanding commitments of $2.4 million to originate loans.  This amount does not include the unfunded portion of loans in process.  At December 31, 2013, certificates of deposit scheduled to mature in less than one year totaled $39.3 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case.  In addition, the cost of such deposits may be significantly higher upon renewal in a rising interest rate environment.

We are required to maintain liquid assets in an amount that would ensure our safe and sound operation.  Our liquidity ratio at December 31, 2013 was 44.5%.

At December 31, 2013, we exceeded all our regulatory capital requirements with a Tier 1 leverage capital level of $28.6 million, or 12.96% of adjusted total assets, which is above our individual minimum capital required level of $11.0 million, or 8.0%; and total risk-based capital of $29.9 million, or 29.69% of risk-weighted assets, which is above our individual minimum capital required level of $17.8 million, or 12.0%. At December 31, 2012, we exceeded all our regulatory capital requirements with a Tier 1 leverage capital level of $22.3 million, or 10.09% of adjusted total assets, which is above our individual minimum capital required level of $17.7 million, or 8.0%; and total risk-based capital of $23.6 million, or 22.79% of risk-weighted assets, which is above our individual minimum capital required level of $12.4 million, or 12.0%.  Accordingly, A.J. Smith Federal was classified as well-capitalized at December 31, 2013 and at December 31, 2012. Management is not aware of any conditions or events since the most recent notification that would change our category.

Off-Balance-Sheet Arrangements.  In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and standby letters of credit.  For information about our loan commitments, letters of credit and unused lines of credit, see Note 14 of the Notes to Consolidated Financial Statements.

For the years ended December 31, 2013 and 2012, we did not engage in any off-balance-sheet transactions other than loan origination commitments, unused lines of credit and standby letters of credit in the normal course of our lending activities.

Recent Accounting Pronouncements

For information with respect to recent accounting pronouncements that are applicable to AJS Bancorp, please see Note 1 of the notes to AJS Bancorp’s consolidated financial statements beginning on page 23.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding AJS Bancorp have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.  Unlike most industrial companies, virtually all of AJS Bancorp’s assets and liabilities are monetary in nature.  As a result, interest rates generally have a more significant impact on AJS Bancorp’s performance than does the effect of inflation.  Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

AJS Bancorp, Inc.

Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
March 26, 2014

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

	2013	2012

ASSETS
Cash and cash equivalents	$22,281	$16,346
Securities available-for-sale	63,804	70,311
Securities held-to-maturity (fair value: 2013 — $350; 2012 - $366)	335	341
Loans, net (allowance: 2013 - $1,399; 2012 - $1,565)	119,146	119,068
Federal Home Loan Bank stock	1,768	1,657
Premises and equipment	3,620	3,805
Bank-owned life insurance	5,511	5,311
Other real estate owned	2,628	3,104
Accrued interest receivable	509	544
Other assets	1,324	853

Total assets	$220,926	$221,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$164,519	$171,721
Federal Home Loan Bank advances	17,000	22,000
Advance payments by borrowers for taxes and insurance	1,955	1,804
Other liabilities and accrued interest payable	3,068	2,963
Total liabilities	186,542	198,488

Commitments and contingent liabilities (Note 14)

Stockholders’ equity
Preferred stock, $.01 par value, 2013 — 50,000,000 shares authorized; 2012 — 20,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 2013 — 100,000,000 shares authorized; 2012 — 50,000,000 shares authorized; 2,313,463 shares issued	23	24
Additional paid-in capital	15,330	12,453
Treasury stock, at cost (2013 — 0 shares; 2012 — 424,874 shares)	—	(9,867)
Retained earnings	20,523	19,620
Accumulated other comprehensive income (loss)	(405)	622
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,087)	—
Total stockholders’ equity	34,384	22,852

Total liabilities and stockholders’ equity	$220,926	$221,340

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2013 and 2012

(Dollars in thousands, except per share data)

	2013	2012
Interest and dividend income
Loans	$5,027	$5,449
Taxable securities	984	1,202
Tax exempt securities	14	14
Interest-earning deposits and other	32	29
Total interest income	6,057	6,694

Interest expense
Deposits	700	972
Federal Home Loan Bank advances and other	435	549
Total interest expense	1,135	1,521

Net interest income	4,922	5,173

Provision for loan losses	—	501

Net interest income after provision for loan losses	4,922	4,672

Non-interest income
Service fees	324	374
Rental income	71	70
Earnings on bank-owned life insurance	200	169
Security gains (includes $182 reclassified from accumulated other comprehensive income for 2013)	182	277
Change in fair value of trading securities	—	(2)
Other	129	131
Total non-interest income	906	1,019

Non-interest expense
Compensation and employee benefits	2,392	2,394
Occupancy expense	755	792
Data processing expense	352	343
Advertising and promotion	68	95
Professional and regulatory	334	251
Postage and supplies	113	126
Bank security	120	135
Federal deposit insurance	210	276
Net loss on other real estate owned write-downs, sales, and expenses	118	829
Other	463	472
Total non-interest expense	4,925	5,713

Income (loss) before income taxes	903	(22)
Income tax expense	—	—
Net Income (loss)	$903	$(22)
Earnings (loss) per share
Basic	$0.39	$(0.01)
Diluted	0.39	(0.01)

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years ended December 31, 2013 and 2012

(Dollars in thousands, except per share data)

	2013	2012

Net income (loss)	$903	$(22)

Other comprehensive income:
Unrealized gains on securities available-for-sale:
Unrealized holding gain (loss) arising during the period	(1,537)	528
Reclassification adjustment for gains included in net income	(182)	(277)
Tax effect	692	(113)
Total other comprehensive income (loss)	(1,027)	138

Comprehensive income (loss)	$(124)	$116

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

					Accumulated
		Additional			Other	Unearned
	Common	Paid-In	Treasury	Retained	Comprehensive	ESOP
	Stock	Capital	Stock	Earnings	Income (Loss)	Shares	Total
Balance at January 1, 2012	$24	$12,260	$(9,864)	$19,642	$484	$—	$22,546

Purchase of 290 treasury stock shares	—	—	(3)	—	—	—	(3)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	193	—	—	—	—	193
Net loss	—	—	—	(22)	—	—	(22)
Other comprehensive income	—	—	—	—	138	—	138

Balance at December 31, 2012	24	12,453	(9,867)	19,620	622	—	22,852

Purchase of 715 treasury stock shares	—	—	(7)	—	—	—	(7)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	(105)	—	—	—	—	(105)
Net income	—	—	—	903	—	—	903
Other comprehensive loss	—	—	—	—	(1,027)	—	(1,027)
Items related to Conversion and stock offering:
Treasury stock retired pursuant to reorganization	(4)	(9,870)	9,874	—	—	—	—
Cancellation of Old AJS Bancorp, Inc. shares and fractional shares	(20)	20	—	—	—	—	—
Proceeds from stock offering 2,313,463 shares, net of expense of $1,352	23	12,826	—	—	—	—	12,849
Purchase of 112,534 shares of ESOP pursuant to reorganization						(1,125)	(1,125)
ESOP shares earned, 3,751shares	—	6	—	—	—	38	44

Balance at December 31, 2013	$23	$15,330	$—	$20,523	$(405)	$(1,087)	$34,384

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2013 and 2012

(Dollars in thousands, except per share data)

	2013	2012
Cash flows from operating activities
Net income (loss)	$903	$(22)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	236	296
Provision for loan losses	—	501
Premium amortization on securities, net	485	490
ESOP compensation expense	44	—
Earnings on bank-owned life insurance	(200)	(169)
Gain on sale of securities available-for-sale	(182)	(277)
Gain on sale of equipment	—	—
Net loss on other real estate owned write-downs and sales	135	641
Changes in:
Accrued interest receivable and other assets	(436)	928
Accrued interest payable and other liabilities	692	(143)
Net cash provided by operating activities	1,677	2,245

Cash flows from investing activities
Securities available-for-sale
Purchases	(22,202)	(49,843)
Sales	8,580	10,798
Calls, maturities and principal payments	18,107	48,751
Principal payments from securities held to maturity	6	—
Maturities of certificates of deposit	—	—
Loan origination and repayments, net	(174)	2,248
(Purchase) redemption of FHLB stock	(111)	793
Purchase of Bank-owned life insurance	—	(1,500)
Proceeds from sale of other real estate	458	382
Purchase of equipment, net	(51)	(77)
Net cash provided by investing activities	4,613	11,552

Cash flows from financing activities
Net change in deposits	(7,202)	(9,978)
Maturities of FHLB advances	(5,000)	(7,000)
Purchase of treasury stock	(7)	(3)
Net change in advance payments by borrowers for taxes and insurance	130	146
Net proceeds from stock offering	12,849	—
Purchase of shares by ESOP	(1,125)	—
Net cash used in financing activities	(355)	(16,835)

Net change in cash and cash equivalents	5,935	(3,038)

Cash and cash equivalents at beginning of year	16,346	19,384

Cash and cash equivalents at end of year	$22,281	$16,346

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$1,145	$1,536
Income taxes	1	52

Supplemental noncash disclosures
Transfers from loans to real estate owned	$139	$656
Transfers of negative advance payment by borrowers for taxes and insurance balances to loans	21	—
Loans provided for sales of other real estate owned	22	140
Issuance of 2,313,463 New AJS shares for 2,444,521 Old AJS shares	—	—

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation:  The consolidated financial statements included herein include the accounts of AJS Bancorp, Inc., a Maryland corporation (“New AJS Bancorp”), successor to AJS Bancorp, Inc., a Federal Corporation (“Old AJS Bancorp”), its wholly owned subsidiary, A.J. Smith Federal Savings Bank (“the Bank”), together referred to as “the Company.” Old AJS Bancorp was formed in 2001 and was a majority owned (60.8%) subsidiary of AJS Bancorp, MHC (“the MHC”) through October 2013. These financial statements do not include the transactions and balances of the MHC. Intercompany transactions and balances are eliminated in consolidation.

On October 9, 2013, the Company completed its conversion and reorganization to the stock holding company form of organization. New AJS Bancorp, the new stock holding company for the Bank, sold 1,406,677 shares of common stock at $10.00 per share, for gross offering proceeds of $14.1 million, in its stock offering. Concurrent with the completion of the offering, shares of common stock of Old AJS Bancorp owned by the public have been exchanged for 1.1460 shares of New AJS Bancorp’s common stock as they owned of Old AJS Bancorp’s common stock immediately prior to the conversion, as adjusted for their receipt of cash in lieu of fractional shares. As a result of the offering and the exchange of shares, New AJS Bancorp has approximately 2,313,463 shares outstanding. All share and per share information in this report for periods prior to the conversion has been revised to reflect the 1.1460:1 conversion ratio on shares outstanding, including shares of the Old AJS Bancorp held by the former mutual holding company that were not publicly traded.

The conversion transaction is considered a change in legal organization and form and not a business combination under U.S. generally accepted accounting principles.  This transaction was accounted for at historical cost and the net proceeds from the stock offering were added to equity at the amount of cash received from the offering net of the related costs.

The Company’s primary business is ownership of the Bank.  The Bank is a federally chartered savings bank with operations located in Midlothian and Orland Park, Illinois.  The Bank provides single-family residential, home equity and commercial loans to customers and accepts deposits from customers located in the southern suburbs of Chicago, Illinois.  The Company’s exposure to credit risk is significantly affected by changes in the economy of Chicago and its suburban areas.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information.  These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.  The allowance for loan losses, valuation of other real estate owned, deferred tax asset valuation allowance and fair values of assets and liabilities are particularly subject to change.

Cash Flows:  Cash and cash equivalents include cash and deposits with other financial institutions with original maturities of less than 90 days.  Certain cash deposits at other financial institutions from time to time may be over the Federal Deposit Insurance Corporation (FDIC) limits.  Net cash flows are reported for customer loan and deposit transactions, and certificates of deposit with other financial institutions.

Securities:  Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Debt securities are classified as available-for-sale when they might be sold before maturity.  Equity securities with readily determinable fair values are classified as trading securities.  These trading securities are carried at fair value with

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

unrealized gains and losses reported through earnings.  Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax.

Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.  Gains and losses on sales are based on the amortized cost of the security sold.

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment related to credit loss, which must be recognized through earnings and 2) other-than-temporary impairment related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued at the time the loan is greater than 90 days delinquent unless the loan is well-secured and in process of collection.  Consumer loans are typically charged off no later than 120 days past due.  Past due status is based on the contractual terms of the loan.  In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.  Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.  A loan is moved to nonaccrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income.  Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries.  Management estimates the allowance balance required using past loan loss experience; known and inherent losses in the nature and volume of the portfolio that are both probable and estimable; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.  Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

Non-performing loans and impaired loans are defined differently.  A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is non-performing when it is on non-accrual or greater than 90 days past due.  Some loans may be included in both categories, whereas other loans may only be included in one category. Company policy requires that all non-homogeneous loans past due greater than 90 days be classified as impaired and non-performing.  However, performing loans may also be classified as impaired when management does not expect to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Multifamily and commercial mortgage loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The historical loss experience is determined by portfolio segment and is based on the

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

actual loss history experienced by the Company over the most recent two years.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment, such as real estate trends and national and local economic conditions.

The following portfolio segments have been identified: One-to-four family mortgages, Multi-family and commercial mortgages, Home equity mortgages, and Consumer and other.  Substantially all of the loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate.  Commercial loans are expected to be repaid from cash flows from operations of businesses and consumer loans are expected to be repaid from personal cash flows.  There are no significant concentrations of loans to any one industry or customer.  Risk factors impacting loans in each of the portfolio segments include local & national real estate values, local and national economic factors affecting borrowers’ employment prospects and income levels, levels and movement of interest rates and general availability of credit, and overall economic sentiment.

Federal Home Loan Bank (FHLB) Stock:  The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

Premises and Equipment:  Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation.  Depreciation is calculated using primarily the straight-line method and is provided over the estimated useful lives of 15 to 50 years for premises and 1 to 10 years for equipment.

Long-Term Assets:  Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows.  If impaired, the assets are recorded at fair value.

Bank-Owned Life Insurance:  The Company has purchased life insurance policies on certain key executives.  Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed as incurred.

Loan Commitments and Related Financial Instruments:  Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs.  The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.  Such financial instruments are recorded when they are funded.

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  At December 31, 2013 and December 31, 2012, there are no amounts accrued for uncertainty in income taxes.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.  No expense was accrued for these items during the years ended 2013 and 2012.

Retirement Plans:  Profit sharing plan expense is the amount of discretionary Company contributions.  Deferred compensation is funded by officer and director contributions. Supplemental retirement plan expense allocates the benefits over years of service once eligible participants meet minimum employment requirements.

Employee Stock Ownership Plan (“ESOP”): The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest. Shares are considered outstanding in the earnings per share calculations when earned.  Because participants may require the Company to purchase their ESOP shares upon termination of their employment and certain predetermined dates according to the ESOP plan document, the fair value of the putable allocated ESOP shares is reclassified from stockholders’ equity and included in other liabilities.

Stock-Based Compensation:  Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.  At December 31, 2013 and 2012, all stock awards issued to employees are fully vested.

Income (Loss) Per Common Share:  Basic income (loss) per common share is net income (loss) divided by the weighted average number of common shares outstanding during the period.  Employee stock ownership plan shares are considered outstanding for this calculation unless unearned.  Diluted earnings per common share show the dilutive effect, if any, of additional common shares issuable from stock options and stock awards.  Income (loss) and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.  No stock splits or stock dividends occurred during 2013 or 2012.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net (loss) income and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of stockholders’ equity.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material effect on the financial statements.

Operating Segments:  While management monitors revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis.  Operating segments are aggregated into one as operating results for all segments are similar.  Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Dividend Restriction:  Banking regulations require the maintenance of certain capital levels and may limit the dividends paid by the Bank to the holding company or by the holding company to the stockholders.

Fair Value of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.  Reclassifications had no effect on prior year net income or stockholders’ equity.

Recent Accounting Pronouncements: The following accounting standard was recently issued relating to the financial services industry:

In February 2013, the Financial Accounting Standards Board issued an amendment to improve the reporting of reclassifications out of accumulated other comprehensive income.  The amendment requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items of net income either on the face of the statement that reports net income or in the financial statement notes if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to provide additional detail about those amounts in the financial statement notes. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012.  The effect of adopting this standard did not have a material effect on the Company’s operating results or financial condition.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES

The fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government-sponsored entities	$8,997	$1	$(90)	$8,906
Residential agency mortgage-backed	55,484	231	(817)	54,898

Total	$64,481	$232	$(907)	$63,804

	December 31, 2012
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. government-sponsored entities	$6,000	$4	$(3)	$6,001
Residential agency mortgage-backed	63,269	1,060	(19)	64,310

Total	$69,269	$1,064	$(22)	$70,311

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair values of securities held-to-maturity were as follows:

	December 31, 2013
		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value

Residential agency mortgage-backed	$15	$1	$—	$16
State and municipal	320	14	—	334

	$335	$15	$—	$350

	December 31, 2012
		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value

Residential agency mortgage-backed	$21	$1	$—	$22
State and municipal	320	24	—	344

	$341	$25	$—	$366

Expected maturities of securities at December 31, 2013 were as follows.  Securities not due at a single maturity date (mortgage-backed securities) are shown separately.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due after one year through five years	$6,998	$6,971	$150	$158
Due after five years through ten years	1,999	1,935	170	176
Residential agency mortgage-backed	55,484	54,898	15	16

	$64,481	$63,804	$335	$350

Securities with a carrying value of approximately $5,238 and $5,414 at December 31, 2013 and December 31, 2012 were pledged to secure public deposits and for other purposes as required or permitted by law.

The proceeds from sales of securities and the associated gains are listed below:

	2013	2012

Proceeds from sale	$8,580	$10,798
Gross realized gains	182	277

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses not recognized in income, by length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government-sponsored entities	$6,906	$(90)	$—	$—	$6,906	$(90)
Residential agency mortgage-backed	30,170	(548)	5,349	(269)	35,519	(817)

Total temporarily impaired	$37,076	$(638)	$5,349	$(269)	$42,425	$(907)

	December 31, 2012
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government-sponsored entities	$2,997	$(3)	$—	$—	$2,997	$(3)
Residential agency mortgage-backed	8,029	(19)	—	—	8,029	(19)

Total temporarily impaired	$11,026	$(22)	$—	$—	$11,026	$(22)

Unrealized losses on securities have not been recognized because the issuer’s securities are of high credit quality (rated AA or higher), management does not intend to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value was largely due to changes in interest rates.  The fair value is expected to recover as the securities approach maturity.

NOTE 3 - LOANS

Loans were as follows at December 31:

	2013	2012
Mortgage:
One-to-four-family	$97,301	$94,253
Multi-family and commercial	12,847	13,977
Home equity	10,141	12,129
Consumer and other	181	176
	120,470	120,535
Allowance for loan losses	(1,399)	(1,565)
Net deferred costs and other	75	98
Loans, net	$119,146	$119,068

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for the loan losses by portfolio segment:

	Year ended December 31, 2013
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total

Allowances for loan losses:
Beginning balance	$1,038	$467	$59	$1	$1,565
Provision for loan losses	—	—	—	—	—
Charge-offs	(224)	(6)	—	—	(230)
Recoveries	9	5	50	—	64

Total ending allowance balance	$823	$466	$109	$1	$1,399

	Year ended December 31, 2012
Allowances for loan losses:
Beginning balance	$870	$947	$99	$1	$1,917
Provision for loan losses	722	(181)	(40)	—	501
Charge-offs	(555)	(324)	—	—	(879)
Recoveries	1	25	—	—	26

Total ending allowance balance	$1,038	$467	$59	$1	$1,565

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method:

	December 31, 2013
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total
Allowance for loan losses:
Loans individually evaluated for impairment	$235	$139	$—	$—	$374
Loans collectively evaluated for impairment	588	327	109	1	1,025

Total ending allowance balance	$823	$466	$109	$1	$1,399

Loans:
Loans individually evaluated for impairment	$2,971	$2,652	$144	$—	$5,767
Loans collectively evaluated for impairment	94,330	10,195	9,997	181	114,703

Total ending loans balance	$97,301	$12,847	$10,141	$181	$120,470

	December 31, 2012
Allowance for loan losses:
Loans individually evaluated for impairment	$234	$118	$29	$—	$381
Loans collectively evaluated for impairment	804	349	30	1	1,184

Total ending allowance balance	$1,038	$467	$59	$1	$1,565

Loans:
Loans individually evaluated for impairment	$3,411	$2,713	$36	$—	$6,160
Loans collectively evaluated for impairment	90,842	11,264	12,093	176	114,375

Total ending loans balance	$94,253	$13,977	$12,129	$176	$120,535

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

	December 31, 2013
			Allowance
	Unpaid		for Loan	Average	Interest	Cash
	Principal	Recorded	Losses	Recorded	Income	Basis
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
One-to-four family	$2,536	$2,223	$—	$2,194	$45	$—
Multi-family and commercial	2,746	1,987	—	2,004	74	—
Home equity	148	144	—	79	3	—
Subtotal	5,430	4,354	—	4,277	122	—

With an allowance recorded:
One-to-four family	826	748	235	906	24	—
Multi-family and commercial	729	665	139	682	—	—
Home equity	—	—	—	18	—	—
Subtotal	1,555	1,413	374	1,606	24	—

Total	$6,985	$5,767	$374	$5,883	$146	$—

	December 31, 2012
			Allowance
	Unpaid		for Loan	Average	Interest	Cash
	Principal	Recorded	Losses	Recorded	Income	Basis
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
One-to-four family	$3,044	$2,389	$—	$2,574	$46	$—
Multi-family and commercial	2,306	1,619	—	1,719	86	—
Home equity	—	—	—		—	—
Subtotal	5,350	4,008	—	4,293	132	—

With an allowance recorded:
One-to-four family	1,040	1,022	234	1,025	38	—
Multi-family and commercial	1,145	1,094	118	1,016	19	—
Home equity	38	36	29	37	—	—
Subtotal	2,223	2,152	381	2,078	57	—

Total	$7,573	$6,160	$381	$6,371	$189	$—

The recorded investment in loans excludes accrued interest receivable and loan origination costs, net, due to immateriality.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.  The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2013 and 2012:

			Loans Past Due Over
	Nonaccrual		90 Days Still Accruing
	2013	2012	2013	2012

One-to-four family	$1,565	$2,056	$—	$—
Multi-family and commercial	1,542	1,574	—	—
Home equity	164	175	—	—
Consumer and other	—	—	—	—

Total	$3,271	$3,805	$—	$—

The following tables present the aging of the recorded investment in past due loans by class of loans:

	December 31, 2013
	30 - 59	60 - 89	Greater Than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total

One-to-four family	$575	$328	$851	$1,754	$95,547	$97,301
Multi-family and commercial	—	—	524	524	12,323	12,847
Home equity	13	46	46	105	10,036	10,141
Consumer and other	—	—	—	—	181	181

Total	$588	$374	$1,421	$2,383	$118,087	$120,470

	December 31, 2012
	30 - 59	60 - 89	Greater Than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total

One-to-four family	$330	$235	$1,760	$2,325	$91,928	$94,253
Multi-family and commercial	—	—	305	305	13,672	13,977
Home equity	114	41	82	237	11,892	12,129
Consumer and other	—	—	—	—	176	176

Total	$444	$276	$2,147	$2,867	$117,668	$120,535

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Troubled Debt Restructurings

The following table presents the recorded investment of troubled debt restructurings by accrual status and specific reserves allocated to troubled debt restructuring:

	2013	2012

Accrual status	$2,359	$2,241
Non-accrual status	1,715	2,165
	4,074	4,406
Specific reserves allocated	373	311

Net	$3,701	$4,095

No additional loan commitments were outstanding to these borrowers at December 31, 2013 and December 31, 2012.  Loans are returned to accrual status after a period of satisfactory payment performance under the terms of the restructuring and reasonable future payment assurance. Satisfactory payment performance is generally no less than six consecutive months of timely payments.

The modification of the terms of such loans included one or a combination of the following:  a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan. Modifications involving a reduction of the stated interest rate of the loan ranged from 0.50% to 5.0%.  Modifications involving an extension of the maturity date were for periods ranging from 10 months to 378 months.

The troubled debt restructurings described above resulted in no additional increase in the allowance for loan losses and $5 in charge offs during the year ending December 31, 2013.

The following tables present loans by class modified as troubled debt restructurings that occurred during the years ended December 31 2013 and 2012:

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Loans	Investment	Investment
December 31, 2013
One-to—four family	2	$231	$242
Multi-family and commercial	—	—	—
Home equity	—	—	—
Consumer and other	—	—	—

Total	2	$231	$242

December 31, 2012
One-to—four family	1	$93	$95
Multi-family and commercial	2	577	594
Home equity	—	—	—
Consumer and other	—	—	—
Total	3	$670	$689

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The recorded investment increased due to real estate taxes for the years ended December 31, 2013 and 2012. The troubled debt restructurings described above were evaluated for impairment prior to modification, did not result in an increase in the allowance for loan losses upon modification, and resulted in an additional charge-off of $0 and $19 for the years ended December 31, 2013 and 2012.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. The following tables present loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2013 and 2012.

	Number of	Recorded
	Loans	Investment

December 31, 2013
One-to—four family residences	1	$216
Multi-family and commercial properties	—	—
Home equity	—	—
Consumer and other	—	—

Total	1	$216

December 31, 2012
One-to—four family residences	—	$—
Multi-family and commercial properties	1	95
Home equity	—	—
Consumer and other	—	—

Total	1	$95

The terms of certain other loans were modified during the twelve months ended December 31, 2013 and 2012 that did not meet the definition of a troubled debt restructuring. These loan balances were not material in the twelve months ended December 31, 2013 and 2012.

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis includes one-to-four family, multi-family and commercial real estate loans, and home equity loans. This analysis is performed on a quarterly basis.  The Company uses the following definitions for risk ratings:

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

Special Mention.  Loans classified as special mention have a potential weakness that deserves management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Company’s credit position at some future date.

Substandard.  Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful.  Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans.  As of December 31, 2013 and December 31, 2012, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

	December 31, 2013
		Special
	Pass	Mention	Substandard	Doubtful

One-to-four family	$93,144	$201	$3,956	$—
Multi-family and commercial	2,606	4,569	5,672	—
Home equity	9,996	—	145	—
Consumer and other	181	—	—	—

Total	$105,927	$4,770	$9,773	$—

	December 31, 2012
		Special
	Pass	Mention	Substandard	Doubtful

One-to-four family	$89,595	$—	$4,658	$—
Multi-family and commercial	3,588	4,236	6,153	—
Home equity	12,093	—	36	—
Consumer and other	176	—	—	—

Total	$105,452	$4,236	$10,847	$—

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

Certain directors and executive officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions.  A summary of such loans made by the Bank is as follows:

	2013	2012

Beginning balance	$992	$429
New loans	—	—
Effect of changes in related parties	(75)	589
Repayments	(63)	(26)

Ending balance	$854	$992

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2013 and 2012 were as follows:

	2013	2012

Land	$1,351	$1,351
Office buildings and improvements	5,432	5,468
Furniture, fixtures, and equipment	1,735	1,724
	8,518	8,543
Less accumulated depreciation	4,898	4,738

	$3,620	$3,805

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $100 or more were $21,333 and $22,243 at December 31, 2013 and 2012.  Deposit accounts are summarized as follows:

	2013	2012

Passbook accounts	$63,871	$63,983
NOW and checking accounts	29,079	27,831
Money market accounts	7,189	8,114
Certificates of deposit	64,380	71,793

Total deposits	$164,519	$171,721

Scheduled maturities of time certificates at December 31, 2013 are as follows:

2014	$39,245
2015	13,792
2016	4,752
2017	4,096
2018	2,495

$64,380

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

Interest expense for the year ended December 31, 2013 and 2012 on deposits is summarized as follows:

	2013	2012

NOW	$1	$1
Money market	1	4
Passbook	86	103
Certificates of deposit	612	864

	$700	$972

Non-interest-bearing deposits totaled $18,936 and $17,367 at December 31, 2013 and 2012.  Deposit accounts held by directors and executive officers totaled $508 and $567 at December 31, 2013 and 2012.

NOTE 6 - FEDERAL HOME LOAN BANK ADVANCES

At December 31, 2013 and 2012, maturities and weighted-average rate of FHLB advances by year of maturity were as follows:

	2013		2012
Maturity	Balance	Rate	Balance	Rate

2013	$—	—%	$5,000	2.45%
2014	5,000	1.90	5,000	1.90
2015	7,000	2.24	7,000	2.24
2016	5,000	2.55	5,000	2.55

	$17,000	2.23%	$22,000	2.28%

The advances are fixed rate, payable upon maturity date, and also subject to a prepayment penalty equivalent to the unpaid interest cash flows at rates effective at the time of the prepayment.  The advances were collateralized by $68,469 and $66,012 of first mortgage loans under a blanket lien arrangement at December 31, 2013 and December 31, 2012. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow an additional $51,469 at December 31, 2013.

NOTE 7 - FAIR VALUES

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  There are three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions used to estimate the fair value of the following items:

Securities:  The fair values of trading securities and securities available-for-sale are determined by quoted market prices, if available (Level 1).  For securities where quoted prices are not available, fair values are calculated based on market prices of similar securities (Level 2).

Impaired Loans:  At the time a loan is considered impaired, it is valued at the lower of cost or fair value of underlying collateral.  Impaired loans carried at fair value generally receive specific allocations of the allowance for loan losses.  For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.  Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification.  Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis.  These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company.  On an annual basis, the Company compares the actual selling price of collateral that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

At December 31, 2013 and 2012, the Company had no liabilities measured at fair value.  Assets measured at fair value on a recurring basis are summarized below:

December 31, 2013
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale
U.S. government-sponsored entities	$8,906	$—	$8,906	$—
Residential agency mortgage-backed	54,898	—	54,898	—

December 31, 2012
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale
U.S. government-sponsored entities	$6,001	$—	$6,001	$—
Residential agency mortgage-backed	64,310	—	64,310	—

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2013 and 2012.

The following tables set forth the Company’s assets that were measured at fair value on a non-recurring basis:

	December 31, 2013
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Impaired loans:
One-to-four family	$513	$—	$—	$513
Multi-family and commercial	526	—	—	526
Other real estate owned:
One-to-four family	130	—	—	130
Multi-family and commercial	2,283	—	—	2,283

	December 31, 2012
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
One-to-four family	$272	$—	$—	$272
Multi-family and commercial	383	—	—	383
Home equity	7	—	—	7
Other real estate owned:
One-to-four family	164	—	—	164
Multi-family and commercial	2,725	—	—	2,725

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

At December 31, 2013, impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $1,413, net of a valuation allowance of $374, resulting in no additional provision for loan losses for the year ended December 31, 2013.  At December 31, 2012, impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $773, net of a valuation allowance of $111, resulting in an additional provision for loan losses of $111 for 2012.

At December 31, 2013, other real estate owned, which is carried at fair value less estimated costs to sell, had a carrying amount of $2,636, net of a valuation allowance of $223, resulting in no additional write-downs during 2013.  At December 31, 2012, other real estate owned, which is carried at fair value less estimated costs to sell, had a carrying amount of $4,371, net of a valuation allowance of $1,482, resulting in a write-down of $520 during 2012.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis:

	December 31, 2013
		Valuation		Range
	Fair Value	Technique(s)	Unobservable Input(s)	(Weighted Average)

Impaired loans — One-to-four family	$513	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)

Impaired loans — Multifamily and commercial	$526	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)

Other real estate owned — One-to-four family	$130	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Other real estate owned — multi-family and commercial	$1,037	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
	1,246	Income approach	Adjustment for differences in net operating income expectations	12.00% (12.00%)
			Capitalization rate	9.75% (9.75%)

	December 31, 2012
		Valuation		Range
	Fair Value	Technique(s)	Unobservable Input(s)	(Weighted Average)

Impaired loans — One-to-four family	$272	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Impaired loans — Multi-family and commercial	$383	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Impaired loans — Home Equity	$7	Sales comparison approach	Adjustment for differences between the comparable sales	15.00% (15.00%)
Other real estate owned — One-to-four family	$164	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
Other real estate owned — multi-family and commercial	$1,408	Sales comparison approach	Adjustment for differences between the comparable sales	10.00% (10.00%)
	1,317	Income approach	Adjustment for differences in net operating income expectations	12.25% (12.25%)
			Capitalization rate	10.00% (10.00%)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

The carrying amount and estimated fair value of financial instruments not previously presented were as follows.

	December 31, 2013
	Carrying	Fair Value Measurements Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$22,281	$22,281	$—	$—	$22,281
Securities held-to-maturity	335	—	350	—	350
Federal Home Loan Bank stock	1,768	N/A	N/A	N/A	1,768
Loans, net (less impaired loans)	117,733	—	—	115,242	115,242
Accrued interest receivable	509	—	30	479	509

Financial liabilities
Non-interest-bearing deposits	$18,936	$18,936	$—	$—	$18,936
Interest-bearing deposits	145,583	—	145,454	—	145,454
FHLB advances	17,000	—	17,488	—	17,488
Advances from borrowers for taxes	1,955	—	1,955	—	1,955
Accrued interest payable	36	—	36	—	36

	December 31, 2012
	Carrying	Fair Value Measurements Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$16,346	$16,346	$—	$—	$16,346
Securities held-to-maturity	341	—	366	—	366
Federal Home Loan Bank stock	1,657	N/A	N/A	N/A	1,657
Loans, net (less impaired loans)	118,295	—	—	123,886	123,886
Accrued interest receivable	544	—	20	524	544

Financial liabilities
Non-interest-bearing deposits	$17,367	$17,367	$—	$—	$17,367
Interest-bearing deposits	154,354	—	172,554	—	172,554
FHLB advances	22,000	—	22,646	—	22,646
Advances from borrowers for taxes	1,804	—	1,804	—	1,804
Accrued interest payable	46	—	46	—	46

The methods and assumptions, not previously presented, used to estimate fair values are described as follows:

(a)         Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values and are classified as Level 1

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

(b)         Securities Held-to-Maturity

The carrying amounts of held to maturity securities are determined using a pricing matrix resulting in a Level 2 classification.

(c)          FHLB Stock

It is not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.

(d)         Loans

Fair values of loans, excluding loans held for sale, are estimated as follows:  For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values resulting in a Level 3 classification. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification.  Impaired loans are valued at the lower of cost or fair value as described previously. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

(e)          Accrued Interest Receivable

The carrying amount of accrued interest receivable approximates its fair value and is classified as Level 2 for securities and Level 3 for loans.

(f)            Deposits

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) and are classified as Level 1.  The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date are classified as a Level 2. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits resulting in a Level 2 classification.

(g)         Federal Home Loan Bank Advances

The fair value of Federal Home Loan Bank advances, which are at a fixed rate, are estimated using discounted cash flow analyses based on current rates for similar advances resulting in a Level 2 classification.

(h)         Advances From Borrowers For Taxes

The carrying value of the short-term borrowings approximated fair value and are classified as Level 2.

(i)            Accrued Interest Payable

The carrying amount of accrued interest payable approximates its fair value and is classified as Level 2.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 8 - EARNINGS (LOSS) PER SHARE

Basic and diluted earnings (loss) per share represents net income (loss) available to common stockholders divided by weighted average common shares outstanding. The table below calculates the earnings (loss) per share for the year ended December 31, 2013 and 2012:

	2013	2012
Basic and Diluted
Net income (loss)	$903	$(22)

Weighted average common shares outstanding	2,288,379	2,314,606

Basic and diluted income (loss) per common share	$0.39	$(0.01)

Weighted average common shares outstanding was restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460 for shares held by the public prior to October 9, 2013. In addition, employee stock ownership plan shares are considered outstanding for this calculation unless unearned. At December 31, 2013 there were 108,783 shares unearned from the 2013 employee stock ownership plan. There were no unearned shares at December 31, 2012.

At December 31, 2013 and 2012, there were 1,200 and 62,485 anti-dilutive stock options, respectively.

NOTE 9 - INCOME TAXES

Income tax expense (benefit) was as follows:

	2013	2012
Current
Federal	$19	$—
State	—	—
Deferred	268	(96)
Change in valuation allowance	(287)	96

Total	$—	$—

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

	2013	2012
Income tax at federal statutory rate (34%) Effect of:	$307	$(7)
State taxes, net of federal benefit	43	(14)
Other, net	(63)	(75)
Change in valuation allowance	(287)	96

Total	$—	$—

Effective tax rate	0.0%	0.0%

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 9 - INCOME TAXES (Continued)

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

	2013	2012
Deferred tax assets
Allowance for loan losses	$563	$630
Accrued expenses	618	575
Reserve for uncollectible interest	46	57
OREO valuation allowances	106	633
Unrealized gain on securities available-for-sale	273	—
Net operating loss carryforwards	1,767	1,498
	3,373	3,393
Deferred tax liabilities
Premises and equipment	(302)	(316)
Federal Home Loan Bank stock dividends	(131)	(131)
Deferred loan fees	(75)	(77)
Unrealized gain on securities available-for-sale	—	(420)
Other, net	(41)	(50)
	(549)	(994)
Net deferred tax asset	2,824	2,399
Valuation allowance	(1,790)	(2,077)

Net deferred tax asset	$1,034	$322

A valuation allowance should be recognized against deferred tax assets if, based on the weight of available evidence, it is more likely than not (i.e., greater than 50% probability) that some portion or all of the deferred tax asset will not be realized.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry back and carry forward periods available under the tax law.  The Company evaluates the future realization of the deferred tax asset on a quarterly basis.  During the Company’s three most recent calendar years, 2013, 2012, and 2011, the Company’s operating performance resulted in a cumulative loss position.  The valuation allowance was determined based on consideration of future performance as well as tax planning strategies available to the Company.  Tax-planning strategies are actions that the Company would take in order to prevent an operating loss or tax credit carry forward from expiring unused.  In order for a tax-planning strategy to be considered, it must be prudent and feasible and result in realization of the deferred tax assets.  Based on the Company’s analysis of projected operating performance and prudent and feasible tax planning strategies currently available, the Company maintained a valuation allowance of $1,790 as of December 31, 2013 and $2,077 at December 31, 2012.

The Company considered limited prudent and feasible tax-planning strategies that are available to accelerate taxable income, such as the sale and leaseback of branch buildings, the sale of deposits related to the branch and the sale of appreciated one-to-four family residential loans.  The Company’s primary tax planning strategy to support the remaining net deferred tax asset is the sale of appreciated one-to-four family loans.  The Company would need to generate a gain of approximately $2.5 million to support the net deferred tax assets of $1,034 at December 31, 2013 and a gain of approximately $805,000 to support the net deferred tax asset of $322,000 at December 31, 2012.  The Company has sufficient qualified appreciated one-to-four family loans to sell to substantiate this tax planning strategy as prudent and feasible.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 9 - INCOME TAXES (Continued)

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $955 at December 31, 2013 and December 31, 2012.  If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.  The Company files income tax returns in the U.S. federal jurisdiction and in Illinois.  The Company is no longer subject to examination by the U.S. federal tax authorities and by Illinois tax authorities for years prior to 2010.

The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

If not utilized, federal and state net operating loss carryforwards of $3,984 and $8,062 both will begin to expire in 2021.

NOTE 10 - EMPLOYEE BENEFITS

The Bank maintains a contributory profit sharing plan for its employees.  To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18.  Bank contributions to the plan are discretionary and determined by the Board of Directors.  Profit sharing expense was $14 and $15 for the years ended December 31, 2013 and 2012.

The Bank offers a deferred compensation plan to its officers and directors.  Participants can defer (i) twenty percent (20%) of such Participant’s Base Salary; (ii) fifty percent (50%) of such Participant’s annual Bonus; (iii) and one hundred percent (100%) of such Participant’s Director’s Fees.  Deferred compensation balances earn a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal.  The Bank’s liability for the deferred compensation plan totaled $952 and $877 at December 31, 2013 and 2012.  Contributions were $96 and $80 for the years ended December 31, 2013 and 2012. Interest earned was $46 and $44 for the years ended December 31, 2013 and 2012. Payouts were $67 and $64 for the years ended December 31, 2013 and 2012. The assets of the plan are subject to claim of the general creditors of the Bank.

The Bank sponsors nonqualified unfunded retirement plans for certain directors, which provide annual benefit payments upon their retirement.  The Bank’s liability for the plans totaled $294 and $282 at December 31, 2013 and 2012.  Expenses were $12 and $12 for the year ended December 31, 2013 and 2012. There were no payments from this plan in 2013 and 2012.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN

During 2004, the Bank implemented an Employee Stock Ownership Plan (ESOP), which covers substantially all of its employees. In connection with the second step offering on October 9, 2013 the Company purchased 112,534 shares of common stock which were added to the 70,554 allocated converted shares from the original ESOP for a total of 183,088 shares. The 108,783 unallocated shares of common stock are eligible for allocation under the ESOP in exchange for a thirty-year note in the amount of $1.1 million. The $1.1 million for the ESOP purchase was borrowed from the Company with the ESOP shares being pledged as collateral for the loan.

The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank’s contributions to the ESOP and earnings on ESOP assets. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocate to participants based on relative compensation and expense recorded. Dividends on allocated shares increase participant accounts.

Participants receive the shares at the end of employment.  A participant may require stock received to be repurchased unless the stock is traded on an established market.  The estimated fair value of allocated shares subject to repurchase obligation and recorded in other liabilities was $646 and $541 at December 31, 2013 and 2012, respectively. Contributions to the ESOP during 2013 and 2012 were $58 and $0. ESOP related expense totaled $44 and $0 during 2013 and 2012.

NOTE 12 - EMPLOYEE STOCK BENEFITS

The Company has a stock option plan.  Under the stock option plan, directors and certain key employees are granted options to purchase shares of the Company’s Common Stock at the fair value as of the date of the grant.  All stock options have an exercise price that is at least equal to the fair value of the Company’s stock on the date the options were granted.  The Company adopted the stock plan in May 2003 under the terms of which options for 114,685 shares of the Company’s common stock were granted to directors, officers, and employees.  The options generally become exercisable in equal installments over a five-year period from the date of grant, and they expire ten years from the date of grant.  No option may be exercised if such exercise would cause the mutual holding company to own less than a majority of the total number of shares outstanding.  There are no options available for future grant under the stock option plan as the plan has expired.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model.  Expected volatilities are based on historical volatilities of the Company’s common stock.  The Company uses historical data to estimate option exercise and post-vesting termination behavior.  (Employee and management options are tracked separately.)  The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable.  The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 12 - EMPLOYEE STOCK BENEFITS (Continued)

There were no stock options granted during 2013 or 2012.  A summary of the activity in the stock option plan for 2013 follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Shares	Price	Term (Years)
Outstanding at beginning of year	62,485	$18.85
Granted	—	—
Exercised	—	—
Forfeited or expired	(61,285)	18.75

Outstanding at end of year	1,200	$23.75	2.25

Exercisable at end of year	1,200	$23.75	2.25

Aggregate intrinsic value is zero at December 31, 2013 and 2012, as the weighted average exercise price exceeds the quoted stock price.

As of December 31, 2013 and 2012, there was no unrecognized compensation cost, as all outstanding options granted under the plan are fully vested.

NOTE 13 - REGULATORY AND CAPITAL MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  As of December 31, 2013 and 2012, management believes the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  At December 31, 2013 and 2012, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

On March 8, 2012, the Company entered into an Agreement by and between its wholly owned subsidiary, the Bank, and the Comptroller of the Currency (“the OCC”).  The Agreement requires the Bank to address findings of unsafe and unsound practices by the Bank relating to management, credit underwriting and administration, and liquidity risk management. On September 19, 2013, the OCC terminated its formal agreement with A.J. Smith Federal Savings Bank.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 13 - REGULATORY AND CAPITAL MATTERS (Continued)

Concurrent with entering into the Formal Agreement, the Bank was deemed by the OCC to be in “troubled condition” under the OCC’s prompt corrective action rules.  In addition, pursuant to an Individual Minimum Capital Requirement, the Bank has been directed by the OCC to maintain a Tier 1 Leverage capital ratio of 8% and a Total Risk-Based capital ratio of 12%. At December 31, 2013, the Bank was in compliance with its Individual Minimum Capital Requirement with a Tier 1 Leverage capital ratio of 12.96% and Total Risk-Based capital ratio of 29.69%.

The Bank’s actual and required capital amounts and ratios are presented below:

							To Be Well
					Individual		Capitalized
					Minimum		Under Prompt
			For Capital		Capital		Corrective Action
	Actual		Adequacy Purposes		Requirement		Capital Ratios
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2013
Total risk-based capital to risk-weighted assets	$29,867	29.69%	$8,047	8.0%	$12,071	12.0%	10,059	10.0%
Tier I (core) capital to risk-weighted assets	28,608	28.44	4,024	4.0	N/A	N/A	6,035	6.0
Tier I (core) capital to adjusted total assets	28,608	12.96	8,830	4.0	17,660	8.0	11,038	5.0

As of December 31, 2012
Total risk-based capital to risk-weighted assets	$23,623	22.79%	$8,291	8.0%	$12,436	12.0%	10,363	10.0%
Tier I (core) capital to risk-weighted assets	22,321	21.54	4,145	4.0	N/A	N/A	6,218	6.0
Tier I (core) capital to adjusted total assets	22,321	10.09	8,847	4.0	17,695	8.0	11,059	5.0

The Qualified Thrift Lender test requires that at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, limits are placed on growth, branching, new investments, Federal Home Loan Bank advances, and dividends or the Bank must convert to a commercial bank charter.  Management believes that this test is met.

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above.  At December 31, 2013, the Bank cannot pay a dividend to the Company without first obtaining regulatory approval.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 14 — COMMITMENTS AND CONTINGENT LIABILITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.  These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.  Commitments may expire without being used.  Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.  The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance sheet risk was as follows at year end:

	December 31,2013		December 31,2012
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to make loans	$2,153	$250	$2,595	$110
Unused lines of credit and letters of credit	189	10,005	—	12,200

Commitments to make loans are generally made for periods of 120 days or less.  At December 31, 2013, the fixed rate loan commitments have interest rates ranging from 3.00% to 5.25% and the commitments are to extend credit ranging from 5 to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse.  Recourse obligations on sold loans are recorded at fair value.

	December 31,2013		December 31,2012
	Contract	Carrying	Contract	Carrying
	Amount	Value	Amount	Value

Loans sold with recourse	$10	$10	$17	$17

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions that are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The Federal Reserve Bank of Chicago requested that the board of directors adopt resolutions relating to certain operations of AJS Bancorp. The board resolutions require written approval from the Federal Reserve Bank of Chicago prior to the declaration or payment of dividends, any increase in debt or the stock repurchase or redemption of holding company stock. AJS Bancorp’s board adopted the resolutions requested by the Federal Reserve Bank of Chicago on May 15, 2012.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

The following are the condensed balance sheets and statements of operations and cash flows for AJS Bancorp, Inc.

CONDENSED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$5,616	$307
Investment in bank subsidiary	28,204	22,943
Other	1,249	155

	$35,069	$23,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$685	$553
Stockholders’ equity	34,384	22,852

	$35,069	$23,405

CONDENSED STATEMENTS OF OPERATIONS

	December 31,
	2013	2012
Income
Interest on deposits in financial institution	$2	$1
Interest on ESOP loan	9	—
	11	1
Other expenses
Other operating expenses	84	7

Loss before income taxes and equity in undistributed earnings	(73)	(6)

Income tax benefit	—	—

Loss before equity in undistributed (loss) income of bank subsidiary	(73)	(6)

Undistributed income (loss) from bank subsidiary	976	(16)

Net income (loss)	$903	$(22)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and 2012

(Dollars in thousands, except per share data)

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	December 31,
	2013	2012
Operating activities
Net income (loss)	$903	$(22)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed income (loss) of bank subsidiary	(976)	16
Change in other assets and liabilities	14	(23)
Net cash used in operating activities	(59)	(29)

Investing activities
Capital distribution to Bank	(6,393)	—
ESOP loan disbursement and repayment, net	(1,081)	—
Net cash used in investing activities	(7,474)	—

Financing activities
Net Proceeds from stock offering	12,849	—
Purchase of treasury stock	(7)	(3)
Net cash provided in financing activities	12,842	(3)

Net change in cash and cash equivalents	5,309	(32)

Cash and cash equivalents at beginning of year	307	339

Cash and cash equivalents at end of year	$5,616	$307

NOTE 16 — SUBSEQUENT EVENT

The Company announced on January 21, 2014 the declaration of a special cash dividend on the Company’s outstanding common stock of $0.25 per share. The dividend will be payable to stockholders of record as of February 11, 2014 and is expected to be paid on March 4, 2014.

Also on January 21, 2014, the Company announced the declaration of a quarterly cash dividend on the Company’s outstanding common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of February 4, 2014 and is expected to be paid on February 25, 2014.

The Company received the non-objection of the Federal Reserve Bank of Chicago for the payment of the special cash dividend and the payment of four quarterly cash dividends of $0.05 per share.

INVESTOR INFORMATION

Annual Meeting

The Annual Meeting of stockholders will be held at 1:00 p.m., Central Standard Time, on May 21, 2014 at the A.J. Smith Federal Savings Bank Corporate Offices located at 14757 S. Cicero Avenue, Midlothian, Illinois.

Stock Listing

AJS Bancorp, Inc. common stock is listed on the over the counter bulletin board (OTCBB) under the symbol “AJSB.”

As of March 24, 2014, there were 2,313,463 shares of AJS Bancorp, Inc. common stock issued (including unallocated ESOP shares) and there were approximately 321 registered holders of record.

On January 21, 2014, the Company announced the declaration of a special cash dividend on the Company’s outstanding common stock of $0.25 per share. The dividend was payable to stockholders of record on February 11, 2014 and paid on March 4, 2014. Also on January 21, 2014, the Company announced the declaration of a regular cash dividend on the Company’s outstanding common stock of $0.05 per share. The dividend was payable to stockholders of record as of February 4, 2014 and was paid on February 25, 2014.

Set forth below are the high and low prices of our common stock for 2013 and 2012. Our second step conversion was completed on October 9, 2013 whereby each share of AJS Bancorp, Inc., a federal corporation was exchanged for 1.1460 shares of AJS Bancorp, Inc., a Maryland corporation. Accordingly, we have adjusted the share prices prior to October 9, 2013 to reflect the 1.1460 exchange rate.

	High	Low	Dividends
2013
Quarter ended March 31, 2013	$9.38	$8.50	$—
Quarter ended June 30, 2013	11.25	8.73	—
Quarter ended September 30, 2013	11.69	10.35	—
Quarter ended December 31, 2013	12.15	10.99	—

	High	Low	Dividends
2012
Quarter ended March 31, 2012	$9.07	$7.96	$—
Quarter ended June 30, 2012	8.94	8.20	—
Quarter ended September 30, 2012	9.59	8.16	—
Quarter ended December 31, 2012	9.60	8.34	—

Shareholder inquires

AJS Bancorp, Inc.

14757 S. Cicero Avenue

Midlothian, Illinois 60445

(708) 687-7400

Attn: Thomas R. Butkus

Investor Relations

Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey

(800) 525-7686

DIRECTORS AND EXECUTIVE OFFICERS

Directors of AJS Bancorp, Inc. and A.J. Smith Federal Savings Bank	Officers of AJS Bancorp, Inc.	Officers of A.J. Smith Federal Savings Bank

Thomas R. Butkus

Chairman of the Board,

President and Chief

Executive Officer

Roger L. Aurelio

President and Chief Executive Officer,

New Supplies Company

Romeoville, Illinois

Raymond J. Blake

Retired Director of Research and

Development with Commonwealth Edison

Richard J. Nogal

Law Partner with Goldstine, Skrodzki,

Russian, Nemec and Hoff, Ltd.

Burr Ridge, Illinois

Michael H. Rose

Chairman and President of Location

Finders International

Mokena, Illinois

Thomas R. Butkus Chairman of the Board, President and Chief Executive Officer Emily Lane Chief Financial Officer (principal financial officer and principal accounting officer)

Thomas R. Butkus

Chairman of the Board,

President and Chief

Executive Officer

Emily Lane

Chief Financial Officer

(principal financial officer and

principal accounting officer)

Donna Manual

Senior Vice President, Lending

Jo Anne Cano

Vice President, Deposit Operations