Form 10-K, Exhibit 13
period 2014-12-31
AJS Bancorp, Inc.
filed 2015-03-26
CIK 1576336

Exhibit 13

2014 ANNUAL REPORT TO STOCKHOLDERS

TABLE OF CONTENTS

LETTER FROM THE CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER	1
FORWARD-LOOKING STATEMENTS	2
BUSINESS OF AJS BANCORP, INC. AND A.J. SMITH FEDERAL SAVINGS BANK	3
SELECTED FINANCIAL AND OTHER DATA	4
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	6
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION	18
CONSOLIDATED STATEMENTS OPERATIONS	19
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	20
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’EQUITY	21
CONSOLIDATED STATEMENTS OF CASH FLOWS	22
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	23
INVESTOR INFORMATION	57

LETTER FROM THE CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

To Our Stockholders and Customers:

We are pleased to present the Annual Report to Stockholders of AJS Bancorp, Inc. (the “Company”), and its wholly-owned subsidiary, A.J. Smith Federal Savings Bank (the “Bank”). In 2014, progress was made on improving the Bank’s financial condition and enhancing stockholder value. With these improvements, we are proud to provide you with our Annual Report.

The Company’s net income for the year ended December 31, 2014 was $2.1 million, or $0.96 per share, compared to $903,000, or $0.39 per share in the prior year. The increase in net income for 2014 was primarily the result of an income tax benefit of $1.7 million that was largely the result of the company reversing all of its valuation allowance on its deferred tax asset during the second quarter of 2014. The valuation allowance was recorded in 2009 as a result of three years of accumulated operating losses. The operating losses were primarily due to an increase in our non-performing assets, particularly multifamily and commercial real estate which had a negative impact on our profitability. In 2008, we ceased originating multifamily and commercial real estate loans and focused on improving our asset quality. Our non-performing assets declined $4.6 million to $4.7 million at December 31, 2014 from $9.3 million at December 31, 2009. The improved asset quality led to significantly lower credit costs, sustained profitability, and expectations for future taxable income which resulted in the reversal of our $1.8 million deferred tax asset valuation allowance and led to our net income of $2.1 million for 2014. In 2014, we also began to originate a limited amount of multifamily and commercial real estate loans consistent with our conservative loan underwriting policies and procedures.

Net income before tax for 2014 was $394,000, a decrease from net income before tax for 2013 of $903,000. The decline was a result of the prolonged low interest rate environment which continued to put downward pressure on the net interest margin. In addition, our focus on improving asset quality through a classified loan sale of $1.6 million resulted in an aggregate net charge-off of $410,000 and led to an increase in our provision for loan losses of $480,000. These declines were partially offset by a gain of $741,000 on the sale of an other real estate owned property with a carrying value of $1.0 million.

The Company and its Board of Directors is committed to sustained and long-term stockholder value. In 2014, the Company repurchased 150,867 shares for a total cost of $2.0 million from the first and second stock repurchase programs. The Company also declared dividends on its common stock of $1.5 million which included four regular quarterly $0.05 dividends and a special $0.25 dividend. In 2015, the Company completed the second stock repurchase program and announced a third stock repurchase program for 110,000 shares, or approximately 5.0% of the Company’s outstanding common shares. Book value per share was $14.97 at December 31, 2014, an increase from $14.86 at December 31, 2013. The Board of Directors and management will continue to evaluate all opportunities to enhance stockholder value.

The Company’s staff, management, and Board of Directors remain focused on executing our business plan and creating value for the communities we serve and our stockholders. I want to personally thank you for your support as a stockholder and pledge to continue to advance the interest of the Company, the Bank, our stockholders, customers and the community.

Sincerely,

AJS Bancorp, Inc.

Thomas R. Butkus
Chairman, President, and Chief Executive Office

FORWARD-LOOKING STATEMENTS

This Annual Report contains written statements of AJS Bancorp, Inc., or the Company as defined below and its management that may contain, forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of AJS Bancorp, Inc. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of AJS Bancorp, Inc.’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and AJS Bancorp, Inc. undertakes no obligation to update any statement in light of new information or future events.  By identifying these forward-looking statements for you in this manner, we are alerting you to the possibility that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. These forward looking statements are subject to significant risks, assumptions and uncertainties, including among other things, the following important factors that could affect the actual outcome of future events:

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

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events or otherwise.

BUSINESS OF AJS BANCORP, INC. AND A.J. SMITH FEDERAL SAVINGS BANK

A.J. Smith Federal Savings Bank (the “Bank”) was founded in 1892 by Arthur J. Smith as a building and loan cooperative organization.  In 1924 we were chartered as an Illinois savings and loan association, and in 1934 we converted to a federal charter.  In 1984 we amended our charter to become a federally chartered savings bank.

In 2001, the Bank reorganized into the two-tier mutual holding company structure and established AJS Bancorp, Inc., a federal corporation, as the parent company of the Bank. On October 9, 2013 we completed our “second-step” conversion to a fully stock company. As a result of the second step conversion, all of our outstanding common stock is held by public stockholders and AJS Bancorp, Inc. is our Maryland chartered holding company (the “Company”).

We are a customer-oriented institution, operating from our main office in Midlothian, Illinois, and two branch offices in Orland Park, Illinois.  Our primary business activity is the origination of one- to four-family real estate loans.  To a lesser extent, we originate home equity and consumer loans.  In 2014, we began to originate a limited amount of multifamily and commercial real estate loans consistent with our conservative underwriting policies and procedures. We also invest in securities, primarily United States Government sponsored enterprises and mortgage-backed securities.  In addition, we offer insurance and investment products and services on a limited basis.

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

	At December 31,
	2014	2013	2012	2011	2010
	(In thousands)
Selected Financial Condition Data:
Total assets	$217,523	$220,926	$221,340	$238,090	$249,292
Cash and cash equivalents	32,898	22,281	16,346	79,950	95,804
Securities available for sale	54,214	63,804	70,311	79,950	95,804
Loans, net	114,130	119,146	119,068	122,333	128,952
Bank owned life insurance	5,706	5,511	5,311	3,642	3,499
Deposits	166,249	164,519	171,721	181,699	196,287
FHLB advances	12,000	17,000	22,000	29,000	24,300
Stockholders’ equity	33,213	34,384	22,852	22,546	24,118

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$5,619	$6,057	$6,694	$7,856	$9,779
Total interest expense	1,009	1,135	1,521	2,214	3,180
Net interest income	4,610	4,922	5,173	5,642	6,599
Provision for loan losses	697	—	501	2,409	367
Net interest income after provision for loan losses	3,913	4,922	4,672	3,233	6,232
Total non-interest income	1,516	857	1,019	1,242	2,073
Total non-interest expense	5,035	4,876	5,713	6,557	6,897
Net income (loss) before income taxes	394	903	(22)	(2,082)	1,408
Income tax expense (benefit)	(1,708)	—	—	—	—
Net income (loss)	$2,102	$903	$(22)	$(2,082)	$1,408
Income (loss) per share — basic and diluted (1)	$0.96	$0.39	$(0.01)	$(0.90)	$0.61

(1)         Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.

	At or For the Years Ended December 31,
	2014	2013	2012	2011	2010

Selected Financial Ratios and Other Data:

Performance Ratios:
Return (loss) on assets (ratio of net income (loss) to average total assets)	0.96%	0.41%	(0.01)%	(0.85)%	0.56%
Return (loss) on equity (ratio of net income (loss) to average equity)	6.09	3.55	(0.09)	(8.81)	5.64
Average equity to average total assets	15.72	11.64	10.23	9.64	9.98
Equity to total assets at end of year	15.27	15.56	10.32	9.47	9.67
Interest rate spread (1)	2.13	2.34	2.35	2.36	2.69
Net interest margin (2)	2.26	2.44	2.46	2.48	2.86
Average interest-earning assets to average interest-bearing liabilities	127.13	119.14	114.99	112.78	111.96
Total non-interest expenses to average total assets	2.29	2.25	2.51	2.68	2.76
Efficiency ratio (3)	82.19	84.51	92.26	95.25	79.53
Dividend payout ratio (4)	71.31	N/A	N/A	N/A	24.87

Asset Quality Ratios:
Non-performing loans as a percent of total loans (5)	2.59	2.72	3.16	2.10	2.45
Non-performing assets as a percent of total assets (5)	2.17	2.67	3.12	2.61	2.63
Allowance for loan losses as a percent of total loans	0.96	1.16	1.30	1.54	1.19
Allowance for loan losses as a percent of non-performing loans	37.04	42.77	41.13	73.39	48.44

Regulatory Capital Ratios (Bank Only):
Total capital (to risk-weighted assets)	32.21	29.69	22.79	21.53	22.05
Tier I capital (to risk-weighted assets)	31.05	28.44	21.54	20.27	20.80
Tier I capital (to adjusted assets)	13.67	12.96	10.09	9.34	9.50

Number of:
Banking offices	3	3	3	3	3
Full time equivalent employees	44	46	45	46	56

(1)         Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost on interest-bearing liabilities.

(2)         Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)         Efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and total non-interest income.

(4)         The dividend payout ratio represents total dividends declared divided by total net income.

(5)         Non-performing loans consist of non-accrual loans, non-accruing troubled debt restructurings and accruing loans greater than 90 days delinquent, while non-performing assets consist of non-performing loans and other real estate owned.

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

Overview

We historically have operated as a traditional thrift institution headquartered in Midlothian, Illinois. Our primary business activity is the origination of one- to four-family real estate loans.  To a lesser extent, we originate multifamily and commercial real estate, home equity and consumer loans. We also invest in securities, primarily United States Government sponsored enterprises and mortgage-backed securities.  In addition, we offer insurance and investment products and services on a limited basis.

Our results of operations depend primarily on our net interest income.  Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities.  Our results of operations also are affected by our provision for loan losses, non-interest income and non-interest expense.  Non-interest income currently consists primarily of service fee income, rental income, earnings on bank owned life insurance, gain on sale of securities, gain on sale of other real estate owned, and other income.  Non-interest expense currently consists primarily of expenses related to compensation and employee benefits, occupancy, data processing, advertising and promotion, professional and regulatory, federal deposit insurance, other real estate owned loss expense, and other operating expenses.  Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Net income for the year ended December 31, 2014 was $2.1 million, or $0.96 per share, compared to $903,000, or $0.39 per share for the year ended December 31, 2013. Net income for 2014 was significantly impacted by the reversal of our deferred tax asset valuation allowance of $1.8 million. The valuation allowance was recorded in 2009 as a result of three years of accumulated operating losses prior to 2009. The operating losses were primarily due to an increase in our non-performing assets, particularly multifamily and commercial real estate which had a negative impact on our profitability. In 2008, we ceased originating multifamily and commercial real estate loans and focused on improving our asset quality. Our non-performing assets declined $4.6 million to $4.7 million at December 31, 2014 from $9.3 million at December 31, 2009. The improved asset quality led to significantly lower credit costs, sustained profitability, and expectations for future taxable income which resulted in the reversal of our $1.8 million deferred tax asset valuation allowance and led to our net income of $2.1 million for 2014. In 2014, we also began to originate a limited amount of multifamily and commercial real estate loans consistent with our conservative loan underwriting policies and procedures.

Business Strategy

Our business strategy is to operate as a well-capitalized, profitable, community-oriented savings bank dedicated to providing quality customer service.  In the past, we implemented our business strategy by emphasizing the origination of one- to four-family residential loans and other loans secured by real estate.  We continue to be primarily a one- to four-family residential lender with the ability to originate FHA loans.  In the past, we broadened the scope of our loan products and services to include loans secured by commercial real estate.  However, in 2008, as a result of the economic downturn’s impact on commercial real estate in the Chicago market, we discontinued our commercial lending services. We have started to originate multifamily and commercial real estate loans again in 2014, but on a limited basis. For the years ended December 31, 2014 and 2013, we had net income of $2.1 million and $903,000, respectively.

Highlights of our business strategy are as follows:

•                                          Continuing One- to Four-Family Residential Real Estate Lending.  Historically, we have emphasized one- to four-family residential lending within our market area.  As of December 31, 2014, $97.2 million, or 84.4%, of our total loan portfolio consisted of one- to four-family residential real estate loans.  During the years ended December 31, 2014 and 2013, we originated $10.1 million and $12.5 million of one- to four-family residential real estate loans, respectively.  We intend to continue to originate one- to four-family residential loans because of our expertise with this type of lending.

•                                          Focus on Relationship Banking.  We are focused on meeting the financial needs of our customer base through offering a full complement of loan, deposit and online banking solutions (i.e., internet banking).  Over the years we have introduced new products and services in order to more fully serve and deepen our relationship with customers which has enabled us to grow our core deposit base, which generally represents a customer’s primary banking relationship.  Total deposits increased to $166.2 million at December 31, 2014 from $164.5 million at December 31, 2013. Our core deposits, which we consider to be our checking, passbook, NOW, and money market accounts, grew 3.5% to $103.7 million as of December 31, 2014 from $100.1 million as of December 31, 2013 primarily as a result of our focus on relationship banking.

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

•                                          Continue to Improve Asset Quality.  We emphasize a disciplined credit culture based on market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers.  While the challenging operating environment following the economic downturn contributed to increase problem assets, particularly multifamily and commercial real estate loans, management’s primary objective has been to expeditiously reduce the level of non-performing assets through diligent monitoring and aggressive resolution efforts. Beginning in 2008, we discontinued originating commercial real estate loans and focused on improving our asset quality. Non-performing assets declined $1.2 million to $4.7 million as of December 31, 2014 from $5.9 million at December 31, 2013. Non-performing assets to total assets decreased 50 basis points to 2.17% as of December 31, 2014 from 2.67% as of December 31, 2013. In 2014, we began to originate a limited amount of multifamily and commercial real estate loans consistent with our conservative loan underwriting policies and procedures. Asset quality continues to be the top focus for management and we continue to proactively work to resolve problem loans as they arise.

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

Allowance for Loan Losses.  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries.  We estimate the allowance balance required using past loan loss experience; known and inherent losses in the nature and volume of the portfolio that are both probable and estimable; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in our judgment, should be charged off.  Loan losses are charged against the allowance when we believe that the uncollectibility of a loan balance is confirmed.

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

Non-performing loans and impaired loans are defined differently.  A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is non-performing when it is on non-accrual or greater than 90 days past due.  Some loans may be included in both categories, whereas other loans may only be included in one category. Our policy requires that all non-homogeneous loans past due greater than 90 days be classified as impaired and non-performing.  However, performing loans may also be classified as impaired when we do not expect to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by us in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  We determine the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Multifamily and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, we determine the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on actual historical loss experience determined by portfolio loan segment adjusted for current factors.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio loan segment, such as real estate trends and national and local economic conditions.  As greater risk is associated with loans classified as special mention and substandard that are not impaired, the Company considers the actual historical loss experience by loan segment, the levels of loans classified as special mention and substandard, and the trends in the collateral associated with these classifications.

The following portfolio segments have been identified: One —to four-family, multifamily and commercial, home equity, consumer and other.  Substantially all of the loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate.  Commercial real estate loans are expected to be repaid from cash flows from operations of businesses and consumer loans are expected to be repaid from personal cash flows.  There are no significant concentrations of loans to any one industry or customer.  Risk factors impacting loans in each of the portfolio segments include local and national real estate values, local and national economic factors affecting borrowers’ employment prospects and income levels, levels and movement of interest rates and general availability of credit, and overall economic sentiment.

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

Fair Value of Financial Instruments.  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 7 to our audited consolidated financial statements.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Some of these estimates are not necessarily indicative of an exit price. Changes in assumptions or in market conditions could significantly affect the estimates.

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table presents for the years indicated the total dollar amount of interest income on average interest-earning assets and the resultant yields, the interest expense on average interest-bearing liabilities, expressed both in dollars and rates for the years ended December 31, 2014, 2013 and 2012.  No tax equivalent adjustments were made.  All average balances are monthly average balances.  Non-accruing loans have been included in the table as loans carrying a zero yield.

	For The Year Ended December 31,
	2014			2013			2012
	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other financial institutions	$24,978	$59	0.24%	$12,186	$27	0.22%	$12,694	$24	0.19%
Securities	58,786	861	1.46	65,834	998	1.52	73,301	1,216	1.66
Loans receivable	118,026	4,691	3.97	121,634	5,027	4.13	122,608	5,449	4.44
Federal Home Loan Bank of Chicago common stock	1,768	8	0.45	1,734	5	0.29	1,914	5	0.26
Total interest-earning assets	203,558	5,619	2.76	201,388	6,057	3.01	210,517	6,694	3.18
Total non-interest-earning assets	16,057			17,204			16,722
Total assets	$219,615			$218,592			$227,239

Interest-bearing liabilities:
Passbook accounts	$64,018	94	0.15	$64,084	85	0.13	$61,212	102	0.17
NOW accounts	10,664	1	0.01	10,560	1	0.01	10,182	1	0.01
Money market accounts	6,785	1	0.01	6,293	1	0.02	8,031	5	0.06
Certificates of deposit	63,884	571	0.89	68,324	613	0.90	78,570	864	1.10
Total interest-bearing deposits	145,351	667	0.46	149,261	700	0.47	157,995	972	0.62
Federal Home Loan Bank of Chicago advances	14,769	342	2.32	19,769	435	2.20	25,077	549	2.19
Total interest-bearing liabilities	160,120	1,009	0.63	169,030	1,135	0.67	183,072	1,521	0.83
Non-interest-bearing demand deposits	19,979			19,781			16,248
Other liabilities	4,995			4,330			4,680
Total liabilities	$185,094			$193,141			$204,000
Stockholders’ Equity	34,521			25,451			23,239
Total liabilities and stockholders’ equity	$219,615			$218,592			$227,239

Net interest income		$4,610			$4,922			$5,173
Net interest rate spread (1)			2.13%			2.34%			2.35%
Net interest-earning assets (2)	$43,438			$32,358			$27,445
Net interest margin (3)			2.26%			2.44%			2.46%
Average interest-earning assets to average interest-bearing liabilities	127.13%			119.14%			114.99%

(1)         Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

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

	Year Ended December 31, 2014 vs. 2013			Year Ended December 31, 2013 vs. 2012
	Increase/(Decrease) Due to		Total Increase/	Increase/(Decrease) Due to		Total Increase/
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Interest-earning deposits in other financial institutions	$30	$2	$32	$(1)	$4	$3
Securities	(103)	(33)	(137)	(113)	(105)	(218)
Loans receivable	(143)	(193)	(336)	(40)	(382)	(422)
Federal Home Loan Bank of Chicago common stock	—	3	3	(1)	1	—

Total interest—earning assets	(216)	(221)	(438)	(155)	(482)	(637)

Interest-bearing liabilities:
Passbook savings	—	9	9	4	(21)	(17)
NOW accounts	—	—	—	—	—	—
Money market accounts	—	—	—	—	(4)	(4)
Certificates of deposit	(40)	(1)	(42)	(92)	(159)	(251)
Federal Home Loan Bank of Chicago Advances	(116)	23	(93)	(117)	3	(114)

Total interest-bearing liabilities	(156)	31	(126)	(205)	(181)	(386)

Change in net interest income	$(60)	$(252)	$(312)	$50	$(301)	$(251)

Comparison of Financial Condition at December 31, 2014 and December 31, 2013

Assets. Total consolidated assets as of December 31, 2014 were $217.5 million, a decrease of $3.4 million, or 1.5%, from $220.9 million at December 31, 2013.  The decrease was primarily due to a decrease in securities available-for-sale of $9.6 million, a decrease of $5.0 million in net loans, and a decrease of $877,000 in other real estate owned, partially offset by a $10.6 million increase in cash and cash equivalents and a $1.3 million increase in other assets.

Cash and cash equivalents increased $10.6 million, or 47.7%, to $32.9 million at December 31, 2014 from $22.3 million at December 31, 2013. The primary reasons for the increase in cash and cash equivalents were due to principal repayments, calls and sales of securities available-for-sale, principal payments of loans, proceeds from the second quarter 2014 multifamily loan sale, proceeds from the sale of other real estate owned, and an increase in total deposits, partially offset by the repayment of maturing Federal Home Loan Bank (FHLB) advances, repurchases of the Company’s common stock, and dividends paid to our stockholders.

Securities available-for-sale decreased $9.6 million, or 15.0%, to $54.2 million at December 31, 2014 from $63.8 million at December 31, 2013.  The decrease was primarily due to securities available-for-sale principal repayments, calls and sales of $39.2 million exceeding new securities purchases of $29.1 million and a decrease in the unrealized loss of available for sale securities of $641,000 as a result of the decrease in interest rates during the year ended December 31, 2014.

Net loans decreased $5.0 million, or 4.2%, to $114.1 million at December 31, 2014 from $119.1 million at December 31, 2013.  The decrease was primarily attributable to the second quarter 2014 multifamily loan sale of $1.2 million, charge-offs of $1.0 million for the year ended December 31, 2014, and principal repayments in the multifamily and commercial real estate and home equity loan portfolios exceeding originations for the year ended

December 31, 2014. Multifamily and commercial real estate loans declined $3.4 million, or 26.1%, to $9.5 million at December 31, 2014 from $12.8 million at December 31, 2013. Home equity loans decreased $2.1 million, or 20.4%, to $8.1 million at December 31, 2014 from $10.1 million at December 31, 2013. The decrease in net loans was also due to a slowdown in one- to four-family residential refinancing and aggressive price competition for multifamily and commercial real estate loans in the Bank’s marketplace.

Other real estate owned decreased $877,000, or 33.4%, to $1.8 million at December 31, 2014 from $2.6 million at December 31, 2013. The decrease was primarily due to a third quarter 2014 sale of a $1.0 million property, which represented a 12.1% participation in a $9.4 million unimproved land loan located in Northbrook, Illinois. The sale resulted in a gain of $741,000.

Other assets increased $1.3 million, to $2.7 million at December 31, 2014 from $1.3 million at December 31, 2013. The primary reason for the increase was due to the second quarter 2014 reversal of the remaining deferred tax asset valuation allowance of $1.8 million. The reversal of the deferred tax asset valuation allowance was a result of our sustained profitability and improved credit quality that has led to significantly lower credit costs and expectations for future taxable income.

Liabilities. Total liabilities decreased $2.5 million, or 1.3%, to $183.4 million at December 31, 2014 from $185.9 million at December 31, 2013. The decrease in total liabilities was a result of a $5.0 million decrease in FHLB advances, partially offset by a $1.7 million increase in total deposits.

Deposits. Total deposits increased $1.7 million, or 1.1%, to $166.2 million at December 31, 2014 from $164.5 million at December 31, 2013. The increase was primarily in our core deposits, which we consider to be our checking, passbook, NOW, and money market accounts. Passbook accounts grew $1.5 million, or 2.3%, to $65.4 million at December 31, 2014 from $63.9 million at December 31, 2013. NOW and checking accounts increased $2.8 million, or 9.6%, to $31.9 million at December 31, 2014 from $29.1 million at December 31, 2013.  Money market accounts decreased $757,000, or 10.5%, to $6.4 million at December 31, 2014 from $7.2 million at December 31, 2013. Certificates of deposit decreased $1.8 million, or 2.8%, to $62.6 million at December 31, 2014 from $64.4 million at December 31, 2013.  The increase in our total deposits resulted from our continued focus on maintaining and raising our lower-cost core deposits.

FHLB Advances. FHLB of Chicago advances decreased $5.0 million, or 29.4%, to $12.0 million at December 31, 2014 from $17.0 million at December 31, 2013.  We repaid maturing FHLB advances of $5.0 million with a weighted average interest rate of 1.90% during 2014. Outstanding FHLB of Chicago advances at December 31, 2014 were fixed-rate with maturities of one to two years with a weighted average interest rate of 2.37%.

Stockholders’ Equity. Total stockholders’ equity decreased $1.2 million, or 3.4%, to $33.2 million at December 31, 2014 from $34.4 million at December 31, 2013. The decrease primarily resulted from our repurchased shares of 150,867 at an average price of $13.53 per share from the first and second stock repurchase programs for a total cost of $2.0 million and dividends on common stock of $1.5 million, offset by net income of $2.1 million and a decrease in the unrealized loss on securities classified as available-for-sale of $385,000 for the year ended December 31, 2014. Stockholders’ equity also decreased due to an increase in the ESOP repurchase obligation of $263,000 during the year ended December 31, 2014 to $909,000 from $646,000 at December 31, 2013 reflecting the increase in the market value of the vested portion of the common stock held in the ESOP. Book value per share was $14.97 at December 31, 2014 as compared to $14.86 at December 31, 2013.

Comparison of Operating Results for the Years Ended December 31, 2014 and December 31, 2013

General.  Net income for the year ended December 31, 2014 increased $1.2 million, or 132.8%, to $2.1 million compared to net income of $903,000 for the year ended December 31, 2013. The increase reflected an income tax benefit recognized of $1.8 million during the second quarter of 2014 due to the reversal of the deferred tax asset valuation allowance and an increase in non-interest income of $659,000, partially offset by an increase in the provision for loan losses of $697,000, a decrease in net interest income of $312,000, and an increase in non-interest expense of $159,000.

Interest Income.  Total interest income decreased $438,000, or 7.2%, to $5.6 million for the year ended December 31, 2014 from $6.1 million for 2013.  The decrease was primarily due to a 25 basis points decline in the average yield earned on interest earning assets. The average yield on interest earning assets was 2.76% for the year ended December 31, 2014 as compared to 3.01% for 2013. The decline was primarily a result of the decrease in the average yield on loans and a change in the mix of interest-earning assets, which have shifted from loans and securities available-for-sale to a greater amount of low-yielding cash and cash equivalents.

Interest income from loans decreased by $336,000, or 6.7%, to $4.7 million for the year ended December 31, 2014, from $5.0 million for the year ended December 31, 2013. The decline in interest income from loans was due to decreases in the average loan yield and average loan balance for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The average yield on loans decreased to 3.97% for the year ended December 31, 2014 from 4.13% for 2013. The decrease in the average yield on loans was primarily caused by lower yields earned on new loan originations and repayments of higher yielding seasoned loans as a result of the prolonged low interest rate environment. The average loan balance decreased by $3.6 million to $118.0 million for the year ended December 31, 2014 from $121.6 million for 2013. The decrease in the average loan balance was primarily due to the $1.2 million multifamily loan sale, the slowdown in one- to four-family residential refinancing, and aggressive price competition for multifamily and commercial real estate loans in the Bank’s marketplace.

Interest income from securities decreased $137,000, or 13.7%, to $861,000 for the year ended December 31, 2014, from $998,000 for the year ended December 31, 2013.  The decrease primarily resulted from a decrease in the average securities yield and average securities balance for the year ended December 31, 2014 as compared to 2013.  The average yield on securities decreased to 1.46% for the year ended December 31, 2014 from 1.52% for 2013 due to the prolonged low interest rate environment. The average balance of securities decreased $7.0 million to $58.8 million for the year ended December 31, 2014 from $65.8 million for 2013.  The decrease in the average securities balance was due to securities principal repayments, calls, and sales exceeding new securities purchases.

Interest Expense.  Interest expense decreased by $126,000, or 11.1%, to $1.0 million for the year ended December 31, 2014, from $1.1 million for 2013.  The primary reasons for the decrease were due to the $8.9 million decrease in the average balance of interest bearing liabilities and a four basis points decline in the average interest rate paid for interest bearing liabilities. Average interest bearing liabilities were $160.1 million and $169.0 million for the year ended December 31, 2014 and December 31, 2013, respectively, while the average cost of interest bearing liabilities was 0.63% for the year ended December 31, 2014 as compared to 0.67% for 2013.

Interest expense on deposits decreased by $33,000, or 4.7%, to $667,000 for the year ended December 31, 2014, from $700,000 for 2013. Average interest-bearing deposit balances decreased $3.9 million to $145.4 million for the year ended December 31, 2014, from $149.3 million for 2013 due primarily to the decrease in the average balance of certificates of deposit of $4.4 million. The decline in the average balance of certificates of deposit was attributable to legacy certificates of deposit customers seeking higher yields as accounts re-priced to current lower market interest rates upon maturity. Our average cost of deposits decreased one basis point to 0.46% for the year ended December 31, 2014 from 0.47% for the year ended December 31, 2013. The decrease in our average cost of deposits resulted from the continued change in the mix of our average deposits from higher-cost certificates of deposit to lower-cost core deposits.

Interest expense on FHLB advances decreased $93,000, or 21.4%, to $342,000 for the year ended December 31, 2014, from $435,000 for 2013. The primary reason for the decrease was a decrease in the average balance of FHLB of Chicago advances. Average balances of FHLB of Chicago advances decreased $5.0 million to $14.8 million for the year ended December 31, 2014 from $19.8 million for 2013. The decrease was due to the repayment of $5.0 million in maturing FHLB advances during the year ended December 31, 2014.

Net Interest Income.  Net interest income decreased by $312,000 to $4.6 million for the year ended December 31, 2014, from 2013. The prolonged period of low interest rates and highly competitive loan environment continued to put downward pressure on the net interest margin and net interest rate spread. The net interest margin declined 18 basis points to 2.26% for the year ended December 31, 2014 compared to 2.44% for the year ended December 31, 2013, and the net interest rate spread declined 21 basis points to 2.13% for the year ended December 31, 2014 compared to 2.34% for the year ended December 31, 2013. These declines were primarily a result of a decrease in the average yield on loans and a change in the mix of interest-earning assets, which have shifted from loans and securities available-for-sale to a greater amount of low-yielding cash and cash equivalents. This decrease was partially offset by a decrease in the average cost of interest-bearing deposits resulting from the continued change in the mix of deposits to core deposits (deposits excluding certificates of deposit) and the continued re-pricing of certificates of deposit to lower current market interest rates upon maturity. The average rate earned on interest-earning assets declined 25 basis points to 2.76%, while the average rate paid on interest-bearing liabilities declined four basis points to 0.63% for the year ended December 31, 2014 compared to 2013.

Provision for Loan Losses.  We established a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.  Based on our evaluation of these factors, we recorded a provision for loan losses of $697,000 for the year ended December 31, 2014 and no provision for loan losses for the year ended December 31, 2013. The provision for loans losses for the year ended December 31, 2014 was primarily due to net charge-offs of $993,000 during the year. Net charge-offs for the year ended December 31, 2013 were $166,000. The allowance for loan losses was $1.1 million, or 0.96% of total loans, at December 31, 2014 compared to $1.4 million, or 1.16%, at December 31, 2013. The decrease in the allowance for loan losses to total loans was due to a decline in the historical loss factors on the multifamily and commercial real estate loans collectively evaluated for impairment, continued reduced risk profile of the loan portfolio, and improvements in economic conditions in the Bank’s market area.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance.  While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of December 31, 2014 was maintained at a level that represents management’s best estimate of inherent losses in the loan portfolio, and such losses that were both probable and reasonably estimable.

Non-Interest Income.  Non-interest income increased $659,000 to $1.5 million for the year ended December 31, 2014, from $857,000 for the year ended December 31, 2013. The increase was primarily due to an $805,000 increase in gains on other real estate owned sales, partially offset by a decrease of $59,000 in gains on securities sales, a decrease of $49,000 in other non-interest income items, and a decrease of $37,000 in service fee income. Gains on other real estate owned were $756,000 for the year ended December 31, 2014 compared to losses on other real estate owned of $49,000 for the year ended December 31, 2013. The increase was primarily attributed to the third quarter 2014 sale of an other real estate owned property of $1.0 million, which represented a 12.1% participation in a $9.4 million unimproved land loan located in Northbrook, Illinois and resulted in a gain of $741,000. Gains on securities sales were $123,000 and $182,000 for the years ended December 31, 2014 and 2013, respectively. The decrease was due to fewer securities sales in 2014 than in 2013.

Non-Interest Expense.  Non-interest expense increased $159,000, or 3.3%, to $5.0 million for the year ended December 31, 2014 from $4.9 million for the year ended December 31, 2013.  The increase was primarily due to a $168,000 increase in professional and regulatory expense. Professional and regulatory expense increased to $502,000 for the year ended December 31, 2014 from $334,000 for the year ended December 31, 2013. The increase was due to a full year of expense operating as a public company since our second step conversion was completed on October 9, 2013.

Provision for Income Taxes.  We recorded an income tax benefit of $1.7 million for the year ended December 31, 2014 and no income tax expense or benefit for the year ended December 31, 2013. During the year ended December 31, 2014, we reversed the deferred tax asset valuation allowance of $1.8 million and recorded income tax expense of $82,000. The reversal of the deferred tax asset valuation allowance was a result of our sustained profitability and improved credit quality that has led to significantly lower credit costs and expectations for future taxable income.

Liquidity and Capital Resources

We maintain liquid assets at levels we consider adequate to meet our liquidity needs.  Our liquidity ratio averaged 44.1% and 41.8% for the year ended December 31, 2014 and the year ended December 31, 2013, respectively.  We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments.  We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations.  While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition.  We set the interest rates on our deposits to maintain a desired level of total deposits.  In addition, we invest excess funds in short-term interest-earning investments and other assets, which provide liquidity to meet lending requirements.  Short-term interest-earning deposits with the FHLB of Chicago amounted to $12.0 million at December 31, 2014 and $17.0 million at December 31, 2013.

A significant portion of our liquidity consists of securities classified as available-for-sale and cash and cash equivalents, which are a product of our operating, investing and financing activities.  Our primary sources of cash are principal repayments on loans and mortgage-backed securities and increases in deposit accounts, along with advances from the FHLB of Chicago.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the FHLB of Chicago and JP Morgan Chase which provides an additional source of funds.  At December 31, 2014, we had $12.0 million in advances outstanding and were eligible to borrow an additional $54.4 million from the FHLB of Chicago. At December 31, 2014, we had no balance outstanding on the $5.0 million line of credit at JP Morgan Chase.  Of the $12.0 million in FHLB advances, $7.0 million is due within one year and $5.0 million is due between one to two years.

Our cash flows are comprised of three classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $920,000 and $1.6 million for the years ended December 31, 2014 and 2013, respectively.

Net cash provided by investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sales, calls, repayments and maturities of securities, were $16.0 million and $4.7 million for the years ended December 31, 2014 and December 31, 2013, respectively. During the year ended December 31, 2014, we purchased $29.1 million and sold $11.3 million in securities classified as available-for sale, and during the year ended December 31, 2013, we purchased $22.2 million and sold $8.6 million in securities classified as available-for-sale.

Net cash used in financing activities, consisting primarily of deposit account activity, FHLB advances, repurchases of the Company’s common stock, and dividends paid to our stockholders, was $6.3 million and $355,000 for the years ended December 31, 2014 and 2013, respectively.

At December 31, 2014, we had outstanding commitments of $2.0 million to originate loans.  This amount does not include the unfunded portion of loans in process.  At December 31, 2014, certificates of deposit scheduled to mature in less than one year totaled $37.9 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case.  In addition, the cost of such deposits may be significantly higher upon renewal in a rising interest rate environment.

We are required to maintain liquid assets in an amount that would ensure our safe and sound operation.  Our liquidity ratio at December 31, 2014 was 45.1%.

At December 31, 2014, we exceeded all our regulatory capital requirements with a Tier 1 leverage capital level of $29.5 million, or 13.67% of adjusted total assets and total risk-based capital of $30.6 million, or 32.21% of risk-weighted assets. At December 31, 2013, we exceeded all our regulatory capital requirements with a Tier 1 leverage capital level of $28.6 million, or 12.96% of adjusted total assets and total risk-based capital of $29.9 million, or 29.69% of risk-weighted assets.  Accordingly, the Bank was classified as well-capitalized at December

31, 2014 and at December 31, 2013. Management is not aware of any conditions or events since the most recent notification that would change our category.

On May 15, 2012, the board of directors of the Company adopted resolutions requested by the Federal Reserve Bank of Chicago that required written approval from the Federal Reserve Bank of Chicago prior to the declaration or payment of dividends, any increase in debt or the stock repurchase or redemption by the Company. On September 12, 2014, the Federal Reserve Bank of Chicago provided the Company with a non-objection letter allowing the board of directors to rescind the resolutions. Subsequently, the board of directors rescinded the resolutions and the Company no longer must obtain written approval from the Federal Reserve Bank of Chicago prior to the declaration or payment of dividends, any increase in debt or the stock repurchase or redemption by the Company.

In July 2013, the OCC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act.  Among other things, the new rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), establishes a uniform minimum leverage ratio of 4%, increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The final rule also requires unrealized gains and losses on certain available for sale securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised.  The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The final rule became effective for the Bank on January 1, 2015.  The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.  The impact of the final rule is not expected to have a material impact on the Bank.

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

For the years ended December 31, 2014 and 2013, we did not engage in any off-balance-sheet transactions other than loan origination commitments, unused lines of credit and standby letters of credit in the normal course of our lending activities.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

AJS Bancorp, Inc.

Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP

Oak Brook, Illinois

March 23, 2015

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

Years ended December 31, 2014 and 2013

(Dollars in thousands, except per share data)

	2014	2013
ASSETS
Cash and cash equivalents	$32,898	$22,281
Securities available-for-sale	54,214	63,804
Securities held-to-maturity (fair value: 2014 — $341; 2013 - $350)	331	335
Loans, net (allowance: 2014 - $1,103; 2013 - $1,399)	114,130	119,146
FHLB stock	1,768	1,768
Premises and equipment	3,623	3,620
Bank-owned life insurance	5,706	5,511
Other real estate owned	1,751	2,628
Accrued interest receivable	438	509
Other assets	2,664	1,324

Total assets	$217,523	$220,926

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$166,249	$164,519
FHLB advances	12,000	17,000
Advance payments by borrowers for taxes and insurance	2,068	1,955
Other liabilities and accrued interest payable	3,084	2,422
Total liabilities	183,401	185,896

Employee Stock Ownership Plan (ESOP) repurchase obligation	909	646

Stockholders’ equity
Preferred stock, $.01 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 2014 — 2,218,863 shares issued; 2013 — 2,313,463 shares issued	22	23
Additional paid-in capital	13,731	15,330
Retained earnings	21,126	20,523
Accumulated other comprehensive loss	(20)	(405)
Unearned stock awards	(596)	—
Unearned ESOP shares	(1,050)	(1,087)
Total stockholders’ equity	33,213	34,384

Total liabilities and stockholders’ equity	$217,523	$220,926

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OPERATIONS

Years ended December 31, 2014 and 2013

(Dollars in thousands, except per share data)

	2014	2013
Interest and dividend income
Loans	$4,691	$5,027
Securities	861	998
Interest-earning deposits and other	67	32
Total interest income	5,619	6,057

Interest expense
Deposits	667	700
FHLB advances and other	342	435
Total interest expense	1,009	1,135

Net interest income	4,610	4,922

Provision for loan losses	697	—

Net interest income after provision for loan losses	3,913	4,922

Non-interest income
Service fee income	287	324
Rental income	75	71
Earnings on bank-owned life insurance	195	200
Gain on sale of securities	123	182
Gain (loss) on sale of other real estate owned	756	(49)
Other	80	129
Total non-interest income	1,516	857

Non-interest expense
Compensation and employee benefits	2,361	2,392
Occupancy	730	755
Data processing	348	352
Advertising and promotion	53	68
Professional and regulatory	502	334
Postage and supplies	96	113
Bank security	120	120
Federal deposit insurance	235	210
Other real estate owned loss expense	42	69
Other	548	463
Total non-interest expense	5,035	4,876

Income before income taxes	394	903
Income tax expense (benefit)	(1,708)	—
Net Income	$2,102	$903

Earnings per share
Basic and diluted	$0.96	$0.39

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31, 2014 and 2013

(Dollars in thousands, except per share data)

	2014	2013

Net income	$2,102	$903

Other comprehensive income:
Unrealized gains on securities available-for-sale:
Unrealized holding gain (loss) arising during the period	764	(1,537)
Reclassification adjustment for gains included in net income	(123)	(182)
Tax effect	(256)	692
Total other comprehensive income (loss)	385	(1,027)

Comprehensive income (loss)	$2,487	$(124)

See accompanying notes to consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’EQUITY

Years Ended December 31, 2014 and 2013

(Dollars in thousands, except per share data)

					Accumulated
		Additional			Other	Unearned	Unearned
	Common	Paid-In	Treasury	Retained	Comprehensive	Stock	ESOP
	Stock	Capital	Stock	Earnings	Income (Loss)	Awards	Shares	Total

Balance at January 1, 2013	$24	$12,453	$(9,867)	$19,620	$622	$—	—	$22,852

Purchase of 715 treasury stock shares	—	—	(7)	—	—	—	—	(7)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	(105)	—	—	—	—	—	(105)
Net income	—	—	—	903	—	—	—	903
Other comprehensive loss	—	—	—	—	(1,027)	—	—	(1,027)
Items related to conversion and stock offering:
Treasury stock retired pursuant to reorganization	(4)	(9,870)	9,874	—	—	—	—	—
Cancellation of Old AJS Bancorp, Inc. shares and fractional shares	(20)	20	—	—	—	—	—	—
Proceeds from stock offering 2,313,463 shares, net of expense of $1,352	23	12,826	—	—	—	—	—	12,849
Purchase of 112,534 shares of ESOP pursuant to reorganization						—	(1,125)	(1,125)
ESOP shares earned shares	—	6	—	—	—	—	38	44

Balance at December 31, 2013	23	15,330	—	20,523	(405)	—	(1,087)	34,384

Allocation of stock awards of 56,267 shares	1	674	—	—	—	(675)	—	—
Stock awards earned	—	—	—	—	—	79	—	79
Stock options compensation	—	16	—	—	—	—	—	16
Common stock repurchases of 150,867 shares	(2)	(2,039)	—	—	—	—	—	(2,041)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	(263)	—	—	—	—	—	(263)
Net income	—	—	—	2,102	—	—	—	2,102
Cash dividends of $0.70	—	—	—	(1,499)	—	—	—	(1,499)
Other comprehensive income	—	—	—	—	385	—	—	385
ESOP shares earned shares	—	13	—	—	—	—	37	50

Balance at December 31, 2014	$22	$13,731	$—	$21,126	$(20)	$(596)	$(1,050)	$33,213

See accompanying notes to the consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2014 and 2013

(Dollars in thousands, except per share data)

	2014	2013
Cash flows from operating activities
Net income	$2,102	$903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	115	236
Provision for loan losses	697	—
Net amortization of securities	254	485
ESOP compensation expense	50	44
Stock award and option expense	95	—
Earnings on bank-owned life insurance	(195)	(200)
Gain on sale of securities available-for-sale	(123)	(182)
(Gain) loss on sale of other real estate owned	(756)	49
Other real estate owned write-downs	86	14
Reversal of valuation allowance on deferred taxes	(1,790)	—
Changes in:
Accrued interest receivable and other assets	521	(436)
Accrued interest payable and other liabilities	(136)	692
Net cash provided by operating activities	920	1,605

Cash flows from investing activities
Securities
Purchases	(29,132)	(22,202)
Sales	11,296	8,580
Calls, maturities and principal payments	27,942	18,113
Loan origination and repayments, net	4,076	(174)
Purchase of FHLB stock	—	(111)
Proceeds from sale of other real estate owned	1,959	530
Purchase of equipment, net	(118)	(51)
Net cash provided by investing activities	16,023	4,685

Cash flows from financing activities
Net change in deposits	1,730	(7,202)
Maturities of FHLB advances	(5,000)	(5,000)
Repurchase of common stock	(2,041)	(7)
Dividends paid on common stock	(959)	—
Net change in advance payments by borrowers for taxes and insurance	(56)	130
Net proceeds from stock offering	—	12,849
Purchase of shares by ESOP	—	(1,125)
Net cash used in financing activities	(6,326)	(355)

Net change in cash and cash equivalents	10,617	5,935

Cash and cash equivalents at beginning of year	22,281	16,346

Cash and cash equivalents at end of year	$32,898	$22,281

Supplemental disclosures of cash flow information
Cash paid (received) during the year for:
Interest	$1,017	$1,145
Income taxes	(70)	1

Supplemental noncash disclosures
Transfers from loans to real estate owned	$437	$139
Transfers of negative advance payment by borrowers for taxes and insurance balances to loans	169	21
Loans provided for sales of other real estate owned	25	22
Accrued dividends	540	—

See accompanying notes to the consolidated financial statements.

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation:  AJS Bancorp, Inc. (the “Company”), is a savings and loan holding company, the principal asset of which consists of its ownership of A.J. Smith Federal Savings Bank (the “Bank”). The Bank is a federally chartered savings bank with operations located in Midlothian and Orland Park, Illinois.

On October 9, 2013, the Company completed a second step conversion and reorganization and sale of common stock. Prior to the completion of the second step conversion, the Company was a federal corporation and mid-tier holding company in the mutual holding company structure. Following the reorganization, the Company is the Maryland chartered holding company of the Bank.

The Company provides single-family residential, home equity and commercial real estate loans to customers and accepts deposits from customers located in the southern suburbs of Chicago, Illinois. The Company’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and securities) and interest expense paid on interest-bearing liabilities (i.e. customer deposits and Federal Home Loan Bank advances). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by the Company can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management’s control.

The consolidated financial statements included herein include the accounts of the Company and the Bank. All significant intercompany items have been eliminated.

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

Securities:  Securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity.  Securities are classified as available-for-sale when they might be sold before maturity.  Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax.

Interest income includes amortization of purchase premium or discount.  Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.  Gains and losses on sales are based on the amortized cost of the security sold.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries.  We estimate the allowance balance required using past loan loss experience; known and inherent losses in the nature and volume of the portfolio that are both probable and estimable; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in our judgment, should be charged off.  Loan losses are charged against the allowance when we believe that the uncollectibility of a loan balance is confirmed.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

Non-performing loans and impaired loans are defined differently.  A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  A loan is non-performing when it is on non-accrual or greater than 90 days past due.  Some loans may be included in both categories, whereas other loans may only be included in one category. Our policy requires that all non-homogeneous loans past due greater than 90 days be classified as impaired and non-performing.  However, performing loans may also be classified as impaired when we do not expect to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by us in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  We determine the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Multi-family and commercial loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, we determine the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on actual historical loss experience determined by portfolio loan segment adjusted for current factors.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio loan segment, such as real estate trends and national and local economic conditions.  As greater risk is associated with loans classified as special mention and substandard that are not impaired, the Company considers the actual historical loss experience by loan segment, the levels of loans classified as special mention and substandard, and the trends in the collateral associated with these classifications.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following portfolio segments have been identified: One —to four-family, multi-family and commercial, home equity, consumer and other.  Substantially all of the loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate.  Commercial loans are expected to be repaid from cash flows from operations of businesses and consumer loans are expected to be repaid from personal cash flows.  There are no significant concentrations of loans to any one industry or customer.  Risk factors impacting loans in each of the portfolio segments include local & national real estate values, local and national economic factors affecting borrowers’ employment prospects and income levels, levels and movement of interest rates and general availability of credit, and overall economic sentiment.

FHLB Stock:  The Bank is a member of the FHLB system.  Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts.  FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.  Both cash and stock dividends are reported as income.

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

Income Taxes:  Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities.  Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates.  A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  At December 31, 2014 and December 31, 2013, there are no amounts accrued for uncertainty in income taxes.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.  No expense was accrued for these items during the years ended 2014 and 2013.

Retirement Plans:  Profit sharing plan expense is the amount of discretionary Company contributions.  Deferred compensation is funded by officer and director contributions. Supplemental retirement plan expense allocates the benefits over years of service once eligible participants meet minimum employment requirements.

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest. Shares are considered outstanding in the earnings per share calculations when earned.  Because participants may require the Company to purchase their ESOP shares upon termination of their employment and certain predetermined dates according to the ESOP plan document, the fair value of the putable allocated ESOP shares is reclassified from stockholders’ equity and included in other liabilities.

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

Income Per Common Share:  Basic income per common share is net income divided by the weighted average number of common shares outstanding during the period.  Employee stock ownership plan shares are considered outstanding for this calculation unless unearned.  Diluted earnings per common share show the dilutive effect, if any, of additional common shares issuable from stock options and stock awards.  Income and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.  No stock splits or stock dividends occurred during 2014 or 2013.

Liquidation Account Related to Reorganization:  On September 27, 2013, the Boards of Directors of the Company, AJS Bancorp, MHC and the Bank each unanimously adopted a Plan of Conversion and Reorganization of AJS Bancorp, MHC (the “Plan”) pursuant to which AJS Bancorp, MHC undertook a “second-step” conversion and ceased to exist.  AJS Bancorp, MHC reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective October 9, 2013.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In accordance with Board of Governors of the Federal Reserve System regulations, at the time of the reorganization, the Company substantially restricted retained earnings by establishing a liquidation account.  The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion.  The Bank will establish a parallel liquidation account to support the Company’s liquidation account in the event the Company does not have sufficient assets to fund its obligations under its liquidation account.  The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits.  Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts.  In the event of a complete liquidation of the Bank or the Company, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held.  The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

Stock Repurchase Programs: On May 23, 2014, the Company approved its first stock repurchase program for repurchase of up to 56,267 shares of its common stock. On October 30, 2014, the Company completed its first stock repurchase program with the repurchase of 56,267 shares at an average price of $13.41 per share.

On October 21, 2014, the Company approved its second repurchase program for repurchase of up to 115,000 shares of its common stock. As of December 31, 2014, the Company had repurchased 94,600 shares at an average price of $13.60 per share.

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

NOTE 2 - SECURITIES

The fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government-sponsored entities	$11,000	$3	$(10)	$10,993
Residential agency mortgage-backed	43,248	188	(215)	43,221

Total	$54,248	$191	$(225)	$54,214

	December 31, 2013
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government-sponsored entities	$8,997	$1	$(90)	$8,906
Residential agency mortgage-backed	55,484	231	(817)	54,898

Total	$64,481	$232	$(907)	$63,804

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair values of securities held-to-maturity were as follows:

	December 31, 2014
		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
Residential agency mortgage-backed	$11	$—	$—	$11
State and municipal	320	10	—	330

	$331	$10	$—	$341

	December 31, 2013
		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
Residential agency mortgage-backed	$15	$1	$—	$16
State and municipal	320	14	—	334

	$335	$15	$—	$350

Expected maturities of securities at December 31, 2014 were as follows.  Securities not due at a single maturity date (mortgage-backed securities) are shown separately.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due after one year through five years	$10,000	$9,995	$205	$212
Due after five years through ten years	1,000	998	115	118
Residential agency mortgage-backed	43,248	43,221	11	11

	$54,248	$54,214	$331	$341

Securities with a carrying value of approximately $10,161 and $5,238 at December 31, 2014 and December 31, 2013 were pledged to secure public deposits and for other purposes as required or permitted by law.

The proceeds from sales of securities and the associated gains are listed below:

	2014	2013

Proceeds from sale	$11,296	$8,580
Gross realized gains	123	182

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses not recognized in income, by length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	December 31, 2014
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government-sponsored entities	$4,992	$(8)	$998	$(2)	$5,990	$(10)
Residential agency mortgage-backed	3,112	(10)	13,750	(205)	16,862	(215)

Total temporarily impaired	$8,104	$(18)	$14,748	$(207)	$22,852	$(225)

	December 31, 2013
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government- sponsored entities	$6,906	$(90)	$—	$—	$6,906	$(90)
Residential agency mortgage-backed	30,170	(548)	5,349	(269)	35,519	(817)

Total temporarily impaired	$37,076	$(638)	$5,349	$(269)	$42,425	$(907)

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

NOTE 3 - LOANS

Loans were as follows at December 31:

	2014	2013
Mortgage:
One-to-four-family	$97,214	$97,301
Multi-family and commercial	9,493	12,847
Home equity	8,069	10,141
Consumer and other	349	181
	115,125	120,470
Allowance for loan losses	(1,103)	(1,399)
Net deferred costs and other	108	75

Loans, net	$114,130	$119,146

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for the loan losses by portfolio segment:

	Year ended December 31, 2014
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total
Allowances for loan losses:
Beginning balance	$823	$466	$109	$1	$1,399
Provision for loan losses	217	568	(87)	(1)	697
Charge-offs	(224)	(778)	—	—	(1,002)
Recoveries	6	3	—	—	9

Total ending allowance balance	$822	$259	$22	$—	$1,103

	Year ended December 31, 2013
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total
Allowances for loan losses:
Beginning balance	$1,038	$467	$59	$1	$1,565
Provision for loan losses	—	—	—	—	—
Charge-offs	(224)	(6)	—	—	(230)
Recoveries	9	5	50	—	64

Total ending allowance balance	$823	$466	$109	$1	$1,399

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method:

	December 31, 2014
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total
Allowance for loan losses:
Loans individually evaluated for impairment	$234	$—	$—	$—	$234
Loans collectively evaluated for impairment	588	259	22	—	869

Total ending allowance balance	$822	$259	$22	$—	$1,103

Loans:
Loans individually evaluated for impairment	$1,564	$899	$—	$—	$2,463
Loans collectively evaluated for impairment	95,650	8,594	8,069	349	112,662

Total ending loans balance	$97,214	$9,493	$8,069	$349	$115,125

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

	December 31, 2013
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total
Allowance for loan losses:
Loans individually evaluated for impairment	$235	$139	$—	$—	$374
Loans collectively evaluated for impairment	588	327	109	1	1,025

Total ending allowance balance	$823	$466	$109	$1	$1,399

Loans:
Loans individually evaluated for impairment	$2,971	$2,652	$144	$—	$5,767
Loans collectively evaluated for impairment	94,330	10,195	9,997	181	114,703

Total ending loans balance	$97,301	$12,847	$10,141	$181	$120,470

	December 31, 2014
			Allowance
	Unpaid		for Loan	Average	Interest	Cash
	Principal	Recorded	Losses	Recorded	Income	Basis
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
One-to-four family	$410	$297	$—	$224	$15	$—
Multi-family and commercial	1,185	899	—	1,658	2	18
Home equity	—	—	—	—
Subtotal	1,595	1,196	—	1,882	17	18

With an allowance recorded:
One-to-four family	1,300	1,267	234	1,274	64	—
Multi-family and commercial	—	—	—	144	—	—
Home equity	—	—	—	—	—	—
Subtotal	1,300	1,267	234	1,418	64	—

Total	$2,895	$2,463	$234	$3,300	$81	$18

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.  The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2014 and 2013:

			Loans Past Due Over
	Nonaccrual		90 Days Still Accruing
	2014	2013	2014	2013
One-to-four family	$1,886	$1,565	$—	$—
Multi-family and commercial	900	1,542	—	—
Home equity	192	164	—	—
Consumer and other	—	—	—	—

Total	$2,978	$3,271	$—	$—

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The following tables present the aging of the recorded investment in past due loans by class of loans:

	December 31, 2014
	30 - 59	60 - 89	Greater Than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
One-to-four family	$245	$305	$753	$1,303	$95,911	$97,214
Multi-family and commercial	206	—	379	585	8,908	9,493
Home equity	88	44	35	167	7,902	8,069
Consumer and other	—	—	—	—	349	349

Total	$539	$349	$1,167	$2,055	$113,070	$115,125

	December 31, 2013
	30 - 59	60 - 89	Greater Than
	Days	Days	90 Days	Total	Loans Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
One-to-four family	$575	$328	$851	$1,754	$95,547	$97,301
Multi-family and commercial	—	—	524	524	12,323	12,847
Home equity	13	46	46	105	10,036	10,141
Consumer and other	—	—	—	—	181	181

Total	$588	$374	$1,421	$2,383	$118,087	$120,470

Troubled Debt Restructurings

The following table presents the recorded investment of troubled debt restructurings by accrual status and specific reserves allocated to troubled debt restructuring:

	2014	2013
Accrual status	$1,431	$2,359
Non-accrual status	1,032	1,715
	2,463	4,074
Specific reserves allocated	234	373

Net	$2,229	$3,701

No additional loan commitments were outstanding to these borrowers at December 31, 2014 and December 31, 2013.  Loans are returned to accrual status after a period of satisfactory payment performance under the terms of the restructuring and reasonable future payment assurance. Satisfactory payment performance is generally no less than six consecutive months of timely payments.

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The troubled debt restructurings described above resulted in an additional $11 increase in the allowance for loan losses and no charge offs during the year ending December 31, 2014. There was no additional increase in the allowance for loan losses and $5 in charge offs during the year ending December 31, 2013.

The following tables present loans by class modified as troubled debt restructurings that occurred during the years ended December 31 2014 and 2013:

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Loans	Investment	Investment
December 31, 2014
One-to—four family	1	$100	$100
Multi-family and commercial	1	176	181
Home equity	—	—	—
Consumer and other	—	—	—

Total	2	$276	$281

December 31, 2013
One-to—four family	2	$231	$242
Multi-family and commercial	—	—	—
Home equity	—	—	—
Consumer and other	—	—	—

Total	2	$231	$242

The recorded investment increased due to real estate taxes for the years ended December 31, 2014 and 2013. The troubled debt restructurings described above were evaluated for impairment prior to modification, did not result in an increase in the allowance for loan losses upon modification, and resulted in no additional charge-offs for the years ended December 31, 2014 and 2013.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. The following tables present loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2014 and 2013.

	Number of	Recorded
	Loans	Investment
December 31, 2014
One-to—four family residences	1	$34
Multi-family and commercial properties	—	—
Home equity	—	—
Consumer and other	—	—

Total	1	$34

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

	Number of	Recorded
	Loans	Investment
December 31, 2013
One-to—four family residences	1	$216
Multi-family and commercial properties	—	—
Home equity	—	—
Consumer and other	—	—

Total	1	$216

The terms of certain other loans were modified during the twelve months ended December 31, 2014 and 2013 that did not meet the definition of a troubled debt restructuring. These loan balances were not material in the twelve months ended December 31, 2014 and 2013.

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans.  As of December 31, 2014 and December 31, 2013, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

	December 31, 2014
		Special
	Pass	Mention	Substandard	Doubtful	Total

One —to four-family	$94,007	$—	$3,207	$—	$97,214
Multi-family and commercial	2,649	102	6,742	—	9,493
Home equity	7,641	—	428	—	8,069
Consumer and other	349	—	—	—	349

Total	$104,646	$102	$10,377	$—	$115,125

	December 31, 2013
		Special
	Pass	Mention	Substandard	Doubtful	Total

One —to four-family	$93,144	$201	$3,956	$—	$97,301
Multi-family and commercial	2,606	4,569	5,672	—	12,847
Home equity	9,996	—	145	—	10,141
Consumer and other	181	—	—	—	181

Total	$105,927	$4,770	$9,773	$—	$120,470

Certain directors and executive officers of the Company and companies with which they are affiliated have obtained loans on various occasions.  A summary of such loans made by the Company is as follows:

	2014	2013

Beginning balance	$854	$992
New loans	—	—
Effect of changes in related parties	—	(75)
Repayments	(63)	(63)
Ending balance	$791	$854

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2014 and 2013 were as follows:

	2014	2013

Land	$1,351	$1,351
Office buildings and improvements	5,451	5,432
Furniture, fixtures, and equipment	1,844	1,735
	8,646	8,518
Less accumulated depreciation	5,023	4,898

	$3,623	$3,620

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $250 or more, the federally insured limits, were $6,798 and $4,372 at December 31, 2014 and 2013.  Deposit accounts are summarized as follows:

	2014	2013

Passbook accounts	$65,359	$63,871
NOW and checking accounts	31,874	29,079
Money market accounts	6,432	7,189
Certificates of deposit	62,584	64,380

Total deposits	$166,249	$164,519

Scheduled maturities of time certificates at December 31, 2014 are as follows:

2015	$37,943
2016	8,258
2017	5,780
2018	4,318
2019	3,462
Thereafter	2,823

$62,584

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 5 — DEPOSITS (Continued)

Interest expense for the year ended December 31, 2014 and 201 on deposits is summarized as follows:

	2014	2013

NOW	$1	$1
Money market	1	1
Passbook	94	86
Certificates of deposit	571	612

	$667	$700

Non-interest-bearing deposits totaled $20,905 and $18,936 at December 31, 2014 and 2013.  Deposit accounts held by directors and executive officers totaled $841 and $508 at December 31, 2014 and 2013.

NOTE 6 - FHLB ADVANCES

At December 31, 2014 and 2013, maturities and weighted-average rate of FHLB advances by year of maturity were as follows:

	2014		2013
Maturity	Balance	Rate	Balance	Rate

2014	$—	—%	5,000	1.90%
2015	7,000	2.24	7,000	2.24
2016	5,000	2.55	5,000	2.55

	$12,000	2.37%	$17,000	2.23%

The advances are fixed rate, payable upon maturity date, and also subject to a prepayment penalty equivalent to the unpaid interest cash flows at rates effective at the time of the prepayment.  The advances were collateralized by $66,402 and $68,469 of first mortgage loans under a blanket lien arrangement at December 31, 2014 and December 31, 2013. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow an additional $54,402 at December 31, 2014.

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

At December 31, 2014 and 2013, the Company had no liabilities measured at fair value.  Assets measured at fair value on a recurring basis are summarized below:

December 31, 2014
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale
U.S. government-sponsored entities	$10,993	$—	$10,993	$—
Residential agency mortgage-backed	43,221	—	43,221	—

December 31, 2013
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale
U.S. government-sponsored entities	$8,906	$—	$8,906	$—
Residential agency mortgage-backed	54,898	—	54,898	—

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2014 and 2013.

The following tables set forth the Company’s assets that were measured at fair value on a non-recurring basis:

	December 31, 2014
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
One-to-four family	$201	$—	$—	$201
Multi-family and commercial	346	—	—	346
Other real estate owned:
One-to-four family	412	—	—	412
Multi-family and commercial	1,299	—	—	1,299

	December 31, 2013
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
One-to-four family	$513	$—	$—	$513
Multi-family and commercial	526	—	—	526
Other real estate owned:
One-to-four family	130	—	—	130
Multi-family and commercial	2,283	—	—	2,283

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

At December 31, 2014, impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a recorded investment of $547, with no valuation allowance, resulting in an additional provision for loan losses of $134 for 2014. At December 31, 2013, impaired loans had a recorded investment of $1,413, net of a valuation allowance of $374, resulting in no additional provision for loan losses for the year ended December 31, 2013.

At December 31, 2014, other real estate owned, which is carried at fair value less estimated costs to sell, had a carrying amount of $2,021, net of a valuation allowance of $310, resulting in a write-down of $86 during 2014.  At December 31, 2013, other real estate owned had a carrying amount of $2,636, net of a valuation allowance of $223, resulting in $13 additional write-downs during 2013.

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis:

	December 31, 2014
		Valuation		Range
	Fair Value	Technique(s)	Unobservable Input(s)	(Weighted Average)

Impaired loans — One-to-four family	$201	Sales comparison approach	Adjustment for differences between the comparable Sales	0.0-7.0% (-4.8%)
Impaired loans — Multi-family and commercial	$346	Sales comparison approach	Adjustment for differences between the comparable sales	0.0-56.7% (18.2%)
Other real estate owned — One-to-four family	$412	Sales comparison approach	Adjustment for differences between the comparable sales	0.0-5.3% (-6.5%)
Other real estate owned — multi-family and commercial	$90	Sales comparison approach	Adjustment for differences between the comparable sales	5.7-55.4% (34.2%)
	1,209	Income approach	Adjustment for differences in net operating income expectations	13.1% (13.1%)
			Capitalization rate	8.3% (8.3%)

	December 31, 2013
		Valuation		Range
	Fair Value	Technique(s)	Unobservable Input(s)	(Weighted Average)

Impaired loans — One —to four-family	$513	Sales comparison approach	Adjustment for differences between the comparable sales	0.0 – 31.2% (5.5%)
Impaired loans — Multi-family and commercial	$526	Sales comparison approach	Adjustment for differences between the comparable sales	0.0 – 23.7% (-6.4%)
Other real estate owned — One -to four family	$130	Sales comparison approach	Adjustment for differences between the comparable sales	0.0% (0.0%)
Other real estate owned — multi-family and commercial	$1,037	Sales comparison approach	Adjustment for differences between the comparable sales	0.0 – 4.9% (1.1%)
	1,246	Income approach	Adjustment for differences in net operating income expectations	12.0% (12.0%)
			Capitalization rate	9.8% (9.8%)

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

The carrying amount and estimated fair value of financial instruments not previously presented were as follows.

	December 31, 2014
	Carrying	Fair Value Measurements Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$32,898	$32,898	$—	$—	$32,898
Securities held-to-maturity	331	—	341	—	341
Loans, net (less impaired loans)	113,583	—	—	113,316	113,316
FHLB stock	1,768	N/A	N/A	N/A	1,768
Accrued interest receivable	438	—	20	418	438

Financial liabilities
Non-interest-bearing deposits	$20,905	$20,905	$—	$—	$20,905
Interest-bearing deposits	145,344	—	145,444	—	145,444
FHLB advances	12,000	—	12,163	—	12,163
Advances from borrowers for taxes	2,068	—	2,068	—	2,068
Accrued interest payable	28	—	28	—	28

	December 31, 2013
	Carrying	Fair Value Measurements Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets
Cash and cash equivalents	$22,281	$22,281	$—	$—	$22,281
Securities held-to-maturity	335	—	350	—	350
Loans, net (less impaired loans)	117,733	—	—	115,242	115,242
FHLB stock	1,768	N/A	N/A	N/A	1,768
Accrued interest receivable	509	—	30	479	509

Financial liabilities
Non-interest-bearing deposits	$18,936	$18,936	$—	$—	$18,936
Interest-bearing deposits	145,583	—	145,454	—	145,454
FHLB advances	17,000	—	17,488	—	17,488
Advances from borrowers for taxes	1,955	—	1,955	—	1,955
Accrued interest payable	36	—	36	—	36

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

(g)         FHLB Advances

The fair value of FHLB  advances, which are at a fixed rate, are estimated using discounted cash flow analyses based on current rates for similar advances resulting in a Level 2 classification.

(h)         Advances From Borrowers For Taxes

The carrying value of the short-term borrowings approximated fair value and are classified as Level 2.

(i)            Accrued Interest Payable

The carrying amount of accrued interest payable approximates its fair value and is classified as Level 2.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 8 - EARNINGS (LOSS) PER SHARE

According to the provisions of FASB ASC 260, Earnings Per Share, nonvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and are included in the computation of EPS pursuant to the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. ESOP shares are considered outstanding for basic and diluted earnings per share when the shares are committed to be released. The Company’s nonvested restricted stock awards qualify as participating securities.

Net income is allocated between the common stock and participating securities pursuant to the two-class method, based on their rights to receive dividends, participate in earnings or absorb losses. Basic earnings per common share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period, excluding participating nonvested restricted shares.

The table below calculates the earnings per share for the year ended December 31, 2014 and 2013:

	December 31,
	2014	2013
Basic:
Net income	$2,102	$903
Distributed earnings allocated to participated securities	(20)	—
Undistributed income allocated to participated securities	(9)	—
Earnings allocated to common shareholders	2,073	903

Weighted common shares outstanding including participating securities	2,204,803	2,288,379
Less: Participating securities	(34,729)	—
Weighted-average common shares outstanding	2,170,074	2,288,379

Basic earnings per common share	$0.96	$0.39

Diluted:
Net earnings allocated to common stock	$2,073	$903

Weighted average shares for basic	2,170,074	2,288,379
Diluted effects:
Stock options	—	—
Stock awards	—	—
Diluted weighted-average shares for basic	2,170,074	2,288,379

Diluted earnings per common share	$0.96	$0.39

At December 31, 2014 and 2013, there were 119,507 and 1,375 anti-dilutive stock options, respectively.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 8 - EARNINGS (LOSS) PER SHARE (Continued)

Weighted average common shares outstanding were adjusted to reflect the completion of the second-step conversion using an exchange ratio of 1.1460 for shares held by the public prior to October 9, 2013. In addition, employee stock ownership plan shares are considered outstanding for this calculation unless unearned. At December 31, 2014 and December 31, 2013 there were 105,032 and 108,783 shares unearned from the employee stock ownership plan, respectively.

NOTE 9 - INCOME TAXES

Income tax expense (benefit) was as follows:

	2014	2013
Current
Federal	$—	$19
State	—	—
Deferred	82	268
Change in valuation allowance	(1,790)	(287)

Total	$(1,708)	$—

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

	2014	2013

Income tax at federal statutory rate (34%)	$134	$307
Effect of:
State taxes, net of federal benefit	10	43
Other, net	(62)	(63)
Change in valuation allowance	(1,790)	(287)

Total	$(1,708)	$—

Effective tax rate	NA	0.0%

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 9 - INCOME TAXES (Continued)

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

	2014	2013
Deferred tax assets
Allowance for loan losses	$432	$563
Accrued expenses	664	621
Reserve for uncollectible interest	31	46
OREO valuation allowances	137	106
Unrealized gain on securities available-for-sale	14	270
Net operating loss carryforwards	1,734	1,767
Other, net	7	—
	3,019	3,373
Deferred tax liabilities
Premises and equipment	(331)	(302)
FHLB stock dividends	(127)	(131)
Deferred loan fees	79	(75)
Other, net	—	(41)
	(537)	(549)
Net deferred tax asset	2,482	2,824
Valuation allowance	—	(1,790)

Net deferred tax asset	$2,482	$1,034

At December 31, 2014 and December 31, 2013, the Company had net deferred tax assets of $2,482 and $1,034 respectively. At December 31, 2013, the net deferred tax asset was net of a $1,790 valuation allowance. The valuation allowance was recorded in 2009 due to accumulated operating losses during the three years prior to 2009. The Company could not fully rely on projected future taxable income to utilize deferred tax assets and therefore a valuation allowance was established and maintained through March 31, 2014 to the amount of net deferred tax assets that could be supported. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more likely-than-not that some portion of the entire deferred tax asset will not be realized. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences responsible for the deferred tax asset become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making an assessment regarding the realizability of our deferred tax asset. Based upon the Company’s recent sustained ability to generate taxable income and projections of future taxable income over the periods in which our existing deferred tax assets, including our NOL carryforward, is expected to become deductible, management determined that the realization of our deferred tax assets was more likely-than-not as of June 30, 2014. As a result a valuation allowance for the deferred tax asset was unnecessary at June 30, 2014. Excluding the reversal of the remaining deferred tax asset valuation allowance of $1,790 the Company recorded tax expense for the year ended December 31, 2014 of $82. The amount of our deferred tax asset considered realizable, however, could be reduced in a subsequent quarter if unexpected losses are realized or if estimated of future taxable income are reduced.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 9 - INCOME TAXES (Continued)

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $928 at December 31, 2014 and $955 at December 31, 2013.  If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.  The Company files income tax returns in the U.S. federal jurisdiction and in Illinois.  The Company is no longer subject to examination by the U.S. federal tax authorities and by Illinois tax authorities for years prior to 2011.

The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

If not utilized, the federal net operating loss carryforward of $3,890 will begin to expire in 2024, and the state net operating loss carryforward of $8,041will begin to expire in 2021.

NOTE 10 - EQUITY INCENTIVE PLANS

The Company’s 2014 Equity Incentive Plan provides for grants of stock options, stock awards, stock units, awards, performance stock awards, stock appreciations rights, and other equity-based awards to key employees and nonemployee directors. The Equity Incentive Plan provides for grants of up to 140,667 of stock options and 56,267 of stock awards. During 2014, the Company granted stock options and stock awards. The Company recognizes stock compensation costs for services received in a share-based payment transaction over the required service period, generally defined as the vesting period.

Stock Options

For stock options, certain key employees and nonemployee directors were granted options to purchase shares of the Company’s common stock at fair value at the date of the grant (exercise price). The options become exercisable in equal installments over a five-year period from the date of grant, and they expire ten years from the date of grant. Compensation cost is determined by estimating the fair value of the option on the date of the grant using a closed form option valuation (Black-Scholes) model. Expected volatilities are based on historical volatilities of the Company’s common stock. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferrable. The risk-free interest rate for the expected term of the option is based on the U.S. treasury yield curve in effect at the time of grant. There were 118,132 options granted in May 2014. No options became vested, exercised, or expired during 2014 Total unrecognized compensation expense for stock options was $122 as of December 31, 2014. Compensation expense totaled $16 for the year ended December 31, 2014. Management expects all options to vest over the remaining vesting period of 4.4 years. There was no compensation expense for the year ended December 31, 2013, as all outstanding options were fully vested.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 10 - EQUITY INCENTIVE PLANS (Continued)

There were no stock options granted during 2013.  A summary of the activity in the stock option plan for 2014 follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Shares	Price	Term (Years)

Outstanding at beginning of year	1,375	$20.72
Granted	118,132	11.99
Exercised	—	—
Forfeited or expired	—	—

Outstanding at end of year	119,507	$12.09	9.32

Exercisable at end of year	1,375	$20.72	1.22

All options outstanding at December 31, 2014 are expected to vest.

Aggregate intrinsic value of options outstanding was $180,456 at December 31, 2014 and zero at December 31, 2013.

Stock Awards

For stock awards, the compensation cost is based on the grant date fair value of the award (as determined by quoted market prices) and is recognized over the vesting period. The Company’s stock awards vest based on a service period of five years. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity. The Company awarded 56,267 shares of stock awards in May 2014. No awards were vested during 2014. Total unrecognized compensation expense for awards was $596 as of December 31, 2014. Compensation expense totaled $79 for the year ended December 31, 2014. Management expects all awards to vest over the remaining vesting period of 4.4 years. There was no compensation expense for the year ended December 31, 2013, as all were fully vested.

NOTE 11 - EMPLOYEE BENEFITS

The Company maintains a contributory profit sharing plan for its employees.  To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18.  Bank contributions to the plan are discretionary and determined by the Board of Directors.  Profit sharing expense was $5 and $14 for the years ended December 31, 2014 and 2013.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 11 - EMPLOYEE BENEFITS (Continued)

The Company offers a deferred compensation plan to its officers and directors.  Participants can defer (i) twenty percent (20%) of such Participant’s Base Salary; (ii) fifty percent (50%) of such Participant’s annual Bonus; (iii) and one hundred percent (100%) of such Participant’s Director’s Fees.  Deferred compensation balances earn a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal.  The Company’s liability for the deferred compensation plan totaled $1,086 and $952 at December 31, 2014 and 2013.  Contributions were $87 and $96 for the years ended December 31, 2014 and 2013. Interest earned was $53 and $46 for the years ended December 31, 2014 and 2013. Payouts were $6 and $67 for the years ended December 31, 2014 and 2013. The assets of the plan are subject to claim of the general creditors of the Bank.

The Company sponsors nonqualified unfunded retirement plans for certain directors, which provide annual benefit payments upon their retirement.  The Company’s liability for the plans totaled $308 and $294 at December 31, 2014 and 2013.  Expenses were $14 and $12 for the year ended December 31, 2014 and 2013. There were no payments from this plan in 2014 and 2013.

NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN

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

Participants receive the shares at the end of employment.  A participant may require stock received to be repurchased unless the stock is traded on an established market.  The estimated fair value of allocated shares subject to repurchase obligation and recorded in other liabilities was $909 and $646 at December 31, 2014 and 2013, respectively. Contributions to the ESOP in 2014 were $58 of which $49 was from dividends on unallocated ESOP shares. Contributions to the ESOP in 2013 were $58. ESOP related expense totaled $50 and $44 during 2014 and 2013.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 13 - REGULATORY AND CAPITAL MATTERS

In 2014, capital requirements did not apply to savings and loan holding companies. Beginning in 2015, since the Company is a Small Savings and Loan Holding Company with consolidated assets under $500 million, regulatory capital requirements apply will only to the Bank. The Bank is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  As of December 31, 2014 and 2013, management believes the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  At December 31, 2014 and 2013, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

On March 8, 2012, the Company entered into an Agreement by and between its wholly owned subsidiary, the Bank, and the Comptroller of the Currency (“the OCC”).  The Agreement required the Company to address findings of unsafe and unsound practices relating to management, credit underwriting and administration, and liquidity risk management. On September 19, 2013, the OCC terminated its formal agreement with the Company.

Concurrent with entering into the Formal Agreement, the Bank was deemed by the OCC to be in “troubled condition” under the OCC’s prompt corrective action rules.  In addition, pursuant to an Individual Minimum Capital Requirement, the Bank had been directed by the OCC to maintain a Tier 1 Leverage capital ratio of 8% and a Total Risk-Based capital ratio of 12%. On March 26, 2014, the OCC terminated the Individual Minimum Capital Requirement.

The Bank’s actual and required capital amounts and ratios are presented below:

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2014
Total risk-based capital to risk-weighted assets	$30,603	32.21%	$7,601	8.0%	$9,502	10.0%
Tier I (core) capital to risk- weighted assets	29,500	31.05	3,801	4.0	5,701	6.0
Tier I (core) capital to adjusted total assets	29,500	13.67	8,630	4.0	10,787	5.0

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

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

The Qualified Thrift Lender (QTL) test requires that at least 65% of assets be maintained in housing-related finance and other specified areas.  If this test is not met, the Bank must operate under specific restrictions. The Dodd-Frank Act made noncompliance with the QTL test also subject to agency enforcement action for a violation of law. Management believes that this test is met.

On May 15, 2012, the board of directors of the Company adopted resolutions requested by the Federal Reserve Bank of Chicago that required written approval from the Federal Reserve Bank of Chicago prior to the declaration or payment of dividends, any increase in debt or the stock repurchase or redemption by the Company. On September 12, 2014, the Federal Reserve Bank of Chicago provided the Company with a non-objection letter allowing the board of directors to rescind the resolutions. Subsequently, the board of directors rescinded the resolutions and the Company no longer must obtain written approval from the Federal Reserve Bank of Chicago prior to the declaration or payment of dividends, any increase in debt or the stock repurchase or redemption by the Company.

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. At December 31, 2014, the Bank has $1,506 of retained earnings available for dividends.

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

The contractual amount of financial instruments with off-balance sheet risk was as follows at year end:

	December 31,2014		December 31,2013
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate
Commitments to make loans	$1,827	$221	$2,153	$250
Unused lines of credit and letters of credit	181	8,633	189	10,005

Commitments to make loans are generally made for periods of 120 days or less.  At December 31, 2014, the fixed rate loan commitments have interest rates ranging from 1.88% to 4.38% and the commitments are to extend credit ranging from 5 to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse.  Recourse obligations on sold loans are recorded at fair value.

	December 31,2014		December 31,2013
	Contract	Carrying	Contract	Carrying
	Amount	Value	Amount	Value

Loans sold with recourse	$8	$8	$10	$10

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions that are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of operations and cash flows for AJS Bancorp, Inc.

CONDENSED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$2,412	$5,616
Investment in bank subsidiary	30,867	28,204
Other	1,469	1,249

	$34,748	$35,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$1,535	$685
Stockholders’ equity	33,213	34,384

	$34,748	$35,069

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF OPERATIONS

	December 31,
	2014	2013
Income
Interest on deposits in financial institution	$11	$2
Interest on ESOP loan	35	9
	46	11
Other expenses
Other operating expenses	281	84

Loss before income taxes and equity in undistributed earnings	(235)	(73)

Income tax benefit	204	—

Loss before equity in undistributed income of bank subsidiary	(31)	(73)

Undistributed income from bank subsidiary	2,133	976

Net income	$2,102	$903

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

(Dollars in thousands, except per share data)

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	December 31,
	2014	2013
Operating activities
Net income	$2,102	$903
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed income of bank subsidiary	(2,133)	(976)
Change in other assets and liabilities	(223)	14
Net cash used in operating activities	(254)	(59)

Investing activities
Capital distribution to Bank	—	(6,393)
ESOP loan disbursement and repayment, net	50	(1,081)
Net cash provided (used) in investing activities	50	(7,474)

Financing activities
Net Proceeds from stock offering	—	12,849
Repurchase of common stock	(2,041)	(7)
Dividends paid on common stock	(959)	—
Net cash provided (used) in financing activities	(3,000)	12,842

Net change in cash and cash equivalents	(3,204)	5,309

Cash and cash equivalents at beginning of year	5,616	307

Cash and cash equivalents at end of year	$2,412	$5,616

NOTE 16 — SUBSEQUENT EVENT

On January 20, 2015, the Board of Directors announced the declaration of a quarterly cash dividend on the Company’s outstanding shares of common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of February 3, 2015 and is expected to be paid on February 24, 2015.

On March 13, 2015, the Board of Directors of the Company completed its second stock repurchase program adopted on October 21, 2014. Under the plan, the Company repurchased 115,000 shares, or approximately 5.0%, of its common stock. The shares were repurchased by the Company at an average price of $13.61 per share.

On March 17, 2015, the Board of Directors of the Company adopted a third stock repurchase program. Under the repurchase program, the Company may purchase up to 110,000 shares of its common stock, or approximately 5.0% of its outstanding shares.

INVESTOR INFORMATION

Annual Meeting

The Annual Meeting of stockholders will be held at 1:00 p.m., Central Standard Time, on May 20, 2015 at the A.J. Smith Federal Savings Bank Corporate Offices located at 14757 S. Cicero Avenue, Midlothian, Illinois.

Stock Listing

AJS Bancorp, Inc. common stock is quoted on the OTCQB Marketplace under the symbol “AJSB.”

As of March 23, 2015, there were 2,198,463 shares of AJS Bancorp, Inc. common stock outstanding (including unallocated ESOP shares) and there were approximately 344 registered holders of record.

Set forth below are the high and low prices of our common stock for 2014 and 2013. Our second step conversion was completed on October 9, 2013 whereby each share of AJS Bancorp, Inc., a federal corporation was exchanged for 1.1460 shares of AJS Bancorp, Inc., a Maryland corporation. Accordingly, we have adjusted the share prices prior to October 9, 2013 to reflect the 1.1460 exchange rate.

	High	Low	Dividends
2014
Quarter ended March 31, 2014	$12.40	$11.71	$0.05
Quarter ended June 30, 2014	12.25	11.77	0.30
Quarter ended September 30, 2014	13.75	12.25	0.05
Quarter ended December 31, 2014	13.73	13.50	0.30

	High	Low	Dividends
2013
Quarter ended March 31, 2013	$9.38	$8.50	$—
Quarter ended June 30, 2013	11.25	8.73	—
Quarter ended September 30, 2013	11.69	10.35	—
Quarter ended December 31, 2013	12.15	10.99	—

Shareholder inquires	Transfer Agent

AJS Bancorp, Inc.	Computershare
14757 S. Cicero Avenue	211 Quality Circle, Suite 210
Midlothian, Illinois 60445	College Station, Texas 77845
(708) 687-7400	(800) 962-4284
Attn: Thomas R. Butkus
Investor Relations

DIRECTORS AND EXECUTIVE OFFICERS

Directors of AJS Bancorp, Inc. and A.J. Smith Federal Savings Bank	Officers of AJS Bancorp, Inc.	Officers of A.J. Smith Federal Savings Bank

Thomas R. Butkus	Thomas R. Butkus	Thomas R. Butkus
Chairman of the Board,	Chairman of the Board,	Chairman of the Board,
President and Chief	President and Chief	President and Chief
Executive Officer	Executive Officer	Executive Officer

Roger L. Aurelio	Emily Lane	Emily Lane
President and Chief Executive Officer,	Chief Financial Officer	Chief Financial Officer
New Supplies Company	(principal financial officer and	(principal financial officer and
Romeoville, Illinois	principal accounting officer)	principal accounting officer)

Raymond J. Blake		Donna Manual
Retired Director of Research and		Senior Vice President, Lending
Development with Commonwealth Edison

Richard J. Nogal		Jo Anne Cano
Law Partner with Goldstine, Skrodzki,		Vice President, Deposit Operations
Russian, Nemec and Hoff, Ltd.
Burr Ridge, Illinois

Michael H. Rose
Chairman and President of Location
Finders International
Mokena, Illinois