Form 10-K, Exhibit 13
period 2015-12-31
AJS Bancorp, Inc.
filed 2016-03-23
CIK 1576336

Exhibit 13

AJS BANCORP, INC.

2015 ANNUAL REPORT TO STOCKHOLDERS

AJS Bancorp, Inc.

Table of Contents

Letter from the Chairman of the Board, President and Chief Executive Officer	1

Forward Looking Statements	2

Business of AJS Bancorp, Inc and A.J. Smith Federal Savings Bank	3

Selected Financial and Other Data	4

Management’s Discussion and Analysis of Financial Condition and Results of Operations	6

Report of Independent Registered Public Accounting Firm	17

Consolidated Statements of Financial Condition	18

Consolidated Statements of Operations	19

Consolidated Statements of Comprehensive Income (Loss)	20

Consolidated Statements of Stockholders’ Equity	21

Consolidated Statements of Cash Flows	22

Notes to the Consolidated Financial Financial Statements	23

Investor Information	57

Directors and Executive Officers	58

LETTER FROM THE CHAIRMAN OF THE BOARD, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

To Our Stockholders and Customers:

We are pleased to present the Annual Report to Stockholders of AJS Bancorp, Inc. (the “Company”), and its wholly-owned subsidiary, A.J. Smith Federal Savings Bank (the “Bank”). In 2015, progress was made on improving the Bank’s financial condition, asset quality and enhancing stockholder value. With these improvements, we are proud to provide you with our Annual Report.

The Company’s net income for the year ended December 31, 2015 was $86,000, or $0.04 per share, compared to $2.1 million, or $0.96 per share in the prior year. The $2.0 million decrease in net income was primarily attributed to the reversal of all of the $1.8 million deferred tax valuation allowance in 2014, an $824,000 decrease in gains on sales of other real estate owned and securities, and higher other real estate owned expense/impairment of $360,000, partially offset by a decline in the provision for loan losses of $617,000. While disappointed in the net income results for 2015, we made substantial progress in reducing non-interest expenses, exclusive of other real estate owned expense/impairment, by $257,000, or 5.1%. In addition, we reduced the levels of nonperforming loans and nonperforming assets which should help contribute to lower credit costs in the future. Nonperforming assets declined $3.1 million, or 65.5% in 2015 to $1.6 million, or 0.78% of assets which is the lowest level of nonperforming assets since nonperforming assets peaked at $9.3 million, or 3.72% of assets at December 31, 2009.

We enter 2016 with a more optimistic outlook, improved credit quality, a lower non-interest expense base, high levels of liquidity that we hope to deploy in higher yielding assets and stronger capital ratios. The Company and its Board of Directors is committed to sustained and long-term stockholder value. In 2015, the Company repurchased 22,674 shares for a total cost of $310,000 under the second and third stock repurchase programs. The Company also declared dividends on its common stock of $410,000. The Company completed the second stock repurchase program and announced a third stock repurchase program for 110,000 shares, or approximately 5.0% of the Company’s outstanding common shares of which 107,726 shares remain. The Board of Directors and management will continue to evaluate all opportunities to enhance stockholder value.

The Company’s staff, management, and Board of Directors remain focused on executing our business plan and creating value for the communities we serve and our stockholders. I want to personally thank you for your support as a stockholder and pledge to continue to advance the interest of the Company, the Bank, our stockholders, customers and the community.

Sincerely,

AJS Bancorp, Inc.

Thomas R. Butkus
Chairman of the Board, President, and Chief Executive Officer

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

	At December 31,
	2015	2014	2013	2012	2011
	(In thousands)
Selected Financial Condition Data:
Total assets	$208,935	$217,523	$220,926	$221,340	$238,090
Cash and cash equivalents	29,922	32,898	22,281	16,346	79,950
Securities available for sale	49,942	54,214	63,804	70,311	79,950
Loans, net	114,423	114,130	119,146	119,068	122,333
Bank owned life insurance	5,896	5,706	5,511	5,311	3,642
Deposits	165,649	166,249	164,519	171,721	181,699
FHLB advances	5,000	12,000	17,000	22,000	29,000
Stockholders’ equity	32,498	33,213	34,384	22,852	22,546

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$5,241	$5,619	$6,057	$6,694	$7,856
Total interest expense	722	1,009	1,135	1,521	2,214
Net interest income	4,519	4,610	4,922	5,173	5,642
Provision for loan losses	80	697	—	501	2,409
Net interest income after provision for loan losses	4,439	3,913	4,922	4,672	3,233
Total non-interest income	718	1,516	857	1,019	1,242
Total non-interest expense	5,138	5,035	4,876	5,713	6,557
Income (loss) before income taxes	19	394	903	(22)	(2,082)
Income tax benefit	(67)	(1,708)	—	—	—
Net income (loss)	$86	$2,102	$903	$(22)	$(2,082)
Net income (loss) per share — basic and diluted (1)	$0.04	$0.96	$0.39	$(0.01)	$(0.90)

(1)         Shares held by the public prior to October 9, 2013, have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.1460.

	At or For the Years Ended December 31,
	2015	2014	2013	2012	2011

Selected Financial Ratios and Other Data:

Performance Ratios:
Return (loss) on assets (ratio of net income (loss) to average assets)	0.04%	0.96%	0.41%	(0.01)%	(0.85)%
Return (loss) on equity (ratio of net income (loss) to average equity)	0.26	6.09	3.55	(0.09)	(8.81)
Average equity to average assets	15.52	15.72	11.64	10.23	9.64
Equity to assets at end of year	15.55	15.27	15.56	10.32	9.47
Interest rate spread (1)	2.21	2.13	2.34	2.35	2.36
Net interest margin (2)	2.32	2.26	2.44	2.46	2.48
Average interest-earning assets to average interest-bearing liabilities	129.08	127.13	119.14	114.99	112.78
Total non-interest expenses to average assets	2.43	2.29	2.25	2.51	2.68
Efficiency ratio (3)	98.11	82.19	84.51	92.26	95.25
Dividend payout ratio (4)	476.74	71.31	N/A	N/A	N/A

Asset Quality Data and Ratios:
Nonperforming loans	$1,323	$2,978	$3,271	$3,805	$2,612
Other real estate owned	307	1,751	2,628	3,104	3,611
Non-performing assets	1,630	4,729	5,899	6,909	6,223

Non-performing loans as a percent of total loans (5)	1.15%	2.59%	2.72%	3.16%	2.10%
Non-performing assets as a percent of total assets (5)	0.78	2.17	2.67	3.12	2.61
Allowance for loan losses as a percent of total loans	0.86	0.96	1.16	1.30	1.54
Allowance for loan losses as a percent of non-performing loans	74.68	37.04	42.77	41.13	73.39

Regulatory Capital Ratios (Bank Only):
Total capital to risk-weighted assets	33.16	32.21	29.69	22.79	21.53
Tier I capital to risk-weighted assets	32.03	31.05	28.44	21.54	20.27
Common equity Tier I capital to risk-weighted assets	32.03	N/A	N/A	N/A	N/A
Tier I capital to adjusted total assets	13.42	13.67	12.96	10.09	9.34

Number of:
Banking offices	3	3	3	3	3
Full time equivalent employees	40	44	46	45	46

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

(4)         The dividend payout ratio represents total dividends declared divided by net income.

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

Net income for the year ended December 31, 2015 was $86,000, or $0.04 per share, compared to $2.1 million, or $0.96 per share for the year ended December 31, 2014. Net income for 2014 was significantly impacted by the reversal of our deferred tax asset valuation allowance of $1.8 million. The valuation allowance was recorded in 2009 as a result of three years of accumulated operating losses prior to 2009. The operating losses were primarily due to an increase in our non-performing assets, particularly multifamily and commercial real estate which had a negative impact on our profitability. The reversal of the valuation allowance was due to improved credit quality which led to lower credit costs, sustained profitability and expectations for future taxable income. Credit quality continued to improve in 2015 as nonperforming loans and other real estate owned declined by $1.7 million and $1.4 million, respectively compared to 2014. Other credit related factors impacting 2015 results as compared to 2014 results were a $775,000 decrease in gains on sales of other real estate owned and higher real estate owned expense/impairment of $360,000, partially offset by a $617,000 decrease in provision for loan losses.

Business Strategy

Our business strategy is to operate as a well-capitalized, profitable, community-oriented savings bank dedicated to providing quality customer service.  Historically, we implemented our business strategy by emphasizing the origination of one- to four-family residential loans and other loans secured by real estate.  We continue to be primarily a one- to four-family residential lender with the ability to originate FHA loans.  In the past, we broadened the scope of our loan products and services to include loans secured by commercial real estate.  However, in 2008, as a result of the economic downturn’s impact on commercial real estate in the Chicago market, we discontinued our commercial lending services. We started to originate multifamily and commercial real estate loans again in 2014, but on a limited basis.

Highlights of our business strategy are as follows:

•                                          Continuing One- to Four-Family Residential Real Estate Lending.  Historically, we have emphasized one- to four-family residential lending within our market area.  As of December 31, 2015, $100.1 million, or 86.9%, of our total loan portfolio consisted of one- to four-family residential real estate loans.  During the years ended December 31, 2015 and 2014, we originated $15.6 million and $10.1 million of one- to four-family residential real estate loans, respectively.  We intend to continue to originate one- to four-family residential loans because of our expertise with this type of lending.

•                                          Focus on Relationship Banking.  We are focused on meeting the financial needs of our customer base through offering a full complement of loan, deposit and online banking solutions (i.e., internet banking).  Over the years we have introduced new products and services in order to more fully serve and deepen our relationship with customers which has enabled us to grow our core deposit base, which generally represents a customer’s primary banking relationship.  Total deposits decreased slightly to $165.6 million at December 31, 2015 from $166.2 million at December 31, 2014, with certificates of deposit declining $5.9 million, but substantially offset by growth in our lower cost core deposits, which we consider to be our checking, passbook, NOW, and money market accounts, of $5.3 million, or 5.1% to $108.9 million as of December 31, 2015 from $103.7 million as of December 31, 2014 as we continue to benefit from our customers moving maturing certificates of deposit into passbook, NOW and checking accounts in the current low interest rate environment and as a result of our focus on relationship banking.

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

•                                          Continue to Improve Asset Quality.  We emphasize a disciplined credit culture based on market knowledge, close ties to our customers, sound underwriting standards and experienced loan officers.  While the challenging operating environment following the economic downturn contributed to an increase in problem assets, particularly multifamily and commercial real estate loans, management’s primary objective has been to expeditiously reduce the level of non-performing assets through diligent monitoring and aggressive resolution efforts. Beginning in 2008, we discontinued originating commercial real estate loans and focused on improving our asset quality. Non-performing assets declined $3.1 million to $1.6 million as of December 31, 2015 from $4.7 million at December 31, 2014. Non-performing assets to total assets decreased 139 basis points to 0.78% as of December 31, 2015 from 2.17% as of December 31, 2014. In 2014, we began to originate a limited amount of multifamily and commercial real estate loans consistent with our conservative loan underwriting policies and procedures. Asset quality continues to be the top focus for management and we continue to proactively work to resolve problem loans as they arise.

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

The general component covers non-impaired loans and is based on actual historical loss experience determined by portfolio loan segment adjusted for current qualitative factors.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio loan segment, such as real estate trends and national and local economic conditions.  As greater risk is associated with loans classified as special mention and substandard that are not impaired, the Company considers the actual historical loss experience by loan segment, the levels of loans classified as special mention and substandard, and the trends in the collateral associated with these classifications.

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

Other Real Estate Owned.  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate collateralizing a consumer mortgage loan occurs when legal title is obtained on completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed.

Deferred Tax Valuation Allowance.  A valuation allowance should be recognized against deferred tax assets if, based on the weight of available evidence, it is more likely than not (i.e. greater than 50% probability) that some portion, or all of the deferred tax asset will not be realized.  Future realization of a deferred tax asset ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carry-back and carry-forward periods available under the tax law.  We evaluate the future realization of the deferred tax asset on a quarterly basis and establish a valuation allowance predicated on consideration of future performance as well as tax planning strategies available to us.  Tax-planning strategies are actions that we would take in order to prevent an operating loss or tax credit carry forward from expiring unused.  In order for a tax-planning strategy to be considered, it must be prudent and feasible and result in realization of the deferred tax assets.

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

Average Balances, Net Interest Income and Yields Earned and Rates Paid

The following table presents for the years indicated the total dollar amount of interest income on average interest-earning assets and the resultant yields, the interest expense on average interest-bearing liabilities, expressed both in dollars and rates for the years ended December 31, 2015, 2014 and 2013.  No tax equivalent adjustments were made.  All average balances are monthly average balances.  Non-accruing loans have been included in the table as loans carrying a zero yield.

	For The Year Ended December 31,
	2015			2014			2013
	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other financial institutions	$26,136	$66	0.25%	$24,978	$59	0.24%	$12,186	$27	0.22%
Securities	51,347	693	1.35	58,786	861	1.46	65,834	998	1.52
Loans receivable	115,891	4,474	3.86	118,026	4,691	3.97	121,634	5,027	4.13
FHLB of Chicago stock	1,438	8	0.56	1,768	8	0.45	1,734	5	0.29
Total interest-earning assets	194,812	5,241	2.69	203,558	5,619	2.76	201,388	6,057	3.01
Total non-interest-earning assets	16,387			16,057			17,204
Total assets	$211,199			$219,615			$218,592

Interest-bearing liabilities:
Passbook accounts	$67,376	113	0.17	$64,018	94	0.15	$64,084	85	0.13
NOW accounts	11,061	—	0.00	10,664	—	0.01	10,560	1	0.01
Money market accounts	6,530	1	0.02	6,785	1	0.01	6,293	1	0.02
Certificates of deposit	60,029	461	0.77	63,884	572	0.89	68,324	613	0.90
Total interest-bearing deposits	144,996	575	0.40	145,351	667	0.46	149,261	700	0.47
FHLB of Chicago advances	5,923	147	2.48	14,769	342	2.32	19,769	435	2.20
Total interest-bearing liabilities	150,919	722	0.48	160,120	1,009	0.63	169,030	1,135	0.67
Non-interest-bearing demand deposits	22,184			19,979			19,781
Other liabilities	5,320			4,995			4,330
Total liabilities	$178,423			$185,094			$193,141
Stockholders’ Equity	32,776			34,521			25,451
Total liabilities and stockholders’ equity	$211,199			$219,615			$218,592

Net interest income		$4,519			$4,610			$4,922
Net interest rate spread (1)			2.21%			2.13%			2.34%
Net interest-earning assets (2)	$43,893			$43,438			$32,358
Net interest margin (3)			2.32%			2.26%			2.44%
Average interest-earning assets to average interest-bearing liabilities	129.08%			127.13%			119.14%

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

	Year Ended December 31, 2015 vs. 2014			Year Ended December 31, 2014 vs. 2013
	Increase/(Decrease) Due to		Total Increase/ (Decrease)	Increase/(Decrease) Due to			Total Increase/ (Decrease)
	Volume	Rate		Volume		Rate
	(In thousands)

Interest-earning assets:
Interest-earning deposits in other financial institutions	$3	$4	$7	$30		$2	$32
Securities	(99)	(69)	(168)	(103)		(33)	(137)
Loans receivable	(83)	(134)	(217)	(143)		(193)	(336)
FHLB of Chicago stock	(2)	2	—	—		3	3

Total interest-earning assets	(181)	(197)	(378)	(216)		(221)	(438)

Interest-bearing liabilities:
Passbook savings	6	13	19	—		9	9
NOW accounts	—	—	—	—		—
Money market accounts	—	—	—	—		—	—
Certificates of deposit	(29)	(82)	(111)	(40	)(1)	(42)
FHLB of Chicago advances	(218)	23	(195)	(116)		23	(93)

Total interest-bearing liabilities	(241)	(46)	(287)	(156)		31	(126)

Change in net interest income	$60	$(151)	$(91)	$(60)		$(252)	$(312)

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

Assets. Total consolidated assets as of December 31, 2015 were $208.9 million, a decrease of $8.6 million, or 3.9%, from $217.5 million at December 31, 2014.  The decrease was primarily due to decreases in securities available-for-sale of $4.3 million, $3.0 million in cash and cash equivalents, and $1.4 million in other real estate owned.

Cash and cash equivalents decreased $3.0 million, or 9.0%, to $29.9 million at December 31, 2015 from $32.9 million at December 31, 2014. The primary reasons for the decrease in cash and cash equivalents were the repayment of $7.0 million of Federal Home Loan Bank (FHLB) advances, repurchases of the Company’s common stock, and dividends paid to our stockholders partially offset by the principal repayments, calls and sales of securities available-for-sale, principal payments of loans, and proceeds from the sale of other real estate owned.

Securities available-for-sale decreased $4.3 million, or 7.9%, to $49.9 million at December 31, 2015 from $54.2 million at December 31, 2014.  The decrease was primarily due to securities available-for-sale principal repayments, calls and sales of $30.9 million exceeding new securities purchases of $27.2 million, and the unrealized loss on securities available for sale increasing by $329,000.

Net loans were relatively unchanged at $114.4 million at December 31, 2015 compared to $114.1 million at December 31, 2014 as a result of a $2.9 million increase in one-to-four family loans, substantially offset by an $830,000 decrease in multifamily and commercial real estate loans, a $1.7 million decrease in home equity loans and a $273,000 decrease in consumer loans as the Bank continues to reduce its risk profile.

Other real estate owned decreased $1.4 million, or 82.5%, to $307,000 at December 31, 2015 from $1.7 million at December 31, 2014. The decrease was primarily due to the sale of four properties during the year, including the fourth quarter sale of a $940,000 hotel/water park property and $424,000 of write-downs on other real estate owned properties.

Liabilities. Total liabilities decreased $8.0 million, or 4.3%, to $175.4 million at December 31, 2015 from $183.4 million at December 31, 2014. The decrease in total liabilities was primarily a result of a $7.0 million decrease in FHLB advances and a $600,000 decrease in total deposits.

Total deposits decreased $600,000, or 0.4%, to $165.6 million at December 31, 2015 from $166.2 million at December 31, 2014. Certificates of deposit decreased $5.9 million, or 9.4%, to $56.7 million at December 31, 2015 from $62.6 million at December 31, 2014 which was attributable to maturing legacy certificate of deposit customers moving maturing certificate balances into core deposits in the current low interest rate environment. This decrease was partially offset by a $5.3 million increase in our core deposits, which we consider to be our checking, passbook, NOW, and money market accounts. Passbook accounts grew $4.1 million, or 6.3%, to $69.5 million at December 31, 2015 from $65.4 million at December 31, 2014. NOW and checking accounts increased $2.6 million, or 8.1%, to $34.5 million at December 31, 2015 from $31.9 million at December 31, 2014.  Money market accounts decreased $1.4 million, or 22.4%, to $5.0 million at December 31, 2015 from $6.4 million at December 31, 2014.

FHLB of Chicago advances decreased $7.0 million, or 58.3%, to $5.0 million at December 31, 2015 from $12.0 million at December 31, 2014.  We repaid maturing FHLB advances of $7.0 million with a weighted average interest rate of 2.24% during 2015. Outstanding FHLB of Chicago advances at December 31, 2015 were fixed-rate with a weighted average interest rate of 2.55% and will mature in the next six months.

Stockholders’ Equity. Total stockholders’ equity decreased $715,000, or 2.2%, to $32.5 million at December 31, 2015 from $33.2 million at December 31, 2014. The decrease primarily resulted from repurchasing 22,674 shares at an average price of $13.67 per share from the second and third stock repurchase programs for a total cost of $310,000, cash dividends on common stock of $410,000, and an increase in the unrealized loss on securities classified as available-for-sale of $201,000, offset by net income of $86,000 for the year ended December 31, 2015 and an increase of $53,000 due to the ESOP shares released in 2015. Stockholders’ equity also decreased due to an increase in the ESOP repurchase obligation of $85,000 during the year ended December 31, 2015 to $994,000 from $909,000 at December 31, 2014 reflecting the increase in the market value of the vested portion of the common stock held in the ESOP. Book value per share was $14.82 at December 31, 2015 as compared to $14.97 at December 31, 2014.

Comparison of Operating Results for the Years Ended December 31, 2015 and December 31, 2014

General.  Net income for the year ended December 31, 2015 decreased $2.0 million, or 95.9%, to $86,000, or $0.04 per share compared to net income of $2.1 million, or $0.96 per share for the year ended December 31, 2014. The decrease was primarily attributed to the $1.8 million reversal of the remaining deferred tax valuation allowance in the second quarter of 2014. In addition, the decrease was due to an $824,000 decrease in gains on sales of other real estate owned and securities, and higher other real estate owned expense/impairment of $360,000. These decreases were partially offset by a decline in the provision for loan losses of $617,000, and lower professional and regulatory expenses of $166,000 and other expense of $82,000.

Interest Income.  Total interest income decreased $378,000, or 6.7%, to $5.2 million for the year ended December 31, 2015 from $5.6 million for 2014.  The decrease was primarily due to an $8.7 million, or 4.3% decrease in average interest-earning assets along with a seven basis points decline in the average yield earned on interest-earning assets. The average yield on interest earning assets was 2.69% for the year ended December 31, 2015 as compared to 2.76% for 2014. The decline was primarily a result of the 11 basis points decrease in the average yields on loans and securities mitigated somewhat by the larger proportion of higher yielding loans in the asset mix.

Interest income from loans decreased by $217,000, or 4.6%, to $4.5 million for the year ended December 31, 2015, from $4.7 million for the year ended December 31, 2014. The decline in interest income from loans was due to decreases in the average loan yield and average loan balance for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The average yield on loans decreased to 3.86% for the year ended December 31, 2015 from 3.97% for 2014. The decrease in the average yield on loans was primarily caused by lower yields earned on new loan originations and repayments of higher yielding seasoned loans as a result of the prolonged low interest rate environment. The average loan balance decreased by $2.1 million to $115.9 million for the year ended December 31, 2015 from $118.0 million for 2014. The decrease in the average loan balance was primarily due to continued shrinkage in the multifamily and commercial loan portfolio due in part to aggressive price competition, partially offset by growth in the one-to-four family loan portfolio. In addition, the Bank’s home equity portfolio continues to decline as lines of credit mature and either payoff or refinance.

Interest income from securities decreased $168,000, or 19.5%, to $693,000 for the year ended December 31, 2015, from $861,000 for the year ended December 31, 2014.  The decrease primarily resulted from a decrease in the average securities yield and average securities balance for the year ended December 31, 2015 as compared to 2014.  The average yield on securities decreased to 1.35% for the year ended December 31, 2015 from 1.46% for 2014 due to the prolonged low interest rate environment. The average balance of securities decreased $7.4 million to $51.3 million for the year ended December 31, 2015 from $58.7 million for 2014.  The decrease in the average securities balance was due to securities principal repayments, calls, and sales exceeding new securities purchases due to the lack of suitable higher yielding investment alternatives in the current low interest rate environment.

Interest Expense.  Interest expense decreased by $287,000, or 28.4%, to $722,000 for the year ended December 31, 2015, from $1.0 million for 2014.  The primary reasons for the decrease were due to the $9.2 million decrease in the average balance of interest-bearing liabilities and a 15 basis points decline in the average interest rate paid for interest-bearing liabilities.

Interest expense on deposits decreased by $92,000, or 13.8%, to $575,000 for the year ended December 31, 2015, from $667,000 for 2014. Average interest-bearing deposit balances decreased $355,000 to $145.0 million for the year ended December 31, 2015, from $145.4 million for 2014 due primarily to the decrease in the average balance of certificates of deposit of $3.9 million, substantially offset by growth in low cost core deposits. The decline in the average balance of certificates of deposit was attributable to legacy certificates of deposit customers moving maturing certificate balances into core deposits accounts. Our average cost of deposits decreased six basis points to 0.40% for the year ended December 31, 2015 from 0.46% for the year ended December 31, 2014. The decrease in our average cost of deposits resulted from the continued change in the mix of our average deposits from higher-cost certificates of deposit to lower-cost core deposits.

Interest expense on FHLB advances decreased $195,000, or 57.0%, to $147,000 for the year ended December 31, 2015, from $342,000 for 2014. The decrease was primarily due to the $8.8 million, or 59.9% decrease in the average balance of FHLB of Chicago advances from repaying maturing advances, slightly offset by a 16 basis points increase in the average cost of advances.

Net Interest Income.  Net interest income decreased by $91,000, or 2.0% to $4.5 million for the year ended December 31, 2015, as compared to 2014. The decrease was primarily due to an $8.7 million, or 4.3% decrease in the level of interest-earning assets, partially offset by a six basis points improvement in the net interest margin to 2.32% for the year ended December 31, 2015 from 2.26% for 2014. The increase in the net interest margin was primarily a result of the decrease in the average cost of interest-bearing liabilities outpacing the decline in average yield on interest-earning assets as higher costing Federal Home Loan Bank advances become a smaller portion of the liability funding base.

Provision for Loan Losses.  We establish a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.  Based on our evaluation of these factors, we recorded a provision for loan losses of $80,000 for the year ended December 31, 2015 and a $697,000 provision for loan losses for the year ended December 31, 2014. The decrease in the provision for loans losses was primarily a function of lower net charge-offs in 2015 of $195,000 compared to $993,000 in 2014 along with an improvement in credit quality trends, a lower risk profile and a decrease in historical loss factors. The allowance for loan losses was $988,000, or 0.86% of total loans at December 31, 2015 compared to $1.1 million or 0.96% of total loans at December 31, 2014. The decrease in the allowance for loan losses to total loans was due to continued improvement in credit quality trends, the reduced risk profile of the loan portfolio, and improvements in economic conditions in the Bank’s market area.

Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance.  While management uses all available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination.  The allowance for loan losses as of December 31, 2015 was maintained at a level that represents management’s best estimate of inherent losses in the loan portfolio, and such losses that were both probable and reasonably estimable.

Non-Interest Income.  Non-interest income decreased $798,000 to $718,000 for the year ended December 31, 2015, from $1.5 million for the year ended December 31, 2014. The decrease was primarily due to a $775,000 decrease in gains on other real estate owned sales, and a decrease of $49,000 in gains on securities sales, partially offset by an increase of $35,000 in other non-interest income. Loss on other real estate owned was $19,000 for the year ended December 31, 2015 compared to gains on other real estate owned of $756,000 for the year ended December 31, 2014. The gain in 2014 was primarily attributed to the third quarter 2014 sale of an other real estate owned property of $1.0 million, which represented a 12.1% participation in a $9.4 million unimproved land loan located in Northbrook, Illinois and resulted in a gain on sale of $741,000. Gains on securities sales were $74,000 and $123,000 for the years ended December 31, 2015 and 2014, respectively. The decrease was due to fewer securities sales in 2015 as compared to 2014.

Non-Interest Expense.  Non-interest expense increased $103,000, or 2.0%, to $5.1 million for the year ended December 31, 2015 from $5.0 million for the year ended December 31, 2014.  The increase was primarily due to a $360,000 increase in other real estate owned expense primarily due to additional write-downs on other real estate owned; partially offset by decreases in professional and regulatory expense, Federal deposit insurance and compensation and employee benefits expense.

Provision for Income Taxes.  We recorded an income tax benefit of $67,000 and $1.7 million for the years ended December 31, 2015 and 2014, respectively. The income tax benefit recorded in 2015 is primarily related to the nontaxable bank owned life insurance income. During the year ended December 31, 2014, we reversed the deferred tax asset valuation allowance of $1.8 million and recorded income tax expense of $82,000. The reversal of the deferred tax asset valuation allowance was a result of our sustained profitability and improved credit quality that has led to significantly lower credit costs and expectations for future taxable income.

Liquidity and Capital Resources

We maintain liquid assets at levels we consider adequate to meet our liquidity needs.  Our liquidity ratio averaged 42.7% and 44.1% for the years ended December 31, 2015 and 2014, respectively.  We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments.  We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations.  While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition.  We set the interest rates on our deposits to maintain a desired level of total deposits.  In addition, we invest excess funds in short-term interest-earning investments and other assets, which provide liquidity to meet lending requirements.  Short-term interest-earning deposits with the Federal Reserve Bank of Chicago amounted to $26.7 million and $29.5 million at December 31, 2015 and 2014, respectively.

A significant portion of our liquidity consists of securities classified as available-for-sale and cash and cash equivalents, which are a product of our operating, investing and financing activities.  Our primary sources of cash are principal repayments on loans and mortgage-backed securities and increases in deposit accounts, along with advances from the FHLB of Chicago.

Liquidity management is both a daily and long-term function of business management.  If we require funds beyond our ability to generate them internally, borrowing agreements exist with the FHLB of Chicago and JP Morgan Chase which provides an additional source of funds.  At December 31, 2015, we had $5.0 million in advances outstanding and were eligible to borrow an additional $67.4 million from the FHLB of Chicago. At December 31, 2015, we had no balance outstanding on the $5.0 million line of credit at JP Morgan Chase.  The $5.0 million in FHLB advances mature in February and May of 2016.

Our cash flows are comprised of three classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $959,000 and $996,000 for the years ended December 31, 2015 and 2014, respectively.

Net cash provided by investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sales, calls, repayments and maturities of securities, were $4.9 million and $15.9 million for the years ended December 31, 2015 and 2014, respectively. During the year ended December 31, 2015, we purchased $27.2 million and sold $3.3 million in securities classified as available-for sale, and during the year ended December 31, 2014, we purchased $29.1 million and sold $11.3 million in securities classified as available-for-sale.

Net cash used in financing activities, consisting primarily of deposit account activity, repayment of FHLB advances, repurchases of the Company’s common stock, and dividends paid to our stockholders, was $8.8 million and $6.3 million for the years ended December 31, 2015 and 2014, respectively primarily due to the repayment of maturing FHLB advances.

At December 31, 2015, we had outstanding commitments of $2.9 million to originate loans.  This amount does not include the unfunded portion of loans in process.  At December 31, 2015, certificates of deposit scheduled to mature in less than one year totaled $29.6 million.  Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case.  In addition, the cost of such deposits may be significantly higher upon renewal in a rising interest rate environment.

We are required to maintain liquid assets in an amount that would ensure our safe and sound operation.  Our liquidity ratio at December 31, 2015 was 43.4%.

At December 31, 2015, we exceeded all our regulatory capital requirements with a Tier 1 leverage capital level of $27.9 million, or 13.42% of adjusted total assets, a common equity Tier 1 capital level of $27.9 million, or 32.03% of risk-weighted assets, and total risk-based capital of $28.9 million, or 33.16% of risk-weighted assets. At December 31, 2014, we exceeded all our regulatory capital requirements with a Tier 1 leverage capital level of $29.5 million, or 13.67% of adjusted total assets and total risk-based capital of $30.6 million, or 32.21% of risk-weighted assets.  Accordingly, the Bank was classified as well-capitalized at December 31, 2015 and 2014. Management is not aware of any conditions or events since the most recent notification that would change our category.

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

In July 2013, the OCC and the other federal bank regulatory agencies issued a final rule that will revise their leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act.  Among other things, effective as of January 1, 2015 the new rule established a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), established a uniform minimum leverage ratio of 4%, increased the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigned a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The final rule also required unrealized gains and losses on certain available for sale securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-out is exercised.  The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.  The impact of the final rule is not expected to have a material impact on the Bank.

Off-Balance Sheet Arrangements.  In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and standby letters of credit.  For information about our loan commitments, letters of credit and unused lines of credit, see Note 14 of the Notes to Consolidated Financial Statements.

For the years ended December 31, 2015 and 2014, we did not engage in any off-balance-sheet transactions other than loan origination commitments, unused lines of credit and standby letters of credit in the normal course of our lending activities.

Recent Accounting Pronouncements

For information with respect to recent accounting pronouncements that are applicable to AJS Bancorp, please see Note 1 of notes to the consolidated financial statements beginning on page 23.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

AJS Bancorp, Inc.

Midlothian, Illinois

We have audited the accompanying consolidated statements of financial condition of AJS Bancorp, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AJS Bancorp, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Oak Brook, Illinois
March 23, 2016

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

Years ended December 31, 2015 and 2014

(Dollars in thousands, except per share data)

	2015	2014

ASSETS
Cash and cash equivalents	$29,922	$32,898
Securities available-for-sale	49,942	54,214
Securities held-to-maturity (fair value: 2015 – $332; 2014 - $341)	326	331
Loans, net (allowance: 2015 - $988; 2014 - $1,103)	114,423	114,130
FHLB of Chicago stock	1,291	1,768
Premises and equipment	3,464	3,623
Bank-owned life insurance	5,896	5,706
Other real estate owned	307	1,751
Accrued interest receivable	434	438
Other assets	2,930	2,664

Total assets	$208,935	$217,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$165,649	$166,249
FHLB advances	5,000	12,000
Advance payments by borrowers for taxes and insurance	2,135	2,068
Other liabilities and accrued interest payable	2,659	3,084
Total liabilities	175,443	183,401

Employee Stock Ownership Plan (ESOP) repurchase obligation	994	909

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.01 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 2015 – 2,193,440 shares issued; 2014 – 2,218,863 shares issued	22	22
Additional paid-in capital	13,352	13,731
Retained earnings	20,802	21,126
Accumulated other comprehensive loss	(221)	(20)
Unearned stock awards	(444)	(596)
Unearned ESOP shares	(1,013)	(1,050)
Total stockholders’ equity	32,498	33,213

Total liabilities and stockholders’ equity	$208,935	$217,523

See accompanying notes to the consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OPERATIONS

Years ended December 31, 2015 and 2014

(Dollars in thousands, except per share data)

	2015	2014

Interest income:
Loans	$4,474	$4,691
Securities	693	861
Interest-earning deposits	74	67
Total interest income	5,241	5,619

Interest expense:
Deposits	575	667
FHLB advances	147	342
Total interest expense	722	1,009

Net interest income	4,519	4,610

Provision for loan losses	80	697

Net interest income after provision for loan losses	4,439	3,913

Non-interest income:
Service fee income	283	287
Rental income	75	75
Earnings on bank-owned life insurance	190	195
Gain on sale of securities	74	123
Gain (loss) on sale of other real estate owned	(19)	756
Other	115	80
Total non-interest income	718	1,516

Non-interest expense:
Compensation and employee benefits	2,316	2,361
Occupancy	804	730
Data processing	350	348
Advertising and promotion	61	53
Professional and regulatory	336	502
Postage and supplies	89	96
Bank security	121	120
Federal deposit insurance	193	235
Other real estate owned loss expense	402	42
Other	466	548
Total non-interest expense	5,138	5,035

Income before income taxes	19	394
Income tax benefit	(67)	(1,708)

Net income	$86	$2,102

Earnings per share:
Basic and diluted	$.04	$.96

See accompanying notes to the consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years ended December 31, 2015 and 2014

(Dollars in thousands, except per share data)

	2015	2014

Net income	$86	$2,102

Other comprehensive income (loss):
Unrealized gains on securities available-for-sale:
Unrealized holding gain (loss) arising during the period	(256)	764
Reclassification adjustment for gains included in net income	(74)	(123)
Income tax effect	129	(256)
Total other comprehensive income (loss)	(201)	385

Comprehensive income (loss)	$(115)	$2,487

See accompanying notes to the consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’EQUITY

Years Ended December 31, 2015 and 2014

(Dollars in thousands, except per share data)

				Accumulated
		Additional		Other	Unearned	Unearned
	Common	Paid-In	Retained	Comprehensive	Stock	ESOP
	Stock	Capital	Earnings	Income (Loss)	Awards	Shares	Total

Balance at January 1, 2014	23	15,330	20,523	(405)	—	(1,087)	34,384

Allocation of stock awards of 56,267 shares	1	674	—	—	(675)	—	—
Stock awards earned	—	—	—	—	79	—	79
Stock options compensation	—	16	—	—	—	—	16
Common stock repurchases of 150,867 shares	(2)	(2,039)	—	—	—	—	(2,041)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	(263)	—	—	—	—	(263)
Net income	—	—	2,102	—	—	—	2,102
Cash dividends of $0.70	—	—	(1,499)	—	—	—	(1,499)
Other comprehensive income	—	—	—	385	—	—	385
ESOP shares earned shares	—	13	—	—	—	37	50

Balance at December 31, 2014	$22	$13,731	$21,126	$(20)	$(596)	$(1,050)	$33,213

Allocation of stock awards of 6,000 shares	—	89	—	—	(89)	—	—
Forfeited stock awards of 9,612	—	(115)	—	—	115	—	—
Issuance of 863 shares for exercise of 4,200 stock options, net of 3,337 shares surrendered	—	—	—	—	—	—	—
Stock awards earned	—	—	—	—	126	—	126
Stock options compensation	—	26	—	—	—	—	26
Common stock repurchases of 22,674 shares	—	(310)	—	—	—	—	(310)
Reclassification due to changes in fair value of common stock in ESOP subject to contingent repurchase obligation	—	(85)	—	—	—	—	(85)
Net income	—	—	86	—	—	—	86
Cash dividends of $0.20	—	—	(410)	—	—	—	(410)
Other comprehensive loss	—	—	—	(201)	—	—	(201)
ESOP shares earned shares	—	16	—	—	—	37	53

Balance at December 31, 2015	$22	$13,352	$20,802	$(221)	$(444)	$(1,013)	$32,498

See accompanying notes to the consolidated financial statements.

AJS BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2015 and 2014

(Dollars in thousands, except per share data)

	2015	2014
Cash flows from operating activities:
Net income	$86	$2,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	192	191
Provision for loan losses	80	697
Net amortization of securities	236	254
ESOP compensation expense	53	50
Stock award and option expense	152	95
Earnings on bank-owned life insurance	(190)	(195)
Gain on sale of securities available-for-sale	(74)	(123)
(Gain) loss on sale of other real estate owned	19	(756)
Other real estate owned write-downs	424	86
Reversal of valuation allowance on deferred taxes	—	(1,790)
Changes in:
Accrued interest receivable and other assets	(262)	521
Accrued interest payable and other liabilities	243	(136)
Net cash provided by operating activities	959	996

Cash flows from investing activities:
Investment securities:
Purchases	(27,154)	(29,132)
Sales	3,306	11,296
Calls, maturities and principal payments	27,634	27,942
Loan origination and repayments, net	(673)	4,076
Redemption of FHLB stock	477	—
Proceeds from sale of other real estate owned	1,321	1,959
Purchase of equipment, net	(33)	(194)
Net cash provided by investing activities	4,878	15,947

Cash flows from financing activities:
Net change in deposits	(600)	1,730
Maturities of FHLB advances	(7,000)	(5,000)
Repurchase of common stock	(310)	(2,041)
Dividends paid on common stock	(950)	(959)
Net change in advance payments by borrowers for taxes and insurance	47	(56)
Net cash used in financing activities	(8,813)	(6,326)
Net change in cash and cash equivalents	(2,976)	10,617

Cash and cash equivalents at beginning of year	32,898	22,281

Cash and cash equivalents at end of year	$29,922	$32,898

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest	$739	$1,017
Income taxes	—	(70)

Supplemental noncash disclosures:
Transfers from loans to real estate owned	$320	$437
Transfers of negative advance payment by borrowers for taxes and insurance balances to loans	20	169
Loans provided for sales of other real estate owned	—	25
Accrued dividends	—	540

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

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

All interest accrued but not received for loans placed on nonaccrual are reversed against interest income.  Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

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

Other Real Estate Owned:  Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate collateralizing a consumer mortgage loan occurs when legal title is obtained on completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. These assets are subsequently accounted for at the lower of cost or fair value less estimated costs to sell.  If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense.  Operating costs after acquisition are expensed as incurred.

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

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  At December 31, 2015 and December 31, 2014, there are no amounts accrued for uncertainty in income taxes.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.  No expense was accrued for these items during the years ended 2015 and 2014.

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

Income Per Common Share:  Basic income per common share is net income divided by the weighted average number of common shares outstanding during the period.  Employee stock ownership plan shares are considered outstanding for this calculation unless unearned.  Diluted earnings per common share show the dilutive effect, if any, of additional common shares issuable from stock options and stock awards.  Income and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.  No stock splits or stock dividends occurred during 2015 or 2014.

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

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

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

On October 21, 2014, the Company approved its second repurchase program for repurchase of up to 115,000 shares of its common stock. On March 10, 2015, the Company completed its second stock repurchase program with the repurchase of 115,000 shares at an average price of $13.61 per share.

On March 17, 2015, the Company approved its third repurchase program for repurchase of up to 110,000 shares of its common stock. As of December 31, 2015, the Company had repurchased 2,274 shares at an average price of $14.54 per share.

Comprehensive Income (Loss):  Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss).  Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of stockholders’ equity.

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

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications:  Some items in the prior year consolidated financial statements were reclassified to conform to the current presentation.  Reclassifications had no effect on prior year net income or stockholders’ equity.

NOTE 2 - SECURITIES

The fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government-sponsored entities	$10,265	$—	$(50)	$10,215
Residential agency mortgage-backed	40,041	75	(389)	39,727
Total	$50,306	$75	$(439)	$49,942

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
U.S. government-sponsored entities	$11,000	$3	$(10)	$10,993
Residential agency mortgage-backed	43,248	188	(215)	43,221
Total	$54,248	$191	$(225)	$54,214

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

The amortized cost, unrecognized gains and losses, and fair values of securities held-to-maturity were as follows:

	December 31, 2015
		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
Residential agency mortgage-backed	$6	$—	$—	$6
State and municipal	320	6	—	326
	$326	$6	$—	$332

	December 31, 2014
		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
Residential agency mortgage-backed	$11	$—	$—	$11
State and municipal	320	10	—	330
	$331	$10	$—	$341

Expected maturities of securities at December 31, 2015 were as follows.  Securities not due at a single maturity date (mortgage-backed securities) are shown separately.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Due after one year through five years	$10,265	$10,215	$260	$265
Due after five years through ten years	—	—	60	61
Residential agency mortgage-backed	40,041	39,727	6	6
	$50,306	$49,942	$326	$332

Securities with a carrying value of $8,504 and $10,161 at December 31, 2015 and December 31, 2014 were pledged to secure public deposits and for other purposes as required or permitted by law.

The proceeds from sales of securities and the associated gains are listed below:

	2015	2013

Proceeds from sale	$3,306	$11,296
Gross realized gains	74	123

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 2 - SECURITIES (Continued)

Securities with unrealized losses not recognized in income, by length of time that individual securities have been in a continuous unrealized loss position, are as follows:

	December 31, 2015
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government- sponsored entities	$10,215	$(50)	$—	$—	$10,215	$(50)
Residential agency mortgage-backed	16,516	(117)	12,969	(272)	29,485	(389)
Total temporarily impaired	$26,731	$(167)	$12,969	$(272)	$39,700	$(439)

	December 31, 2014
	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
U.S. government- sponsored entities	$4,992	$(8)	$998	$(2)	$5,990	$(10)
Residential agency mortgage-backed	3,112	(10)	13,750	(205)	16,862	(215)
Total temporarily impaired	$8,104	$(18)	$14,748	$(207)	$22,852	$(225)

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

NOTE 3 - LOANS

Loans were as follows at December 31:

	2015	2014
Mortgage:
One-to-four-family	$100,127	$97,214
Multi-family and commercial	8,663	9,493
Home equity	6,408	8,069
Consumer and other	76	349
	115,274	115,125
Allowance for loan losses	(988)	(1,103)
Net deferred costs and other	137	108
Loans, net	$114,423	$114,130

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The following tables present the activity in the allowance for the loan losses by portfolio segment:

	Year ended December 31, 2015
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total

Allowances for loan losses:
Beginning balance	$822	$259	$22	$—	$1,103
Provision for loan losses	91	(5)	(6)	—	80
Charge-offs	(210)	(7)	—	—	(217)
Recoveries	19	3	—	—	22
Total ending allowance balance	$722	$250	$16	$—	$988

	Year ended December 31, 2014
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total

Allowances for loan losses:
Beginning balance	$823	$466	$109	$1	$1,399
Provision for loan losses	217	568	(87)	(1)	697
Charge-offs	(224)	(778)	—	—	(1,002)
Recoveries	6	3	—	—	9
Total ending allowance balance	$822	$259	$22	$—	$1,103

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method:

	December 31, 2015
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total

Allowance for loan losses:
Loans individually evaluated for impairment	$211	$—	$—	$—	$211
Loans collectively evaluated for impairment	511	250	16	—	777
Total ending allowance balance	$722	$250	$16	$—	$988

Loans:
Loans individually evaluated for impairment	$1,577	$684	—	$—	$2,261
Loans collectively evaluated for impairment	98,550	7,979	6,408	76	113,013
Total ending loans balance	$100,127	$8,663	$6,408	$76	$115,274

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

	December 31, 2014
		Multi-Family		Consumer
	One-to-Four	and	Home	and
	Family	Commercial	Equity	Other	Total

Allowance for loan losses:
Loans individually evaluated for impairment	$234	$—	$—	$—	$234
Loans collectively evaluated for impairment	588	259	22	—	869
Total ending allowance balance	$822	$259	$22	$—	$1,103

Loans:
Loans individually evaluated for impairment	$1,564	$899	$—	$—	$2,463
Loans collectively evaluated for impairment	95,650	8,594	8,069	349	112,662
Total ending loans balance	$97,214	$9,493	$8,069	$349	$115,125

	December 31, 2015
			Allowance
	Unpaid		for Loan	Average	Interest	Cash
	Principal	Recorded	Losses	Recorded	Income	Basis
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:

One-to-four family	$400	$333	$—	$302	$18	$—
Multi-family and commercial	983	684	—	702	—	23
Home equity	—	—	—	—	—	—
Subtotal	1,383	1,017	—	1,004	18	23

With an allowance recorded:

One-to-four family	1,282	1,244	211	1,252	55	—
Multi-family and commercial	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Subtotal	1,282	1,244	211	1,252	55	—
Total	$2,665	$2,261	$211	$2,256	$73	$23

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

	December 31, 2014
			Allowance
	Unpaid		for Loan	Average	Interest	Cash
	Principal	Recorded	Losses	Recorded	Income	Basis
	Balance	Investment	Allocated	Investment	Recognized	Recognized
With no related allowance recorded:
One-to-four family	$410	$297	$—	$224	$15	$—
Multi-family and commercial	1,185	899	—	1,658	2	18
Home equity	—	—	—	—	—	—
Subtotal	1,595	1,196	—	1,882	17	18
With an allowance recorded:
One-to-four family	1,300	1,267	234	1,274	64	—
Multi-family and commercial	—	—	—	144	—	—
Home equity	—	—	—	—	—	—
Subtotal	1,300	1,267	234	1,418	64	—
Total	$2,895	$2,463	$234	$3,300	$81	$18

The recorded investment in loans excludes accrued interest receivable and loan origination costs, net, due to immateriality.

Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.  The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2015 and 2014:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	2015	2014	2015	2014
One-to-four family	$968	$1,886	$—	$—
Multi-family and commercial	350	900	—	—
Home equity	5	192	—	—
Consumer and other	—	—	—	—
Total	$1,323	$2,978	$—	$—

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

The following tables present the aging of the recorded investment in past due loans by class of loans:

	December 31, 2015
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
One-to-four family	$833	$159	$330	$1,322	$98,805	$100,127
Multi-family and commercial	297	—	—	297	8,366	8,663
Home equity	18	—	5	23	6,385	6,408
Consumer and other	—	—	—	—	76	76
Total	$1,148	$159	$335	$1,642	$113,632	$115,274

	December 31, 2014
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total
One-to-four family	$245	$305	$753	$1,303	$95,911	$97,214
Multi-family and commercial	206	—	379	585	8,908	9,493
Home equity	88	44	35	167	7,902	8,069
Consumer and other	—	—	—	—	349	349
Total	$539	$349	$1,167	$2,055	$113,070	$115,125

Troubled Debt Restructurings

The following table presents the recorded investment of troubled debt restructurings by accrual status and specific reserves allocated to troubled debt restructuring:

	2015	2014
Accrual status	$1,880	$1,431
Non-accrual status	381	1,032
	2,261	2,463
Specific reserves allocated	(211)	(234)
Net	$2,050	$2,229

No additional loan commitments were outstanding to these borrowers at December 31, 2015 and December 31, 2014.  Loans are returned to accrual status after a period of satisfactory payment performance under the terms of the restructuring and reasonable future payment assurance. Satisfactory payment performance is generally no less than six consecutive months of timely payments.

The modification of the terms of such loans included one or a combination of the following:  a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; a permanent reduction of the recorded investment in the loan; or a capitalization of delinquent real estate taxes. Modifications involving a reduction of the stated interest rate of the loan ranged from 0.50% to 5.0%.  Modifications involving an extension of the maturity date were for periods ranging from 10 months to 378 months.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

There was no additional increase in the allowance for loan losses and no charge offs during the year ending December 31, 2015. The troubled debt restructurings described above resulted in an additional $11 increase in the allowance for loan losses and no charge offs during the year ending December 31, 2014.

The following table presents loans by class modified as troubled debt restructurings that occurred during the years ended December 31 2015 and 2014:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
December 31, 2015
One-to—four family	2	$246	$267
Multi-family and commercial	—	—	—
Home equity	—	—	—
Consumer and other	—	—	—
Total	2	$246	$267

December 31, 2014
One-to—four family	1	$100	$100
Multi-family and commercial	1	176	181
Home equity	—	—	—
Consumer and other	—	—	—
Total	2	$276	$281

The recorded investment increased due to real estate taxes for the years ended December 31, 2015 and 2014. The troubled debt restructurings described above were evaluated for impairment prior to modification, did not result in an increase in the allowance for loan losses upon modification, and resulted in no additional charge-offs for the years ended December 31, 2015 and 2014.

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2015 and 2014.

	Number of	Recorded
	Loans	Investment
December 31, 2015
One-to—four family residences	—	$—
Multi-family and commercial properties	—	—
Home equity	—	—
Consumer and other	—	—
Total	—	$—

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

	Number of	Recorded
	Loans	Investment
December 31, 2014
One-to—four family residences	1	$34
Multi-family and commercial properties	—	—
Home equity	—	—
Consumer and other	—	—
Total	1	$34

The terms of certain other loans were modified during the twelve months ended December 31, 2015 and 2014 that did not meet the definition of a troubled debt restructuring. These loan balances were not material in the twelve months ended December 31, 2015 and 2014.

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

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 3 - LOANS (Continued)

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be Pass rated loans.  As of December 31, 2015 and December 31, 2014, and based on the most recent analysis performed, the risk category of loans by class of loans was as follows:

	December 31, 2015
		Special
	Pass	Mention	Substandard	Doubtful	Total
One —to four-family	$99,193	$—	$934	$—	$100,127
Multi-family and commercial	2,677	137	5,849	—	8,663
Home equity	6,370	—	38	—	6,408
Consumer and other	76	—	—	—	76
Total	$108,316	$137	$6,821	$—	$115,274

	December 31, 2014
		Special
	Pass	Mention	Substandard	Doubtful	Total
One —to four-family	$94,007	$—	$3,207	$—	$97,214
Multi-family and commercial	2,649	102	6,742	—	9,493
Home equity	7,641	—	428	—	8,069
Consumer and other	349	—	—	—	349
Total	$104,646	$102	$10,377	$—	$115,125

Certain directors and executive officers of the Company and companies with whom they are affiliated have obtained loans on various occasions.  A summary of such loans made by the Company is as follows:

	2015	2014
Beginning balance	$791	$854
New loans	377	—
Effect of changes in related parties	(120)	—
Repayments	(268)	(63)
Ending balance	$780	$791

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2015 and 2014 were as follows:

	2015	2014

Land	$1,351	$1,351
Office buildings and improvements	5,485	5,451
Furniture, fixtures, and equipment	1,863	1,844
	8,699	8,646
Less accumulated depreciation	5,235	5,023

	$3,464	$3,623

NOTE 5 - DEPOSITS

Certificates of deposit in denominations of $250 or more, the federally insured limits, were $6,846 and $6,798 at December 31, 2015 and 2014.  Deposit accounts are summarized as follows:

	2015	2014

Passbook accounts	$69,465	$65,359
NOW and checking accounts	34,466	31,874
Money market accounts	4,990	6,432
Certificates of deposit	56,728	62,584

Total deposits	$165,649	$166,249

Scheduled maturities of time certificates at December 31, 2015 are as follows:

2016	$29,622
2017	9,246
2018	4,635
2019	4,606
2020	8,256
Thereafter	363

$56,728

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 5 — DEPOSITS (Continued)

Interest expense for the year ended December 31, 2015 and 2014 on deposits is summarized as follows:

	2015	2014
NOW	$—	$1
Money market	1	1
Passbook	107	94
Certificates of deposit	467	571

	$575	$667

Non-interest-bearing deposits totaled $23,132 and $20,905 at December 31, 2015 and 2014.  Deposit accounts held by directors and executive officers totaled $1,146 and $841 at December 31, 2015 and 2014.

NOTE 6 - FHLB ADVANCES

At December 31, 2015 and 2014, maturities and weighted-average rate of FHLB advances by year of maturity were as follows:

	2015		2014
Maturity	Balance	Rate	Balance	Rate
2015	$—	—%	$7,000	2.24%
2016	5,000	2.55	5,000	2.55

	$5,000	2.55%	$12,000	2.37%

The advances are fixed rate, payable upon maturity date, and also subject to a prepayment penalty equivalent to the unpaid interest cash flows at rates effective at the time of the prepayment.  The advances were collateralized by $72,361 and $66,402 of first mortgage loans under a blanket lien arrangement at December 31, 2015 and December 31, 2014. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow an additional $67,361 at December 31, 2015.

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

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

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

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

At December 31, 2014 and 2013, the Company had no liabilities measured at fair value.  Assets measured at fair value on a recurring basis are summarized below:

December 31, 2015
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale
U.S. government-sponsored entities	$10,215	$—	$10,215	$—
Residential agency mortgage-backed	39,727	—	39,727	—

December 31, 2014
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale
U.S. government-sponsored entities	$10,993	$—	$10,993	$—
Residential agency mortgage-backed	43,221	—	43,221	—

There were no transfers between Level 1 and Level 2 during the years ended December 31, 2015 and 2014.

The following tables set forth the Company’s assets that were measured at fair value on a non-recurring basis:

December 31, 2015
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Other real estate owned:
One-to-four family	144	—	—	144
Multi-family and commercial	163	—	—	163

	December 31, 2014
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		For Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Impaired loans:
One-to-four family	$201	$—	$—	$201
Multi-family and commercial	346	—	—	346
Other real estate owned:
One-to-four family	412	—	—	412
Multi-family and commercial	1,299	—	—	1,299

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

. At December 31, 2014, impaired loans had a recorded investment of $547, net of a valuation allowance of $134, resulting in no additional provision for loan losses for the year ended December 31, 2014.

At December 31, 2015, other real estate owned, which is carried at fair value less estimated costs to sell, had a carrying amount of $310, net of a valuation allowance of $3, resulting in a write-down of $3 during 2015.  At December 31, 2014, other real estate owned had a carrying amount of $2,021, net of a valuation allowance of $310, resulting in a write-down of $86 during 2014.

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis:

	December 31, 2015
		Valuation		Range
	Fair Value	Technique(s)	Unobservable Input(s)	(Weighted Average)

Other real estate owned — One-to-four family	$144	Sales comparison approach	Adjustment for differences between the comparable sales	0 – 15.8% (5.6%)
Other real estate owned — multi-family and commercial	$163	Sales comparison approach	Adjustment for differences between the comparable sales	0 - 24.7% (11.7%)

	December 31, 2014
		Valuation		Range
	Fair Value	Technique(s)	Unobservable Input(s)	(Weighted Average)
Impaired loans — One-to-four family	$201	Sales comparison approach	Adjustment for differences between the comparable sales	0.0-7.0% (-4.8%)
Impaired loans — Multi-family and commercial	$346	Sales comparison approach	Adjustment for differences between the comparable sales	0.0-56.7% (18.2%)
Other real estate owned — One-to-four family	$412	Sales comparison approach	Adjustment for differences between the comparable sales	0.0-5.3% (-6.5%)
Other real estate owned — multi-family and commercial	$90	Sales comparison approach	Adjustment for differences between the comparable sales	5.7-55.4% (34.2%)
	1,209	Income approach	Adjustment for differences in net operating income expectations	13.1% (13.1%)
			Capitalization rate	8.3% (8.3%)

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 7 - FAIR VALUES (Continued)

The carrying amount and estimated fair value of financial instruments not previously presented were as follows.

	December 31, 2015
	Carrying	Fair Value Measurements Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$29,922	$29,922	$—	$—	$29,922
Securities held-to-maturity	326	—	332	—	332
Loans, net (less impaired loans)	114,423	—	—	112,663	112,663
FHLB of Chicago stock	1,291	N/A	N/A	N/A	N/A
Accrued interest receivable	434	—	27	407	434

Financial liabilities:
Non-interest-bearing deposits	$23,132	$23,132	$—	$—	$23,132
Interest-bearing deposits	142,517	—	142,560	—	142,560
FHLB advances	5,000	—	5,023	—	5,023
Advances from borrowers for taxes	2,135	—	2,135	—	2,135
Accrued interest payable	11	—	11	—	11

	December 31, 2014
	Carrying	Fair Value Measurements Using:
	Amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$32,898	$32,898	$—	$—	$32,898
Securities held-to-maturity	331	—	341	—	341
Loans, net (less impaired loans)	113,583	—	—	113,316	113,316
FHLB of Chicago stock	1,768	N/A	N/A	N/A	1,768
Accrued interest receivable	438	—	20	418	438

Financial liabilities:
Non-interest-bearing deposits	$20,905	$20,905	$—	$—	$20,905
Interest-bearing deposits	145,344	—	145,444	—	145,444
FHLB advances	12,000	—	12,163	—	12,163
Advances from borrowers for taxes and insurance	2,068	—	2,068	—	2,068
Accrued interest payable	28	—	28	—	28

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

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

(c)          FHLB of Chicago Stock

It is not practical to determine the fair value of FHLB of Chicago stock due to restrictions placed on its transferability.

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

(h)         Advances From Borrowers For Taxes

The carrying value of the short-term borrowings approximated fair value and is classified as Level 2.

(i)            Accrued Interest Payable

The carrying amount of accrued interest payable approximates its fair value and is classified as Level 2.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 8 - EARNINGS PER SHARE

According to the provisions of FASB ASC 260, Earnings Per Share, non-vested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents are participating securities and are included in the computation of EPS pursuant to the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. ESOP shares are considered outstanding for basic and diluted earnings per share when the shares are committed to be released. The Company’s non-vested restricted stock awards qualify as participating securities.

Net income is allocated between the common stock and participating securities pursuant to the two-class method, based on their rights to receive dividends, participate in earnings or absorb losses. Basic earnings per common share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period, excluding participating non-vested restricted shares.

The table below calculates the earnings per share for the year ended December 31, 2015 and 2014:

	December 31,
	2015	2014
Basic:
Net income	$86	$2,102
Distributed earnings allocated to participating securities	(11)	(20)
Undistributed income allocated to participating securities	8	(9)
Net earnings allocated to common stockholders	83	2,073

Weighted average common shares outstanding including participating securities	2,093,113	2,204,803
Less: Participating securities	(47,051)	(34,729)
Weighted-average common shares outstanding for basic	2,046,062	2,170,074

Basic earnings per common share	$0.04	$0.96

Diluted:
Net earnings allocated to common stockholders	$83	$2,073

Weighted- average common shares outstanding for basic	2,046,062	2,170,074
Add dilutive effects of assumed exercise of:
Stock options	12,451	—
Stock awards	—	—
Weighted-average common shares outstanding for diluted	2,058,513	2,170,074

Diluted earnings per common share	$0.04	$0.96

At December 31, 2015 and 2014, there were 15,375 and 1,375 anti-dilutive stock options, respectively.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 8 - EARNINGS PER SHARE (Continued)

Employee stock ownership plan shares are considered outstanding for this calculation unless unearned. At December 31, 2015 and December 31, 2014 there were 101,281 and 105,032 shares unearned from the employee stock ownership plan, respectively.

NOTE 9 - INCOME TAXES

Income tax expense (benefit) was as follows:

	2015	2014
Current
Federal	$—	$—
State	—	—
Deferred	(67)	82
Change in deferred tax asset valuation allowance	—	(1,790)

Total	$(67)	$(1,708)

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

	2015	2014

Income tax at federal statutory rate (34%)	$6	$134
Effect of:
Bank owned life insurance	(65)	(66)
State tax expense (benefit), net of federal tax effect	(9)	10
Other, net	1	4
Change in deferred tax asset valuation allowance	—	(1,790)

Total	$(67)	$(1,708)

Effective tax rate	NA	NA

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 9 - INCOME TAXES (Continued)

The net deferred tax assets included in other assets in the consolidated statements of financial condition are as follows:

	2015	2014
Deferred tax assets
Allowance for loan losses	$386	$432
Accrued expenses	725	664
Reserve for uncollectible interest	8	31
OREO valuation allowances	1	137
Unrealized gain on securities available-for-sale	142	14
Net operating loss carryforwards	1,927	1,734
Other, net	—	7
	3,189	3,019
Deferred tax liabilities
Premises and equipment	(296)	(331)
FHLB stock dividends	(93)	(127)
Deferred loan fees	(89)	(79)
Other, net	(33)	—
	(511)	(537)

Net deferred tax asset	$2,678	$2,482

At December 31, 2015 and December 31, 2014, the Company had net deferred tax assets of $2,678 and $2,482 respectively. At December 31, 2013, the net deferred tax asset was net of a $1,790 valuation allowance. The valuation allowance was recorded in 2009 due to accumulated operating losses during the three years prior to 2009. The Company could not fully rely on projected future taxable income to utilize deferred tax assets and therefore a valuation allowance was established and maintained through March 31, 2014 to the amount of net deferred tax assets that could be supported. A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more likely-than-not that some portion of the entire deferred tax asset will not be realized. The ultimate realization of a deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences responsible for the deferred tax asset become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making an assessment regarding the realizability of our deferred tax asset. Based upon the Company’s recent sustained ability to generate taxable income and projections of future taxable income over the periods in which our existing deferred tax assets, including our NOL carryforwards, is expected to become deductible, management determined that the realization of our deferred tax assets was more likely-than-not as of June 30, 2014. As a result a valuation allowance for the deferred tax asset was unnecessary at June 30, 2014. The Company recorded an income tax benefit for the year ended December 31, 2015 of $67. Excluding the reversal of the remaining deferred tax asset valuation allowance of $1,790, the Company recorded income tax expense for the year ended December 31, 2014 of $82. The amount of our deferred tax asset considered realizable, however, could be reduced in a subsequent periods if unexpected losses are realized or if estimated of future taxable income are reduced.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 9 - INCOME TAXES (Continued)

Federal income tax laws provided additional bad debt deductions through 1987 totaling $2,372.  Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $928 at December 31, 2015 and $928 at December 31, 2014.  If the Bank were liquidated or otherwise ceased to be a bank or if tax laws were to change, this amount would be expensed.  The Company files income tax returns in the U.S. federal jurisdiction and in Illinois.  The Company is no longer subject to examination by the U.S. federal tax authorities and by Illinois tax authorities for years prior to 2012.

The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

If not utilized, the federal net operating loss carryforward of $4,389 will begin to expire in 2024, and the state net operating loss carryforward of $8,509 will begin to expire in 2021.

NOTE 10 - EQUITY INCENTIVE PLANS

The Company’s 2014 Equity Incentive Plan provides for grants of stock options, stock awards, stock units, awards, performance stock awards, stock appreciations rights, and other equity-based awards to key employees and nonemployee directors. The Equity Incentive Plan provides for grants of up to 140,667 of stock options and 56,267 of stock awards. During 2015 and 2014, the Company granted stock options and stock awards. The Company recognizes stock compensation costs for services received in a share-based payment transaction over the required service period, generally defined as the vesting period.

Stock Options

For stock options, certain key employees and nonemployee directors were granted options to purchase shares of the Company’s common stock at fair value at the date of the grant (exercise price). The options become exercisable in equal installments over a five-year period from the date of grant, and they expire ten years from the date of grant. Compensation cost is determined by estimating the fair value of the option on the date of the grant using a closed form option valuation (Black-Scholes) model. Expected volatilities are based on historical volatilities of the Company’s common stock. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferrable. The risk-free interest rate for the expected term of the option is based on the U.S. treasury yield curve in effect at the time of grant. Total unrecognized compensation expense for stock options was $93 and $122 as of December 31, 2015 and 2014, respectively. Compensation expense totaled $26 and $16 for the years ended December 31, 2015 and 2014, respectively. Management expects all options to vest over the remaining vesting period of 4.4 years.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 10 - EQUITY INCENTIVE PLANS (Continued)

A summary of the activity in the stock option plan for 2015 follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Shares	Price	Term (Years)

Outstanding at beginning of year	119,507	$12.09
Granted	14,000	14.89
Exercised	(4,200)	11.99
Forfeited or expired	(16,800)	11.99

Outstanding at end of year	112,507	$12.46	8.46

Exercisable at end of year	20,799	$12.57	7.87

During the year ended December 31, 2015, 23,624 options vested. All options outstanding at December 31, 2015 and 2014 are expected to vest.

The intrinsic value related to the options exercised during 2015 was $13. The aggregate intrinsic value of options outstanding was $261 and $180 at December 31, 2015 and 2014, respectively.

Stock Awards

For stock awards, the compensation cost is based on the grant date fair value of the award (as determined by quoted market prices) and is recognized over the vesting period. The Company’s stock awards vest based on a service period of five years. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity. The Company awarded 56,267 shares of stock in May 2014 and 6,000 shares in August 2015. During the year ended December 31, 2015, there were 11,251 awards vested and 9,612 awards forfeited.  No awards were vested or forfeited during 2014. Total unrecognized compensation expense for awards was $444 and $596 as of December 31, 2015 and 2014, respectively. Compensation expense totaled $126 and $79 for the years ended December 31, 2015 and 2014, respectively. Management expects all awards to vest over the remaining vesting period of 3.6 years.

NOTE 11 - EMPLOYEE BENEFITS

The Company maintains a contributory profit sharing plan for its employees.  To be eligible to participate, an employee must have completed one year of service, be credited with 1,000 hours of service during that period, and have attained the age of 18.  Bank contributions to the plan are discretionary and determined by the Board of Directors.  Profit sharing expense was $0 and $5 for the years ended December 31, 2015 and 2014.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 11 - EMPLOYEE BENEFITS (Continued)

The Company offers a deferred compensation plan to its officers and directors.  Participants can defer (i) twenty percent (20%) of such Participant’s Base Salary; (ii) fifty percent (50%) of such Participant’s annual Bonus; (iii) and one hundred percent (100%) of such Participant’s Director’s Fees.  Deferred compensation balances earn a rate equal to two percentage points above the prime rate, as published in The Wall Street Journal.  The Company’s liability for the deferred compensation plan totaled $1,220 and $1,086 at December 31, 2015 and 2014.  Contributions were $80 and $87 for the years ended December 31, 2015 and 2014. Interest earned was $61 and $53 for the years ended December 31, 2015 and 2014. Payouts were $7 and $6 for the years ended December 31, 2015 and 2014. The assets of the plan are subject to claim of the general creditors of the Bank.

The Company sponsors nonqualified unfunded retirement plans for certain directors, which provide annual benefit payments upon their retirement.  The Company’s liability for the plans totaled $308 and $308 at December 31, 2015 and 2014.  Expenses were $0 and $14 for the year ended December 31, 2015 and 2014. There were no payments from this plan in 2015 and 2014.

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

The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank’s contributions to the ESOP and earnings on ESOP assets. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense recorded. Dividends on allocated shares increase participant accounts.

Participants receive the shares at the end of employment.  A participant may require stock received to be repurchased unless the stock is traded on an established market.  The estimated fair value of allocated shares subject to repurchase obligation and recorded in other liabilities was $994 and $909 at December 31, 2015 and 2014, respectively. Contributions to the ESOP in 2015 were $58 of which $48 was from dividends on unallocated ESOP shares. Contributions to the ESOP in 2014 were $58 of which $49 was from dividends on unallocated ESOP shares. ESOP related expense totaled $53 and $50 during 2015 and 2014.

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 13 - REGULATORY AND CAPITAL MATTERS

In 2014, capital requirements did not apply to savings and loan holding companies. Beginning in 2015, since the Company is a Small Savings and Loan Holding Company with consolidated assets under $1 billion, regulatory capital requirements apply only to the Bank. The Bank is subject to regulatory capital requirements administered by federal banking agencies.  Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations , involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators.  Failure to meet capital requirements can initiate regulatory action.  The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019.  The net unrealized gain or loss on available for sale securities, is not included in the computation of regulatory capital.  Capital amounts and ratios for December 31, 2014 are calculated using Basel I rules.  Management believes as of December 31, 2015, the Bank meets all capital adequacy requirements to which it is subject. There are no conditions or events since that notification that management believes have changed the institution’s category.

Prompt corrective action regulations provide five classifications:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.  If adequately capitalized, regulatory approval is required to accept brokered deposits.  If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.  At December 31, 2015 and 2014, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

The Bank’s actual and required capital amounts and ratios are presented below:

					To Be Well
					Capitalized
					Under Prompt
			For Capital		Corrective Action
	Actual		Adequacy Purposes		Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015
Total risk-based capital to risk-weighted assets	$28,878	33.16%	$6,967	8.0%	$8,709	10.0%
Tier I (core) capital to risk- weighted assets	27,890	32.03	5,225	6.0	6,967	8.0
Common equity Tier 1 capital to risk-weighted assets	27,890	32.03	3,919	4.5	5,661	6.5
Tier I (core) capital to adjusted total assets	27,890	13.42	8,313	4.0	10,391	5.0

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

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

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. At December 31, 2015, the Bank has $801 of retained earnings available for dividends.

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES

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

The contractual amount of financial instruments with off-balance sheet risk was as follows at year end:

	December 31, 2015		December 31, 2014
	Fixed	Variable	Fixed	Variable
	Rate	Rate	Rate	Rate

Commitments to make loans	$2,920	$—	$1,827	$221
Unused lines of credit and letters of credit	165	7,520	181	8,633

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 14 - COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Commitments to make loans are generally made for periods of 120 days or less.  At December 31, 2015, the fixed rate loan commitments have interest rates ranging from 2.50% to 4.50% and the commitments are to extend credit ranging from 12 to 30 years.

The Bank has previously sold fixed rate mortgages to Fannie Mae and Freddie Mac with and without recourse. Recourse obligations on sold loans are recorded at fair value.

	December 31, 2015		December 31, 2014
	Contract	Carrying	Contract	Carrying
	Amount	Value	Amount	Value

Loans sold with recourse	$6	$6	$8	$8

In the normal course of business, there are various outstanding contingent liabilities, such as claims and legal actions that are not reflected in the financial statements.  In the opinion of management, no material losses are anticipated as a result of these actions or claims.

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS

The following are the condensed balance sheets and statements of operations and cash flows for AJS Bancorp, Inc.

Condensed Balance Sheets

	December 31,
	2015	2014

Assets
Cash and cash equivalents	$2,543	$2,412
Investment in bank subsidiary	29,538	30,867
Loan receivable from ESOP	1,029	1,053
Other	442	416

	$33,552	$34,748

Liabilities and Stockholders’ Equity
Liabilities	$1,054	$1,535
Stockholders’ equity	32,498	33,213

	$33,552	$34,748

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

Condensed Statements of Operations

	December 31,
	2015	2014
Income:
Dividend from bank subsidiary	$1,500	—
Interest on deposits in financial institution	6	$11
Interest on ESOP loan	34	35
	1,540	46

Other expenses:
Other operating expenses	174	281

Income (loss) before income tax benefit and equity in undistributed earnings	1,366	(235)

Income tax benefit	52	204

Income (loss) before equity in undistributed net income of bank subsidiary	1,418	(31)

Equity in undistributed net income (loss) from bank subsidiary	(1,332)	2,133

Net income	$86	$2,102

(Continued)

AJS BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

(Dollars in thousands, except per share data)

NOTE 15 - PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)

Condensed Statements of Cash Flows

	December 31,
	2015	2014
Operating activities:
Net income	$86	$2,102
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in undistributed net (income) loss of bank subsidiary	1,332	(2,133)
Change in other assets and liabilities	(51)	(196)
Net cash provided by (used in) operating activities	1,367	(227)

Investing activities:
ESOP loan repayment	24	23
Net cash provided by investing activities	24	23

Financing activities:
Repurchases of common stock	(310)	(2,041)
Dividends paid on common stock	(950)	(959)
Net cash (used in) financing activities	(1,260)	(3,000)

Net change in cash and cash equivalents	131	(3,204)

Cash and cash equivalents at beginning of year	2,412	5,616

Cash and cash equivalents at end of year	$2,543	$2,412

Supplemental noncash disclosures:
Accrued dividends	$—	$540

NOTE 16 — SUBSEQUENT EVENT

On January 19, 2016, the Board of Directors announced the declaration of a quarterly cash dividend on the Company’s outstanding shares of common stock of $0.05 per share.  The dividend will be payable to stockholders of record as of February 2, 2016 and is expected to be paid on February 23, 2016.

INVESTOR INFORMATION

Annual Meeting

The Annual Meeting of Stockholders will be held at 1:00 p.m., Central Standard Time, on May 18, 2016 at the A.J. Smith Federal Savings Bank Corporate Offices located at 14757 S. Cicero Avenue, Midlothian, Illinois.

Stock Listing

AJS Bancorp, Inc. common stock is quoted on the OTC Pink Marketplace under the symbol “AJSB.”

As of March 18, 2016, there were 2,167,040 shares of AJS Bancorp, Inc. common stock outstanding (including unallocated ESOP shares) and there were approximately 351 registered holders of record.

Set forth below are the high and low prices of our common stock for 2015 and 2014.

	High	Low	Dividends
2015
Quarter ended March 31, 2015	$13.79	$13.55	$0.05
Quarter ended June 30, 2015	16.00	13.60	0.05
Quarter ended September 30, 2015	15.70	14.85	0.05
Quarter ended December 31, 2015	15.00	14.25	0.05

	High	Low	Dividends
2014
Quarter ended March 31, 2014	$12.40	$11.71	$0.05
Quarter ended June 30, 2014	12.25	11.77	0.30
Quarter ended September 30, 2014	13.75	12.25	0.05
Quarter ended December 31, 2014	13.73	13.50	0.30

Shareholder inquiries:	Transfer Agent:

AJS Bancorp, Inc.	Computershare
14757 S. Cicero Avenue	211 Quality Circle, Suite 210
Midlothian, Illinois 60445	College Station, Texas 77845
(708) 687-7400	(800) 962-4284
Attn: Thomas R. Butkus
Investor Relations

DIRECTORS AND EXECUTIVE OFFICERS

Directors of AJS Bancorp, Inc. and A.J. Smith Federal Savings Bank	Officers of AJS Bancorp, Inc.	Officers of A.J. Smith Federal Savings Bank

Thomas R. Butkus	Thomas R. Butkus	Thomas R. Butkus
Chairman of the Board, President	Chairman of the Board, President	Chairman of the Board, President
and Chief Executive Officer	and Chief Executive Officer	and Chief Executive Officer
(Principal Executive Officer)

Roger L. Aurelio	Jerry A. Weberling	Jerry A. Weberling
President and Chief Executive Officer,	Executive Vice President and	Executive Vice President and
New Supplies Company	Chief Financial Officer	Chief Financial Officer
Romeoville, Illinois	(Principal Accounting and
Financial Officer)

Raymond J. Blake	Donna J. Manuel	Donna J. Manuel
Retired Director of Research and	Corporate Secretary	Senior Vice President, Lending and
Development with Commonwealth Edison		Corporate Secretary

Richard J. Nogal		Jo Anne Cano
Law Partner with Goldstine, Skrodzki,		Vice President, Deposit Operations
Russian, Nemec and Hoff, Ltd.
Burr Ridge, Illinois		Sarah J. Rasmussen
Vice President and Controller
Michael H. Rose
Chairman and President of Location
Finders International
Mokena, Illinois